--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                   FORM 10/A-2


                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR 12(G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            LNR PROPERTY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                        65-0777234
        (STATE OR OTHER JURISDICTION OF      (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)     IDENTIFICATION NO.)

            760 NORTHWEST 107TH AVENUE
                    MIAMI, FLORIDA                   33172
     (ADDRESS OF PRINCIPAL EXECUTIVE OFFICERS)     (ZIP CODE)

       Registrant's telephone number, including area code: (305) 485-2000

       Securities to be Registered Pursuant to Section 12(b) of the Act:

            TITLE OF EACH CLASS               NAME OF EACH EXCHANGE WHICH
            TO BE SO REGISTERED              EACH CLASS IS TO BE REGISTERED
     COMMON STOCK, PAR VALUE .10 PER SHARE      NEW YORK STOCK EXCHANGE

       Securities to be Registered Pursuant to Section 12(g) of the Act:


                                      None
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              LENNAR CORPORATION

                             INFORMATION STATEMENT

                          RELATING TO DISTRIBUTION OF

                     COMMON STOCK, PAR VALUE .10 PER SHARE,

                                       OF

                            LNR PROPERTY CORPORATION

     This Information Statement and the accompanying materials are being mailed on or about October 15, 1997 to stockholders of Lennar Corporation ("Lennar"), a Delaware corporation, in connection with the distribution (the "Distribution") by Lennar to its stockholders of what will be all the outstanding common stock ("LNR Common Stock"), par value $.10 per share of LNR Property Corporation, ("LNR" and, together with its subsidiaries, the "Company"), a Delaware corporation, and the right to exchange LNR Common Stock for class B common stock, ("LNR Class B Stock"), par value $.10 per share, of LNR.

     Lennar expects the Distribution to be made on or about October 31, 1997. In the Distribution, Lennar will distribute to the holders of its common stock or its class B common stock one share of LNR Common Stock for each share of Lennar common stock and Lennar class B common stock held of record on September 2, 1997. At the same time, LNR will offer the holders of LNR Common Stock the right to exchange LNR Common Stock for LNR Class B Stock at the rate of one share of LNR Class B Stock for each share of LNR Common Stock which is exchanged. That exchange right will expire at 5:00 P.M. New York City time on November 28, 1997. After that, holders of LNR Common Stock will not be able to exchange it for, or convert it into, LNR Class B Stock. See "Right to Exchange LNR Common Stock for LNR Class B Stock" on page 19 for information about the exchange right and "Description of Capital Stock" beginning on page 43 for a description of the differences between LNR Common Stock and LNR Class B Stock.


     There currently is no public market for LNR Common Stock. LNR has applied to list the LNR Common Stock on the New York Stock Exchange (the "NYSE"), under the symbol "LNR" and expects that regular way trading on the NYSE will begin on the day the Distribution is made. With minor exceptions, LNR Class B Stock may not be transferred (although it may be converted into LNR Common Stock, which may be transferred). Because of this, the LNR Class B Stock will not be listed on any securities exchange and LNR will not apply to have it quoted on any quotation system.

     SEE "RISK FACTORS" ON PAGE 13 FOR INFORMATION ABOUT PARTICULAR RISKS WITH REGARD TO THE COMPANY.
                               ----------------

                         WE ARE NOT ASKING FOR A PROXY
                  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement does not constitute an offer to purchase or the solicitation of an offer to sell securities. But see "Right to Exchange LNR Common Stock for LNR Class B Stock" for information about the right of holders of LNR Common Stock during a limited period after the Distribution, to exchange LNR Common Stock for LNR Class B Stock.


           The date of this Information Statement is October 10, 1997.

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      -----
AVAILABLE INFORMATION  ............................................................      3
SUMMARY ...........................................................................      4
SUMMARY FINANCIAL DATA ............................................................      9
INTRODUCTION  .....................................................................     10
RISK FACTORS  .....................................................................     13
 Limited Relevance of Historical Financial Information  ...........................     13
 Absence of History as a Stand-Alone Group  .......................................     13
 Risk of Leveraged Investment Activities ..........................................     13
 Cyclical Nature of the Business   ................................................     13
 No Corporate Borrowing Arrangements  .............................................     14
 No Access to Lennar Credit Support   .............................................     14
 Guaranty of Lennar Net Worth   ...................................................     14
 Indemnification of Lennar in Case the Distribution is not Tax-Free ...............     15
 Absence of a Prior Public Market for LNR Common Stock  ...........................     15
 Possibility of Substantial Sales of LNR Common Stock   ...........................     16
 Antitakeover Effects of LNR Class B Stock  .......................................     16
 Unavailability of Pooling of Interests Method ....................................     16
THE DISTRIBUTION ..................................................................     17
 Background of and Reasons for the Distribution   .................................     17
 Terms of the Distribution   ......................................................     17
 Certain Federal Income Tax Consequences of the Distribution  .....................     18
 Listing and Trading of LNR Stock  ................................................     18
RIGHT TO EXCHANGE LNR COMMON STOCK FOR LNR CLASS B STOCK   ........................     19
CAPITALIZATION   ..................................................................     20
DIVIDEND POLICY  ..................................................................     20
SELECTED FINANCIAL DATA   .........................................................     21
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS .........................................................     22
 Overview  ........................................................................     22
 Results of Operations ............................................................     23
 Financial Condition, Liquidity and Capital Resources   ...........................     26
BUSINESS   ........................................................................     28
 Overview  ........................................................................     28
 Commercial and Multi-Family Residential Rental Real Estate   .....................     29
 Portfolios of Commercial Mortgage Loans and Owned Real Estate   ..................     30
 Special Servicing with Regard to Commercial Mortgage Backed Securities ("CMBS")        30
 Commercial Lending ...............................................................     31
 Lennar Land Partners  ............................................................     32
 Regulation   .....................................................................     33
 Employees ........................................................................     33
 Competition  .....................................................................     33
 Legal Proceedings  ...............................................................     34
 Properties   .....................................................................     34

                                                     PAGE
                                                     -----
MANAGEMENT .......................................    35
 Directors and Executive Officers of LNR .........    35
 Annual Meeting  .................................    36
 Stock Ownership .................................    37
 Executive Compensation   ........................    38
RELATIONSHIPS BETWEEN LNR AND LENNAR  ............    40
 The Separation and Distribution Agreement  ......    40
 The Land Partnership  ...........................    42
 Other Relationships   ...........................    43
DESCRIPTION OF CAPITAL STOCK .....................    43
 Preferred Stock .................................    43
 Common Stock ....................................    43
 Class B Stock  ..................................    44
INDEMNIFICATION OF DIRECTORS AND OFFICERS   ......    44
PRO FORMA FINANCIAL DATA  ........................    45

                             AVAILABLE INFORMATION

     LNR has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form 10 (the "Registration Statement") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the LNR Common Stock. This Information Statement does not contain all the information included in the Registration Statement and the exhibits and supplements to it. For further information, reference is made to the Registration Statement and the exhibits and schedules to it. Copies of those documents may be inspected without charge at the principal office of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048; Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Suite 1100, Los Angeles, California 90036. Copies of all or any part of the Registration Statement may be obtained from the Commission upon payment of the charges prescribed by the Commission. Copies also can be obtained from the Commission's Web Site (http://www.sec.gov).

     Following the Distribution, LNR will be required to comply with the reporting requirements of the Exchange Act and will file annual, quarterly and other reports with the Commission. LNR will also be subject to the proxy solicitation requirements of the Exchange Act, and, accordingly, will furnish audited financial statements to its stockholders in connection with its annual meetings of stockholders. Upon the listing of the LNR Common Stock on the New York Stock Exchange, LNR will be required to file copies of those reports and proxy statements and other information with the New York Stock Exchange. They then can be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     NO PERSON IS AUTHORIZED BY LENNAR OR LNR TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY LENNAR, LNR OR ANY OTHER PERSON.

                                    SUMMARY

     THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION SET FORTH ELSEWHERE IN THIS INFORMATION STATEMENT, INCLUDING THE DISCUSSION UNDER THE CAPTION "RISK FACTORS."

Distributing Company ..........  Lennar Corporation ("Lennar").

Company to be Distributed......  LNR Property Corporation ("LNR", and together with its subsidiaries, the "Company"). Lennar formed LNR in June 1997 and has contributed to LNR the Lennar subsidiaries which have been engaged in its real estate investment and management business, as well as some assets of other subsidiaries which were used in that business and cash, which will be used primarily to reduce indebtedness relating to assets of the Company. The pro forma consolidated net worth of LNR and its subsidiaries at May 31, 1997 was $542.5 million. The pro forma total indebtedness of LNR and its subsidiaries at that date was $321.2 million.

Shares to be Distributed ......  Approximately 36,000,000 shares of LNR Common
                                 Stock which will be the only LNR Common Stock which is outstanding immediately following the Distribution. At least 9,930,030 of these shares will be exchanged for LNR Class B Stock.

Distribution Ratio ............  One share of LNR Common Stock for each share of Lennar common stock or class B common stock. Lennar stockholders will not be required to make any payment for the LNR stock or to surrender or exchange their Lennar stock in order to receive LNR stock.

Exchange Right ................  An LNR stockholder will have the right, during a limited period, to exchange LNR Common Stock for LNR Class B Stock at the rate of one share of LNR Class B Stock for each share of LNR Common Stock which is exchanged. THE RIGHT TO EXCHANGE LNR COMMON STOCK FOR LNR CLASS B STOCK WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON NOVEMBER 14, 1997. See "Right to Exchange LNR Common Stock for LNR Class B Stock."
Difference Between LNR
 Common Stock and LNR
 Class B Stock ................  The LNR Common Stock is identical with the
                                 LNR Class B Stock, except that (a) the Class B Stock is entitled to ten votes per share, while the Common Stock is entitled to one vote per share, (b) the per share cash dividends paid with regard to the Class B Stock in a year may not be more than 90% of the per share cash dividends, if any, paid with regard to the Common Stock in that year, (c) the Class B Stock cannot be transferred, except to close relatives of the holder, fiduciaries for the holder or close relatives, or entities of which the holder and close relatives are majority owners, (d) Class B Stock may be converted into Common Stock, but Common Stock may not be converted into Class B Stock, and (e) amendments to LNR's Certificate of Incorporation which affect the Common Stock or the Class B Stock must be approved by holders of a majority of the Common Stock, as well as by holders of a majority in voting power of both classes combined. Also, under Delaware law, amendments to LNR's Certificate of Incorporation which change the number of authorized shares or par value of Class B Stock, or adversely affect the Class B Stock, must be approved by the holders of the Class B Stock.

Distribution Record Date ......  LNR shares will be distributed to holders of
                                 Lennar common stock and Lennar class B common stock of record at the close of business on September 2, 1997 (the "Distribution Record Date").

Federal Income
 Tax Consequences..............  Lennar has received a ruling from the Internal
                                 Revenue Service ("IRS") to the effect that for United States Federal income tax purposes no gain or loss will be recognized by Lennar or by Lennar's stockholders as a result of the Distribution. Lennar stockholders are urged to consult their own tax advisors as to the specific tax consequences of the Distribution to them. See "Certain Federal Income Tax Consequences of the Distribution."

Risk Factors ..................  Several important factors concerning LNR and the Distribution are discussed under "Risk
                                 Factors." These risk factors include (1) the limited relevance of historical financial information about LNR and its subsidiaries, (2) the absence of any history of LNR and its subsidiaries as a stand-alone group, (3) the risks inherent in the types of leveraged real estate related investment activities in which the Company will be engaged, (4) the effects upon the Company of the cyclical nature of markets for various types of real estate, (5) the fact that LNR has not yet arranged corporate credit lines, (6) the fact that after the Distribution, the Company will no longer have access to Lennar's credit lines, Lennar guarantees of indebtedness or Lennar's cash flows, (7) a guaranty that Lennar's consolidated net worth at the time of its merger with Pacific Greystone Corporation (the "Pacific Greystone Merger") will be $200 million plus an amount approximating the anticipated earnings of Lennar and its homebuilding subsidiaries from August 31, 1997 to the Effective Time of the Pacific Greystone Merger, (8) an agreement to indemnify Lennar against any amounts it would have to pay if, even though the Internal Revenue Service has ruled that the Distribution will be tax-free, it were ultimately determined that the Distribution is not tax-free (other than because of actions taken by Lennar after the Pacific Greystone Merger), (9) the absence of a prior public market for LNR Common Stock,
                                 (10) the possibility that there might be substantial sales of LNR Common Stock shortly after the Distribution, (11) the anti-takeover effects of Leonard Miller's ownership of LNR Class B Stock and (12) the fact that the issuance of the Class B Stock may preclude LNR from accounting for business combinations using the "pooling of interests" method.

Background of and Reasons
 for the Distribution..........  Although Lennar was originally a homebuilder, at least since 1991, it has had an active real estate investment and management business. Nonetheless, most of the analysts who regularly report about Lennar are homebuilding company specialists. As a result, Lennar has had to maintain financial statement ratios, including a consolidated debt to equity ratio, which are customary for a homebuilder, and has been unable to seek the type of borrowing leverage which is normal for a business like its real estate investment and management business. Putting the real estate investment and management business into a separate company should substantially enhance the ability of the real estate investment and management business to use borrowings to increase the size of its real estate asset portfolio. Also, Lennar believes the price of its stock has not reflected the full value of its real estate investment and management business. Therefore, Lennar has been unwilling to use stock to acquire other companies. Lennar will be willing to use stock for acquisitions after the Distribution. It has agreed to acquire Pacific Greystone Corporation, a New York Stock Exchange listed homebuilding company, in a stock merger which will not take place unless and until the Distribution is completed. After the Distribution, LNR also will be able to use its stock to make acquisitions if it chooses to do so (although it has no acquisition transactions pending in which it would use stock). In addition, it will be able to give employees involved in the real estate investment and management business stock based incentives and other incentives based on that business alone. See "The
                                 Distribution--Background and Reasons for the
                                 Distribution."

Trading Market ................  There currently is no public market for LNR
                                 Common Stock. LNR has applied to list the LNR Common Stock on the New York Stock Exchange ("NYSE") under the symbol "LNR" and expects that trading on the NYSE will begin on the day the Distribution takes place.

Distribution Date..............  Expected to be October 31, 1997 (the
                                 "Distribution Date"). Commencing on or about the Distribution Date, Lennar will mail share certificates or arrange book-entry credits for shares of LNR Common Stock to persons who held Lennar common stock or Lennar class B common stock on the Distribution Record Date. Lennar stockholders will not be required to make any payment or to take any other action to receive the LNR stock. See "The Distribution--Manner of Effecting the Distribution."

Conditions to the
 Distribution..................  The Distribution is conditioned upon, among other things, (a) Lennar's having received a ruling from the IRS (which Lennar has received) to the effect that the Distribution qualifies as a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"); (b) all required governmental approvals of the Distribution, if any, having been obtained; (c) the LNR Common Stock to be distributed in the Distribution having been authorized for listing on the NYSE; and (d) no court order enjoining the Distribution being in effect and no governmental proceeding being pending which is reasonably likely to result in material penalties against Lennar or LNR as a result of the Distribution. These first two conditions have been satisfied and Lennar and LNR expect the other two conditions to be satisfied. Also, the conditions may be waived by Lennar and LNR. Regardless of whether these conditions are satisfied, Lennar has reserved the right to abandon, defer or modify the Distribution at any time prior to the Distribution Date.

                                 Lennar has agreed to merge with Pacific
                                 Greystone Corporation, another homebuilder.
                                 Although completion of that merger is not a condition to the Distribution, the fact that the merger would take place was an important element in the IRS ruling that the Distribution qualifies as a tax-free distribution. Therefore, if the Pacific Greystone merger does not take place, either the Distribution will have to be deferred until a revised ruling which does not refer to that merger is obtained (which may not be possible) or the Distribution will be abandoned. One of the conditions to Pacific Greystone's obligations to complete the merger is that the indebtedness of LNR and and its subsidiaries for which Lennar or its subsidiaries are primarily or contingently liable after the Distribution will not exceed $50 million. That is also a condition to the post-Distribution bank financing which Lennar has arranged. At August 31, 1997, the indebtedness which will be that of LNR and its subsidiaries for which Lennar was primarily or secondarily liable totaled $315.2 million. By September 15, 1997 this had been reduced to approximately $200 million. Some of that indebtedness will be repaid at or prior to the Distribution and LNR is trying to have Lennar or its subsidiaries released from their obligations with regard to the remainder of the indebtedness, primarily by substituting LNR or its subsidiaries as guarantors or obligors.

Management of LNR..............  The executive officers of LNR immediately following the Distribution will be persons who currently are involved in senior positions in Lennar's real estate investment and management business or related aspects of its finance business. See "Management."

Intercompany Agreements........  LNR and Lennar have entered into a Separation and Distribution Agreement. They will also enter into an agreement relating to the sharing of computers and related equipment and computer service personnel for up to a year. The Company may enter into agreements regarding Lennar's continuing to provide construction management with regard to four commercial projects which currently are under way and Lennar's servicing of residential mortgage loans held by LNR. Also, Lennar leases office space from the Company. See "Relationships between LNR and Lennar."

Post-Distribution Dividend
 Policy........................  LNR expects to adopt a dividend policy after the Distribution. However, adoption of that policy, and the declaration of specific dividends, will be at the discretion of the LNR's Board of Directors. See "Dividend Policy."

Transfer Agent and Registrar ..  BankBoston, N.A. will be the Transfer Agent and Registrar for the LNR Common Stock. Unless a large number of stockholders exchange LNR Common Stock for LNR Class B Stock during the limited period they have the right to do so (see "Right to Exchange LNR Common Stock for LNR Class B Stock"), there will not be a transfer agent (other than LNR itself) or registrar for LNR's Class B Stock.

Anti-Takeover Effects..........  Leonard Miller (one of the founders of
                                 Lennar) will elect to receive 9,930,030 shares of LNR Common Stock he receives, through family partnerships, in the Distribution for 9,930,030 shares of LNR Class B Stock. Mr. Miller's ownership of that LNR Class B Stock, which has substantially greater voting rights than LNR's Common Stock (which is the only LNR stock which will be tradable), would likely have the effect of discouraging non-negotiated tender offers or other types of non-negotiated takeovers, if any were contemplated. See "Risk
                                 Factors--Anti-Takeover Effects of LNR Class B Stock."

                             SUMMARY FINANCIAL DATA

     The following table presents selected combined financial data regarding LNR and its subsidiaries. The information set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements included elsewhere in this Information Statement.

     During the periods to which the following financial information relates, LNR and its subsidiaries were subsidiaries of Lennar. The combined financial statements of the Company have been prepared and are presented to reflect the Company as a separate combined group for all periods presented and have been extracted from the financial statements of Lennar using Lennar's historical results of operations and historical cost basis of its assets and liabilities which are used in the businesses being operated by the Company (including some assets and liabilities which were not recorded as belonging to current LNR subsidiaries, but which were used primarily in connection with their businesses). Expenses which related both to the businesses operated by the Company and the businesses retained by Lennar have been allocated on a basis which both Lennar and the Company believe is reasonable. However, the expenses allocated to the Company are not necessarily the same as those the Company would have incurred if it had operated independently, and in general, the results of operations reflected in the combined financial statements of LNR and its subsidiaries are not necessarily the same as those which would have been realized if the Company had been operated independently of Lennar during the periods to which those financial statements relate.

                                 SIX MONTHS ENDED
                                      MAY 31,                      YEARS ENDED NOVEMBER 30,
                               --------------------- ------------------------------------------------------
                                  1997       1996       1996       1995       1994       1993        1992
                               ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                         (DOLLARS IN THOUSANDS)
RESULTS OF
OPERATIONS
Revenues .....................   $101,104   $ 84,672   $175,692   $155,212   $114,252   $ 63,073   $ 48,814
Operating income  ............     56,316     49,882     97,980     81,099     58,881     32,399     20,511
Earnings before income
  taxes  .....................     43,115     39,890     77,467     66,407     53,193     29,021     17,653
Net earnings   ...............     26,300     24,333     47,255     40,508     32,498     18,574     11,344
FINANCIAL POSITION
(End of Period)
Total assets   ...............    793,092    721,076    752,968    652,400    547,722    310,355    205,794
Total debt  ..................    369,965    303,347    354,406    252,256    119,935     34,163     42,733
Parent Company investment  ...    384,143    390,849    367,048    370,903    396,403    266,965    155,606

     Pro forma financial information, giving effect to contributions to the capital of the Company by Lennar in connection with the Distribution and reflecting the Company's expected contribution to Lennar Land Partners, appears under the caption "Pro Forma Financial Data."

                                  INTRODUCTION

     LNR operates a real estate investment and management business which engages principally in (i) developing, acquiring and actively managing commercial and residential multi-family rental real estate, (ii) acquiring, itself or through partnerships which it manages, portfolios of commercial mortgage loans and properties and providing workout, property management and asset sale services with regard to the portfolio assets, (iii) acting as special servicer with regard to commercial mortgage pools which are the subject of commercial mortgage backed securities ("CMBS"), (iv) acquiring unrated and rated CMBS issued with regard to commercial mortgage pools as to which the Company acts as special servicer, and (v) making mortgage loans to companies and individuals engaged in commercial real estate activities and to developers and builders of residential communities.

     LNR was formed by Lennar in June 1997 to separate Lennar's homebuilding business from its real estate investment and management business. Lennar has transferred to LNR the subsidiaries, and some additional assets, which formerly had been grouped as Lennar's Investment Division, as well as the portions of its Financial Services Division which were involved in commercial mortgage lending and investments (but not the portions of its Financial Services Division which were involved in lending to homeowners, servicing residential mortgages or providing services to home buyers or homeowners). LNR's stock is being distributed to Lennar's stockholders in a tax-free spin-off, as described below. Activities conducted by Lennar, as predecessor to the Company, of the type currently being conducted by the Company are treated below as historical activities of the Company.

     Lennar and LNR have entered into an agreement (the "Separation and Distribution Agreement") under which they have agreed that at least until December 2002, Lennar and its homebuilding (including home mortgage) subsidiaries will not engage in the businesses in which the Company currently is engaged and the Company will not engage in the businesses in which Lennar and its homebuilding subsidiaries currently are engaged (except in limited areas in which the activities, or currently anticipated activities, of the two groups overlap). The Separation and Distribution Agreement also contains provisions regarding the mechanics of the Distribution, conditions to the obligations of Lennar and LNR to carry out the Distribution, sharing of tax expense and the terms of any transactions (including loans) between the Company, on the one hand, and Lennar and its homebuilding subsidiaries, on the other. In the Separation and Distribution Agreement, LNR agrees to indemnify Lennar against any costs it may suffer if it ultimately is determined, other than because of actions taken by Lennar after its merger with Pacific Greystone Corporation (the "Pacific Greystone Merger"), that the Distribution was not tax-free to Lennar and to its stockholders under the Code, including taxes, interest and penalties which may be due from Lennar and costs of any stockholder litigation or controversies. Lennar believes it is extremely unlikely that, despite the fact that it has issued a ruling that the Distribution is tax-free, the IRS would argue successfully that the Distribution is not tax-free. However, if it were determined after the Distribution takes place that the Distribution is not tax-free, the Distribution would result in taxable gain to Lennar equal to the difference between its basis in LNR and the fair market value of LNR at the time of the Distribution, and would result in taxable dividend income to at least most of the Lennar stockholders equal to the fair market value of the LNR stock they receive in the Distribution.

     The Distribution will be carried out by Lennar's distributing to holders of its common stock and its class B common stock one share of LNR Common Stock for each share of Lennar common stock or Lennar class B common stock held of record on the Distribution Record Date, and LNR's then giving the holders of the LNR Common Stock the right to exchange, on or before November 28, 1997, shares of LNR Common Stock for the same number of shares of LNR Class B Stock. See "Right to Exchange LNR Common Stock for LNR Class B Stock." Lennar has received a ruling from the IRS that the transaction will be a tax-free spin-off for Federal income tax purposes. See "Certain Federal Income Tax Consequences of the Distribution."

     LNR's Class B Stock will be identical with its Common Stock, except that
(a) each share of Class B Stock will be entitled to ten votes on each matter, while each share of Common Stock will be entitled to one vote, (b) the cash dividends paid with regard to a share of Class B Stock in a year cannot be more than 90% of the cash dividends paid with regard to a share of Common Stock in that year, (c) the Class B Stock cannot be transferred, except to close relatives of the Class B stockholder, fiduciaries for the Class B stockholder or for close relatives, or entities of which the Class B stockholder or close relatives are majority owners, (d) Class B Stock may at any time be converted into Common Stock, but Common Stock may not be converted into Class B Stock, (e) amendments to LNR's Certificate of Incorporation relating to its Common Stock or Class B Stock require the approval of holders of a majority of the shares of Common Stock which are voted with regard to them, as well as holders of a majority in voting power of the shares of both classes combined, and (f) under Delaware law, amendments to LNR's Certificate of Incorporation which change the authorized shares or par value of the Class B Stock or would adversely change the powers, preferences or special rights of the holders of the Class B Stock would require approval of the holders of the Class B Stock voting as a separate class.

     Leonard Miller, the Chairman of the Board of Lennar, holds through family partnerships 9,930,030 shares of Lennar class B common stock and 9,197 shares of Lennar common stock, which is approximately 27.6% of all the outstanding Lennar stock (and is 99.6% of the outstanding Lennar class B common stock). Therefore, he is entitled to approximately 79% of the votes which can be cast by the holders of both classes of Lennar stock voting together. Mr. Miller has stated he intends to exchange the LNR Common Stock he receives for his Lennar class B common stock for LNR Class B Stock. If Mr. Miller were the only Lennar stockholder to elect to receive LNR Class B Stock, he would be entitled to approximately 79% of the votes which can be cast by holders of LNR Common Stock and LNR Class B Stock combined. While all holders of LNR Common Stock will have the right, during a limited period, to exchange LNR Common Stock for LNR Class B Stock, because the holders of LNR Class B Stock will receive lower per share dividends than the holders of LNR Common Stock (if there are any dividends) and the LNR Class B Stock must be converted into LNR Common Stock before it can be transferred (other than to close relatives of the Class B stockholder, or fiduciaries for, or entities majority-owned by, the Class B stockholder or close relatives), Lennar believes it is unlikely many holders of LNR Common Stock will elect to exchange LNR Common Stock for LNR Class B Stock, and it is likely that most, if any, people other than Leonard Miller who elect to exchange LNR Common Stock for LNR Class B Stock will relatively soon convert the LNR Class B Stock into LNR Common Stock in order to be able to sell it or otherwise dispose of it. Mr. Miller has no current intention of converting any significant number of shares of LNR Class B Stock into LNR Common Stock, although he would be free to do so at any time. In connection with Lennar's request for the IRS ruling that the Distribution will be tax-free, Mr. Miller represented that neither he nor the family partnerships through which he holds his Lennar class B common stock (and through which he will hold his LNR Class B Stock) has any plan or intention to sell any Class B Stock of either Lennar or LNR, other than transfers to or among family partnerships or to charities or friends totaling not more than 50,000 shares of either corporation in any year.

     Although the distribution of stock to the Lennar stockholders will end Lennar's ownership of the Company, and therefore make the Company legally independent of Lennar, there will continue to be substantial relationships between Lennar and the Company. Principal among these will be indemnifications by LNR of Lennar under the Separation and Distribution Agreement against, among other things, liabilities not related to Lennar's homebuilding business and tax and other liabilities if it were determined that the Distribution is not tax-free. The relationships between Lennar and the Company also will include
(a) initially the stockholders of LNR will be the same persons as the stockholders of Lennar, (b) even after there have been changes in the ownership of the common stock of Lennar and of LNR, it is expected that Leonard Miller will have voting control of both companies through his ownership of class B common stock of both companies, (c) Stuart Miller will be the chief executive officer of Lennar and the Chairman of the Board of LNR, (d) Leonard Miller will be the Chairman of the Board of Lennar and a director of LNR, (e) Steven Saiontz, the Chief Executive Officer of LNR, will be a director of Lennar, (f) LNR and Lennar will each own 50% of Lennar Land Partners (a partnership which will be managed by Lennar and will own primarily properties suitable for residential developments which are acquired from Lennar or at Lennar's suggestion, and as to which in many instances Lennar will have purchase options), (g) Lennar leases some office space from LNR,

(h) LNR and Lennar will, for up to one year after the Distribution, share some computers and related equipment and computer service personnel, (i) Lennar may continue to provide the services of four of its employees to oversee construction of four commercial properties which will be owned by the Company until construction of those properties is completed and (j) Lennar may service some residential mortgages for the Company. See "Relationships Between LNR and Lennar."

     Lennar stockholders who have questions about the Distribution should call Lennar at (305) 448-5634, Monday through Friday, 9:00 a.m. to 5:30 p.m. (Eastern time). After the Distribution Date, LNR stockholders may address questions to LNR Investor Relations during normal business hours at 760 Northwest 107th Avenue, Miami, Florida 33172, or by telephone at (305) 485-2000.

     NO ACTION IS REQUIRED BY A LENNAR STOCKHOLDER IN ORDER TO RECEIVE LNR COMMON STOCK IN THE DISTRIBUTION.

     ANYONE WHO RECEIVES LNR COMMON STOCK AND WISHES TO EXCHANGE IT FOR CLASS B STOCK MUST DELIVER CERTIFICATES REPRESENTING THE LNR COMMON STOCK (OR CONFIRMATION OF BOOK ENTRY TRANSFER OF THE LNR COMMON STOCK) AND A COMPLETED LETTER OF TRANSMITTAL TO BANKBOSTON, N.A., AS EXCHANGE AGENT, AT ONE OF THE ADDRESSES LISTED BELOW, NOT LATER THAN 5:00 P.M., NEW YORK CITY TIME ON NOVEMBER 28, 1997. SEE "RIGHT TO EXCHANGE LNR COMMON STOCK FOR LNR CLASS B STOCK."

                           BANKBOSTON, EXCHANGE AGENT

         BY MAIL:                                      BY OVERNIGHT COURIER:
     BANKBOSTON, N.A.                                    BANKBOSTON, N.A.
   C/O BOSTON EQUISERVE                                C/O BOSTON EQUISERVE
      P.O. BOX 1889                                      150 ROYALL STREET
    MAIL STOP 45-02-53                                  MAIL STOP 45-02-53
BOSTON, MASSACHUSETTS 02105                         CANTON, MASSACHUSETTS 02021

                                    BY HAND:
                      BANCBOSTON TRUST COMPANY OF NEW YORK
                             55 BROADWAY, 3RD FLOOR
                               NEW YORK, NEW YORK

                                  RISK FACTORS

     There are a number of factors about the Company of which investors should be particularly aware. They are as follows:

LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

     The historical financial information about the Company included in this Information Statement relates to periods when the entities which currently constitute the Company were subsidiaries of Lennar. The Company's results of operations during those periods are not necessarily the same as they would have been if LNR and its subsidiaries had operated as a separate, stand-alone group during those periods. Also, LNR intends to take a number of steps after the Distribution which should affect the results of the Company's operations, and could significantly increase the level of its borrowings. While LNR will take steps with a view of increasing the Company's earnings, these steps may not accomplish this improvement and could have a negative effect upon the Company. See "Risk of Leveraged Investment Activities."

ABSENCE OF HISTORY AS A STAND-ALONE GROUP

     LNR and its subsidiaries have never operated as a stand-alone group of companies. Therefore, its general and administrative costs, its cost of borrowings and other costs may differ from those reflected in its historical financial statements. In addition, it will have to arrange its own corporate credit lines. Also, although its senior executive officers currently hold senior positions in Lennar's real estate investment and management business or related aspects of its finance business, none of them has been engaged in managing a public parent company (except that LNR's Chairman of the Board, who will not be a full time employee, has for a number of years been a senior executive officer of Lennar and has since April 1997 been the chief executive officer of Lennar).

RISK OF LEVERAGED INVESTMENT ACTIVITIES

     One of the reasons for separating LNR and its subsidiaries from Lennar is to enable the Company to increase its borrowings and therefore increase the investments it can make. While increased borrowing leverage can substantially increase the Company's earnings potential, it also will expose the Company to increased risks if because of changes in market conditions, changes in interest rates or for any other reason, the value of its investment assets declines.

CYCLICAL NATURE OF THE BUSINESS

     Most aspects of the United States real estate markets are cyclical. To some extent, the cycles for different types of real estate assets (such as for single family homes and for office buildings) are different. However, all aspects of the real estate markets are affected by interest rates, with the value of various types of real estate tending to decline relative to non-real estate assets when interest rates are high. All aspects of the real estate markets also may be affected by changes in the economy in general. Because a significant portion of the Company's business has involved acquiring distressed mortgages, properties and real estate related securities at discounted prices, periods of low real estate values have in the past provided growth opportunities for the Company. However, although future periods of poor real estate markets may provide additional acquisition opportunities for the Company, they also may seriously impair the value of the assets the Company already holds and the Company's ability to dispose of assets at prices which are acceptable to it.

     In accordance with the Company's strategy of trying to enhance the value of assets it acquires and sell those assets at prices which reflect the enhanced values, during periods when real estate markets are strong, the Company tends to accelerate the rate at which it sells assets. Conversely, when real estate markets are strong, there may be fewer opportunities for the Company to acquire assets at prices which are likely to generate the combination of yield and appreciation in value which the Company seeks.

While the Company believes there are attractive investment opportunities even when real estate markets are strong (for example, during 1997, it has made several investments in development or redevelopment projects, which should benefit from a strong real estate market), the Company's rate of asset acquisitions during periods of strong real estate markets may be slower than it is during periods of weaker real estate markets.

NO CORPORATE BORROWING ARRANGEMENTS

     Although LNR expects to arrange credit lines based on its consolidated creditworthiness which can be used to acquire assets or for general corporate purposes, it has not yet done so. Currently, the Company has leveraged a number of its investments by borrowing against the security of particular assets. However, in periods of weaker real estate markets, lenders may be less willing to lend against the collateral of some types of assets in which the Company invests than they are in periods of strong real estate markets. Further, many of the loans collateralized by specific assets are guaranteed by Lennar, and Lennar will not be guaranteeing the Company's borrowings after the Distribution (except to the extent of a limited amount of pre-Distribution guarantees which are not discharged by the time of the Distribution). The Company expects to have a consolidated net worth at the time of the Distribution of more than $550 million, and believes it will be able to arrange significant credit lines based on this net worth and the Company's expected cash flows. However, because opportunities for the Company to acquire the types of assets it seeks increase during downturns in the real estate markets but those are the periods when the Company is likely to find it difficult to borrow against particular assets it is acquiring, the Company's long term performance could be seriously impeded if it were unable to arrange credit lines based upon its consolidated creditworthiness.

NO ACCESS TO LENNAR CREDIT SUPPORT


     Throughout its history, the Company has had access to Lennar's corporate credit lines, Lennar has guaranteed many of the obligations the Company has incurred in purchasing specific assets (including obligations under repurchase obligations incurred to finance purchases of CMBS's), and creditors have been able to look to Lennar's cash flows, as well as those of the Company, to satisfy Company indebtedness guaranteed by Lennar (although, during 1996 and 1995, the Company made net distributions of $53.2 million and $71.8 million to Lennar). After the Distribution, the Company no longer will have access to Lennar's corporate credit lines or cash flows, and Lennar will no longer guaranty indebtedness of the Company. Further, the agreement relating to the Pacific Greystone Merger (the "Greystone Merger Agreement"), and the new credit lines Lennar has arranged to take effect after the Distribution, both require that by the time of the Distribution the indebtedness of the Company for which Lennar or its subsidiaries will be primarily or contingently liable after the Distribution be reduced to not more than $50 million (at September 15, 1997, indebtedness of that type totaled approximately $200 million). LNR believes the consolidated net worth of LNR and its subsidiaries (which is expected to exceed $550 million at the time of the Distribution, compared with a consolidated net worth of Lennar and its subsidiaries of $200 million at that time), its cash flow, and the fact that there are active markets for many of the types of assets it acquires, should enable the Company to obtain the credit lines it will need to finance its contemplated activities. Indeed, a desire to increase the Company's borrowing capability is one of the reasons for the Distribution. See "Background of and Reasons for the Distribution." Nonetheless, LNR has not yet arranged corporate credit lines (although it is in the process of doing so), and the credit considerations relating to the Company are very different from those relating to Lennar. Those credit considerations may affect both the availability and the cost of credit to the Company.


GUARANTY OF LENNAR NET WORTH

     It is contemplated that the assets and liabilities of Lennar and its subsidiaries will be divided between LNR and its subsidiaries and Lennar and its homebuilding subsidiaries so (i) Lennar and its homebuilding subsidiaries will, at the time of the Pacific Greystone Merger, have a net worth (with specified adjustments) of $200 million plus an amount approximating the anticipated earnings of Lennar and its homebuilding subsidiaries from August 31, 1997 to the Effective Time of the Pacific Greystone Merger, and (ii) the remaining net worth of Lennar and its subsidiaries (which is expected to exceed $550 million) will be transferred to LNR and its subsidiaries. The Greystone Merger Agreement provides for an audit of the balance sheet of Lennar immediately before the Effective Time of the Pacific Greystone Merger, and the Separation and Distribution Agreement provides that to the extent it is determined that Lennar's net worth at the Effective Time of the Pacific Greystone Merger (as adjusted) was less than the required amount, LNR will have to make a payment to Lennar equal to the amount of the deficiency plus interest at 10% per annum. On the other hand, to the extent Lennar's net worth at the Effective Time of the Pacific Greystone Merger is more than the required amount, Lennar will make a payment to LNR equal to the excess amount plus interest at 10% per annum. While Lennar will attempt to divide its assets and liabilities between LNR and its subsidiaries and Lennar and its homebuilding subsidiaries so the net worth of Lennar and its homebuilding subsidiaries at the Effective Time of the Pacific Greystone Merger will be very close to the required amount, if because of period-end adjustments or otherwise, it eventually is determined that the net worth of Lennar and its homebuilding subsidiaries at the Effective Time of the Pacific Greystone Merger was substantially less than the required amount, LNR could be required to make a significant payment to Lennar.

INDEMNIFICATION OF LENNAR IN CASE THE DISTRIBUTION IS NOT TAX-FREE

     The Separation and Distribution Agreement provides that if it is ultimately determined that the Distribution did not qualify as a transaction in which the LNR stock distributed to the Lennar stockholders does not result in income or gain to the Lennar stockholders and does not require Lennar to recognize income or gain, other than because of actions taken by Lennar after completion of the Pacific Greystone Merger, and as a result Lennar incurs any liabilities for taxes, interest or penalties to any taxing jurisdiction which it would not have incurred if the Distribution had been tax-free, LNR will pay Lennar an amount equal to the liabilities incurred for taxes, interest and penalties as a result of the Distribution and all related accounting, legal and professional fees, as well as any costs, expenses or damages Lennar incurs as a result of stockholder litigation or controversies because the Distribution is not tax-free. Lennar has obtained a ruling from the Internal Revenue Service that the Distribution will be tax-free. Lennar believes that, because the Internal Revenue Service issued that ruling, the possibility that the Internal Revenue Service will subsequently assert that the Distribution was not tax-free and will be successful in that assertion is very small. However, if it were determined that the ruling was issued on the basis of an inaccurate statement of facts, or if events occur which Lennar or its principal stockholder had stated to the Internal Revenue Service would not occur, the Internal Revenue Service could ignore the ruling and seek to demonstrate that the Distribution was not tax-free. If it were determined that the Distribution was not tax-free, Lennar could be taxed on the entire amount by which the fair value of LNR at the time of the Distribution exceeds Lennar's basis in the stock of LNR. LNR would be required to reimburse Lennar for the Federal tax on this amount (probably at a tax rate of 35%), plus interest and any penalties Lennar is required to pay to the Internal Revenue Service, as well as any state or other taxes resulting from the Distribution. This could require LNR and its subsidiaries to dispose of substantial portions of their assets, and could substantially impair the ability of LNR and its subsidiaries to conduct their activities as they expect to conduct them.

ABSENCE OF A PRIOR PUBLIC MARKET FOR LNR COMMON STOCK

     There currently is no public market for LNR's Common Stock. Although LNR has applied to list its Common Stock on the New York Stock Exchange, there is no historical basis for predicting the prices at which the LNR Common Stock will trade or how actively it will be traded. Also, until the LNR Common Stock is fully distributed and an orderly trading market develops, the prices at which the LNR Common Stock trades may fluctuate more than will subsequently be the case.

     The prices at which LNR Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the Company's performance and prospects, the depth and liquidity of the market for LNR's Common Stock, investor perception of LNR and of the commercial real estate industry, LNR's dividend policy, general financial and other market conditions, and United States economic conditions generally.

     Because of the limitations on transfers of LNR Class B Stock, no trading market in LNR's Class B Stock should develop. Any owner of LNR Class B Stock who wants to dispose of that stock (other than to close relatives or in similar transactions), will have to convert the stock into LNR Common Stock and dispose of the LNR Common Stock. Therefore, a holder of LNR Class B Stock will not be able to benefit through sale from the fact that a share of LNR Class B Stock entitles the holder to ten times the vote available to a holder of a share of LNR Common Stock.

POSSIBLITY OF SUBSTANTIAL SALES OF LNR COMMON STOCK

     More than 26 million shares of LNR Common Stock may be issued to Lennar stockholders in the Distribution and not be exchanged for LNR Class B Stock. Substantially all those shares will be eligible for immediate resale in the public market. Neither Lennar nor LNR can predict how much LNR Common Stock will be sold in the market shortly after the Distribution. Sales of a substantial amount of LNR Common Stock in a short time period, or the perception that such sales might occur, whether as a result of the Distribution or otherwise, could materially adversely affect the market price of LNR's Common Stock. See "The Distribution--Listing and Trading of LNR Stock."

ANTI-TAKEOVER EFFECTS OF LNR CLASS B STOCK

     Because LNR's Class B Stock has substantially greater voting rights than LNR's Common Stock, as long as Leonard Miller owns a substantial portion of the LNR Class B Stock he receives in the Distribution, his ownership of that Class B Stock would make it impossible for anyone to acquire shares which have voting control of LNR. Therefore, Mr. Miller's ownership of Class B Stock probably would discourage any non-negotiated tender offers or other non-negotiated efforts to take over LNR, if any were contemplated.

UNAVAILABILITY OF POOLING OF INTERESTS METHOD

     The issuance of the Class B Stock may preclude LNR from accounting for business combinations using the "pooling of interests" method.

                                THE DISTRIBUTION

BACKGROUND OF AND REASONS FOR THE DISTRIBUTION

     LNR currently is a wholly owned subsidiary of Lennar, engaged in the real estate investment and management business. The Distribution will separate Lennar's homebuilding business from its real estate investment and management business. Until the early 1990's, Lennar's principal business was homebuilding. However, at least since 1991, Lennar has had an active real estate investment and management business. Nonetheless, most of the analysts who regularly report about Lennar specialize in homebuilding companies and most of their reports have analyzed Lennar on the basis of standards normally applied to homebuilding companies. Because of this, Lennar has had to maintain financial statement ratios, including a ratio of consolidated debt to equity, which are customary for homebuilding companies. Lennar's banks also have required Lennar to maintain financial statement ratios which are customary for homebuilding companies. Typically, companies which invest in real estate securities and real estate assets of the type held by the Company have substantially higher ratios of debt to equity than do homebuilding companies. Therefore, following the Distribution, LNR and its subsidiaries should be able to borrow substantially greater sums, and because of this to make substantially more investments, than they can as part of Lennar.

     In addition, Lennar believes that the price of its stock has not reflected the full value of its real estate investment and management business. Therefore, Lennar has for many years been unwilling to use stock to acquire other companies. After the Distribution, Lennar will no longer own the real estate investment and management business, and therefore will not have to be concerned about the possibility that the price of its stock does not reflect the full value of that business. Because of that, Lennar will be willing to use its stock for acquisitions after the Distribution. It has agreed to acquire Pacific Greystone Corporation, another New York Stock Exchange listed homebuilding company, in a stock merger which will take place after the Distribution is completed (and will not take place unless the Distribution is completed).

     Also, after the Distribution, LNR will be able to use its stock to make acquisitions if it chooses to do so (although it does not currently have any acquisition transactions pending in which it would use stock). In addition, LNR will be able to give employees engaged in its real estate investment and management business stock based and other incentives which relate solely to that business.

     Morgan Stanley & Co. Incorporated ("Morgan Stanley") acted as an advisor to Lennar with regard to the Distribution. Although Morgan Stanley made a presentation to Lennar's Board of Directors regarding the Distribution and its likely effects upon Lennar and LNR, Morgan Stanley was not asked to render an opinion as to whether the Distribution would be fair from a financial point of view to Lennar's stockholders, and did not do so.

TERMS OF THE DISTRIBUTION


     Lennar will distribute to each holder of its common stock or its class B common stock of record at the close of business on September 2, 1997 (the "Distribution Record Date"), one share of LNR Common Stock for each share of Lennar common stock or Lennar class B common stock held by the stockholder, and LNR will give the holders of LNR Common Stock the right, which will expire at 5:00 P.M., New York City time, on November 28, 1997, to exchange LNR Common Stock for LNR Class B Stock at the rate of one share of LNR Class B Stock for each share of LNR Common Stock which is exchanged. See "Right to Exchange LNR Common Stock for LNR Class B Stock." A description of LNR's Common Stock and Class B Stock appears under the caption "Description of Capital Stock." Among the differences between LNR's Common Stock and its Class B Stock is that (a) the Class B Stock is entitled to ten votes per share while the common stock is entitled to one vote per share, (b) the per share cash dividends with regard to the Class B Stock in a year may not be more than 90% of the per share cash dividends paid with regard to the Common Stock in that year, (c) the Class B Stock cannot be transferred, except to close relatives of the holder, fiduciaries for the holder or close relatives, or entities of which the holder or close relatives are majority owners and (d) Class B Stock may be converted into Common Stock, but Common Stock may not be converted into Class B Stock.

     On October 31, 1997, or as soon as practicable after that date, Lennar will mail certificates representing the shares of LNR Common Stock which Lennar stockholders are to receive in the Distribution or will credit those shares of LNR Common Stock to appropriate accounts with The Depositary Trust Company or other clearing facilities.

     NO HOLDER OF LENNAR COMMON STOCK OR OF LENNAR CLASS B COMMON STOCK WILL BE REQUIRED TO MAKE ANY PAYMENT, TO SURRENDER OR EXCHANGE SHARES OF LENNAR COMMON STOCK OR LENNAR CLASS B COMMON STOCK OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE LNR COMMON STOCK IN THE DISTRIBUTION.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION

     Lennar has received a ruling from the Internal Revenue Service that the Distribution will qualify as a tax-free distribution under Section 355 of the Code. This ruling will bind the Internal Revenue Service unless it were is determined that the ruling was obtained on the basis of an inaccurate statement of facts or unless there are occurrences after the Distribution which Lennar or its principal stockholder had committed would not occur. The ruling states that
(i) neither Lennar nor LNR will recognize any gain or loss with respect to the Distribution, (ii) Lennar stockholders will not recognize any gain or, loss, and will include no amount in income, upon the receipt of LNR stock in the Distribution, (iii) Lennar stockholders' aggregate tax basis in the Lennar stock and the LNR Common Stock received with respect to it will equal the stockholders' aggregate basis in the Lennar stock held by them immediately before the Distribution and will be allocated between the Lennar stock and the LNR stock in proportion to the market values of each of them and (iv) the Lennar stockholders' holding period of the LNR stock received in the Distribution will include the holding period of the Lennar common stock or Lennar class B common stock with respect to which the LNR stock was issued, provided the Lennar shares are held as capital assets on the Distribution Date. If a Lennar stockholder holds blocks of Lennar common stock or Lennar class B common stock that were purchased at different times or for different prices, the allocation of basis must be calculated separately for each of those blocks of Lennar stock.

     Lennar has been advised by counsel that each Lennar stockholder who receives LNR stock in the Distribution must attach to the Lennar stockholder's Federal income tax return for the year in which the LNR stock is received a statement which describes the applicability of Section 355 of the Internal Revenue Code to the Distribution. Lennar will provide each of its stockholders with the information necessary to comply with this requirement.


     Each Lennar stockholder is urged to consult the stockholder's own tax advisor with respect to special tax consequences of the Distribution which may apply to that particular stockholder, including the effects of state and local tax laws and the tax laws of jurisdictions outside the United States.


LISTING AND TRADING OF LNR STOCK

     There currently is no public market for LNR Common Stock. LNR has applied to list its Common Stock on the New York Stock Exchange and expects that trading on the New York Stock Exchange, under the symbol "LNR," will begin on the day the Distribution takes place.

     Shares of LNR Common Stock distributed to Lennar stockholders in the Distribution will be freely transferable, except that affiliates of LNR will have to comply with requirements of the Securities Act of 1933, as amended (the "Securities Act"). Affiliates of LNR are individuals or entities that control, are controlled by, or are under common control with, LNR, and may include certain officers and directors of LNR, as well as its principal stockholders. It is likely that Leonard Miller is the only person who would be deemed to be an affiliate of LNR solely because of stock holdings. Affiliates of LNR will be permitted to sell their shares of LNR Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(2) of the Securities Act (relating to private sales) or by Rule 144 under the Securities Act.

     Because LNR's Class B Stock may only be transferred to close relatives of the holder, fiduciaries for the holder or close relatives, or entities which are majority-owned by the holder or close relatives, LNR does not expect a trading market for its Class B Stock to develop.

            RIGHT TO EXCHANGE LNR COMMON STOCK FOR LNR CLASS B STOCK


     At any time between the Distribution Date and 5:00 P.M., New York City time, on November 28, 1997, (the "Expiration Time") holders may exchange shares of LNR Common Stock for the same number of shares of LNR Class B Stock. The differences between LNR Common Stock and LNR Class B Stock are described under "Description of Capital Stock."

     Instructions regarding how to exchange LNR Common Stock for LNR Class B Stock, including a form of Letter of Transmittal with which to submit shares of LNR Common Stock for exchange, will be sent to all holders of record of Lennar common stock or Lennar class B common stock who receive LNR Common Stock in the Distribution.

     THE RIGHT TO EXCHANGE LNR COMMON STOCK FOR LNR CLASS B STOCK WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 28, 1997. AFTER THAT, HOLDERS OF LNR COMMON STOCK WILL HAVE NO RIGHT TO EXCHANGE LNR COMMON STOCK FOR, OR CONVERT LNR COMMON STOCK INTO, LNR CLASS B STOCK.


     The principal benefit of owning LNR Class B Stock instead of LNR Common Stock is that the LNR Class B Stock is entitled to ten votes per share, while the LNR Common Stock is only entitled to one vote per share. On the other hand
(i) the per share dividend with respect to the LNR Class B Stock in a year must be lower than the per share dividend (if any) with respect to LNR's Common Stock in that year, and (ii) the LNR Class B Stock is subject to restrictions on transfer which make it untradeable. The only way to dispose of LNR Class B Stock other than to close relatives or in similar dispositions, is to convert the LNR Class B Stock into LNR Common Stock. However, once LNR Class B Stock is converted into LNR Common Stock, it cannot be converted back into LNR Class B Stock. Therefore, a holder of LNR Class B Stock cannot benefit in the market from the special voting rights of the LNR Class B Stock. Leonard Miller, who owns 99.6% of Lennar's class B common stock, has stated he intends to elect to receive exchange the LNR Common Stock he receives for LNR Class B Stock. LNR expects that few, if any, other Lennar stockholders will elect to exchange LNR Common Stock for receive LNR Class B Stock.

                                 CAPITALIZATION

     Set forth below is the capitalization of LNR at May 31, 1997 and as adjusted to give effect to (i) the Distribution and the other transactions contemplated by the Separation and Distribution Agreement and (ii) the formation of the Land Partnership (see "Business-Lennar Land Partners") and acquisition by the Company of a 50% interest in it.

                                                                    ACTUAL      AS ADJUSTED
                                                                   ----------   ------------
                                                                    (DOLLARS IN THOUSANDS)
DEBT:
 Short term debt   .............................................   $156,256       107,530
 Current portion of long term debt   ...........................     14,360        14,360
 Long term debt, net of current portion    .....................    199,349       199,349
                                                                   --------       -------
   Total debt   ................................................    369,965       321,239
PARENT COMPANY INVESTMENT/STOCKHOLDERS'
EQUITY, AS ADJUSTED:
 Parent Company investment  ....................................    370,382            --
 Common stock (1)  .............................................         --         3,603
 Additional paid-in capital ....................................         --       525,153
 Unrealized gains on securities available-for-sale, net   ......     13,761        13,761
                                                                   --------       -------
   Total Parent Company investment/stockholders'
    equity, as adjusted  .......................................    384,143       542,517
                                                                   --------       -------
   Total debt and Parent Company investment/stockholders'
    equity, as adjusted  .......................................   $754,108       863,756
                                                                   ========       =======

----------------
(1) Includes both LNR Common Stock and LNR Class B Stock. The number of shares of each of those classes of stock which will be outstanding will depend primarily on how many holders of Lennar common stock elect to receive LNR Class B Stock in the Distribution. The total number of shares which will be outstanding also will be affected by the number of Lennar stock options, if any, which are exercised before the Distribution Date.
    At May 31, 1997, Lennar had outstanding stock options entitling the holders to purchase a total of 1,287,700 shares of Lennar common stock, of which options relating to 257,100 shares were then exercisable or would become exercisable within 60 days.

                                DIVIDEND POLICY

     The Board of Directors of LNR expects to adopt a dividend policy prior to the Distribution Date. If the Board of Directors adopts a dividend policy, it may change the policy at any time. In deciding whether to declare dividends, the Board of Directors will consider the Company's earnings and cash flow, its financial condition, its need for and availability of funds and any other factors the Board of Directors deems relevant.

                            SELECTED FINANCIAL DATA

     The following table presents selected combined financial data regarding LNR and its subsidiaries. The information set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the combined financial statements included elsewhere in this Information Statement.

     During the periods to which the following financial information relates, LNR and its subsidiaries were subsidiaries of Lennar. The combined financial statements of the Company have been prepared and are presented to reflect the Company as a separate combined group for all periods presented and have been extracted from the financial statements of Lennar using Lennar's historical results of operations and historical cost basis of its assets and liabilities which are used in the businesses being operated by the Company (including some assets and liabilities which were not recorded as belonging to current LNR subsidiaries, but which were used primarily in connection with their businesses). Expenses which related both to the businesses operated by the Company and the businesses retained by Lennar have been allocated on a basis which both Lennar and the Company believe is reasonable. However, the expenses allocated to the Company are not necessarily the same as those the Company would have incurred if it had operated independently, and in general, the results of operations reflected in the combined financial statements of LNR and its subsidiaries are not necessarily the same as those which would have been realized if the Company had been operated independently of Lennar during the periods to which those financial statements relate.

                                     SIX MONTHS ENDED
                                          MAY 31,                      YEARS ENDED NOVEMBER 30,
                                   --------------------- ------------------------------------------------------
                                      1997       1996       1996       1995       1994       1993       1992
                                   ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                             (DOLLARS IN THOUSANDS)
RESULTS OF
OPERATIONS
Revenues  ........................   $101,104   $ 84,672   $175,692   $155,212   $114,252   $ 63,073   $ 48,814
Operating income   ...............     56,316     49,882     97,980     81,099     58,881     32,399     20,511
Earnings before income taxes   .       43,115     39,890     77,467     66,407     53,193     29,021     17,653
Net earnings .....................     26,300     24,333     47,255     40,508     32,498     18,574     11,344
FINANCIAL POSITION
(End of Period)
Total assets .....................    793,092    721,076    752,968    652,400    547,722    310,355    205,794
Total debt   .....................    369,965    303,347    354,406    252,256    119,935     34,163     42,733
Parent Company investment   ......    384,143    390,849    367,048    370,903    396,403    266,965    155,606

     Pro forma financial information, giving effect to contributions to the capital of the Company by Lennar in connection with the Distribution and reflecting the Company's expected contribution to Lennar Land Partners, appears under the caption "Pro Forma Financial Data."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                            FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS INFORMATION WHICH CONSTITUTES FORWARD LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS INHERENTLY INVOLVE RISKS AND UNCERTAINTIES. THE FACTORS, AMONG OTHERS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD LOOKING STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS INCLUDE (I) CHANGES IN INTEREST RATES, (II) CHANGES IN DEMAND FOR COMMERCIAL REAL ESTATE NATIONALLY, IN AREAS IN WHICH THE COMPANY OWNS PROPERTIES, OR IN AREAS IN WHICH PROPERTIES SECURING MORTGAGES DIRECTLY OR INDIRECTLY OWNED BY THE COMPANY ARE LOCATED, (III) NATIONAL OR REGIONAL BUSINESS CONDITIONS WHICH AFFECT THE ABILITY OF MORTGAGE OBLIGORS TO PAY PRINCIPAL OR INTEREST WHEN IT IS DUE, AND (IV) THE CYCLICAL NATURE OF THE COMMERCIAL REAL ESTATE BUSINESS.

OVERVIEW

     The Company is engaged primarily in (i) developing, acquiring, and actively managing commercial and residential multi-family rental real estate,
(ii) acquiring, itself or through partnerships which it manages, portfolios of commercial mortgage loans and properties and providing workout, property management and asset sale services with regard to the portfolio assets, (iii) acting as special servicer with regard to pools of commercial mortgages which are the subject of commercial mortgage backed securities ("CMBS"), (iv) acquiring unrated and rated CMBS issued with regard to mortgage pools as to which it will be the special servicer, and (v) making mortgage loans to companies and individuals engaged in commercial real estate activities and to developers and builders of residential communities.

     LNR was formed by Lennar, which contributed to LNR all Lennar's subsidiaries which were engaged in the businesses described in the preceding paragraph and assets of other Lennar subsidiaries which are used primarily in connection with those businesses. LNR and Lennar have entered into a Separation and Distribution Agreement, and may enter into other agreements, providing for the separation of the companies into independent groups and governing various relationships between them.

     Although Lennar had been involved in the ownership and management of commercial and residential multi-family rental real estate since 1969, it was not until 1991 that it began to be actively involved in acquiring portfolios of distressed loans and related real estate, acquiring CMBS and making commercial mortgage loans. Primarily, as a result of those activities, between fiscal 1992 and fiscal 1996, the Company's revenues increased from $48.8 million to $175.7 million, its net earnings increased from $11.3 million to $47.3 million and its total assets increased from $205.8 million to $753.0 million. During this period, the Company's net earnings as a percentage of Lennar's investment increased from 7.3% in 1992 to 12.9% in 1996.

     A significant portion of the Company's assets were acquired at substantial discounts from their face amounts because they were portfolios of distressed mortgages and other underperforming real estate assets or because they were subordinated CMBS. The Company generally will not acquire assets of that type unless it has the right to control and direct the workout, property improvement, leasing and disposition of the assets, and therefore attempt to enhance the value of the assets. The Company's returns with regard to the assets reflect both the ongoing cash flows from debt payments or rental income and any appreciation in the value of the assets as a result of the Company's efforts or because of changes in real estate markets.

     Strong real estate markets help the Company generate gains from dispositions of assets it acquired during periods of weaker real estate markets. However, during periods of strong real estate markets, there are fewer opportunities for the Company to acquire assets at substantial discounts than there are during periods of weak real estate markets. Therefore, during periods of strong real estate markets, the Company has to seek other types of investments from which it expects to generate its desired returns. During the relatively strong real estate market of 1997, the Company has made several investments in development or redevelopment projects and has made loans to property developers and residential builders, as well as purchasing CMBS. The combination of sales of assets in order to benefit from appreciation in their values and the need to find suitable investment opportunities in periods of strong real estate markets could affect the rate at which the Company's total assets grow.

     The combined financial statements of the Company are extracted from the financial statements of Lennar using the historical results of operations and historical cost basis of the assets and liabilities of Lennar's real estate investment and management businesses. Additionally, the combined financial statements of the Company include certain assets, liabilities, revenues and expenses that were not historically recorded as assets of those businesses, but are primarily associated with them. Management believes the assumptions underlying the Company's financial statements are reasonable. However, those financial statements may not reflect the results of operations, financial position and cash flows the Company would have realized if it had operated as a separate, stand-alone group during the periods presented, rather than as part of the larger Lennar enterprise. The financial information included in this Registration Statement does not reflect any changes that may occur in the funding or operations of the Company as a result of the Distribution. The pro-forma affect of those changes upon the Company's historical operating results and financial condition is, however, shown under "Pro Forma Financial Data."

RESULTS OF OPERATIONS

YEAR ENDED NOVEMBER 30, 1996 COMPARED WITH YEAR ENDED NOVEMBER 30, 1995

     Total rental income increased to $59.2 million in 1996 from $51.7 million in 1995. It consisted of $28.9 million and $21.7 million from commercial properties, $19.9 million and $20.1 million from multi-family residential properties, $7.7 million and $7.1 million from hotels and similar properties, and $2.7 million and $2.7 million from other properties, in 1996 and 1995, respectively. The increase in rent from commercial properties (and total rental income) was due primarily to the acquisition of a 36-story office building in downtown Atlanta during the first quarter of the 1996. Occupancy and rental rates were similar in the two years. The cost of rental operations increased to $35.1 million in 1996 from $27.8 million in 1995, due primarily to the acquisition of the office building, but also reflecting an increase in repairs and maintenance expense during 1996.

     Equity in earnings of partnerships increased to $51.9 million in 1996 from $31.2 million in 1995. This was because of increased earnings of the partnerships themselves, due to increases in the collections with regard to distressed loans, foreclosed properties and other assets which had been acquired by the partnerships, resulting to some extent from an improvement in the real estate market, and to some extent from management of the assets. In particular, the Company's equity in earnings of LW Real Estate Investments, L.P. and subsidiaries ("LW Real Estate") increased from $12.1 million to $23.6 million because of an increase in the Company's percentage interest due to an additional investment in the fourth quarter of 1995. Its equity in the earnings of Lennar Florida Partners I, L.P. and qualified affiliates ("Lennar Florida Partners") was essentially the same in 1996 as in 1995 ($19.5 million compared with $20.0 million). Most of the Company's investments in partnerships occurred between 1992 and 1995. Because the purchase price of assets acquired by the partnerships is allocated among the assets on the basis of their relative values at the time of the purchase, there is generally little profit from dispositions of partnership assets shortly after they are acquired. Therefore, the partnerships in which the Company invests tend to generate greater profits as they mature, at least while real estate markets are strong and until the partnerships become significantly liquidated.

     Partnership distributions received by the Company in 1996 were $95.4 million, principally because of distributions, primarily from asset sale proceeds, totaling $50.4 million by LW Real Estate, and distributions totaling $26.6 million by Lennar Florida Partners also primarily due to distributions of the net proceeds of asset sales. These distributions were substantially greater than the Company's equity in earnings of the partnerships of $51.9 million. This was because as assets were liquidated, the partnerships received and could distribute a significant portion of the liquidating proceeds whereas partnership earnings are only based on net liquidation proceeds in excess of book basis.

     Total interest income increased to $30.5 million in 1996 from $21.0 million in 1995. Interest income from CMBS and mortgage loans was $23.6 million and $6.9 million, respectively, in 1996, and $11.9 million and $9.1 million, respectively, in 1995. The increase in interest income from CMBS was primarily due to the Company's increased investment in CMBS, which grew to $260.5 million at November 30, 1996 from $163.3 million at November 30, 1995 versus changes in interest rates. During 1996, the Company purchased $121.9 million of CMBS versus $81.6 million in 1995. The decrease in interest income from mortgage loans was due to sales of loans versus changes in interest rates. Because of uncertainties as to the amount the Company will collect with regard to a CMBS over the life of its investment, the Company records interest received plus amortization of the difference between the carrying value and the face amount of the securities using a methodology which results in a level yield. To date, this had resulted in less recognition of interest income than interest received. The excess interest received is applied to reduce the Company's investment.

     Sales of real estate were $15.9 million in 1996 compared with $38.2 million in 1995. Gains on sales of real estate were $3.7 million in 1996, compared with $15.8 million in 1995. The 1995 sales of real estate and gains on those sales were substantially affected by a sale of a recreational facility in 1995 for $16.5 million. There were no sales of comparable size in 1996.

     Management fees increased to $18.2 million in 1996 from $10.3 million in 1995. These fees typically are based on the amount of assets managed, the performance of assets or partnerships, or both. The 1996 increase was due primarily to incentive fees received from partnerships managed by the Company (including an incentive fee of $9.6 million received from one partnership which liquidated a significant portion of its assets in 1996), coupled with an increase in special servicing fees earned in 1996. The special servicing fees increased because of an increased number of mortgage pools as to which the Company purchased CMBS and acts as special servicer.

     General and administrative expenses increased to $23.7 million in 1996 from $18.3 million in 1995. This increase was attributable to a general increase in the Company's operating cost, primarily relating to personnel costs, including bonuses, and an increase in due diligence and other costs primarily associated with CMBS investment activity.

     During 1996 and 1995, interest expense of $20.5 million and $14.7 million, respectively, was incurred by the Company. Interest amounts incurred and charged to expense in 1996 were greater than those in 1995 due to higher debt levels. The higher debt levels, in turn, reflected increased borrowings to finance the expansion of the Company's lines of business.

YEAR ENDED NOVEMBER 30, 1995 COMPARED WITH YEAR ENDED NOVEMBER 30, 1994

     Total rental income increased to $51.7 million in 1995 from $46.0 million in 1994. It consisted of $21.7 million and $13.7 million from commercial properties, $20.1 million and $20.6 million from multi-family residential properties, $7.1 million and $6.4 million from hotels and similar properties and $2.7 million and $5.2 million from other properties, in 1995 and 1994, respectively. The increase in rental income from commercial properties (and total rental income) was due primarily to the acquisition of retail, office and industrial operating properties late in fiscal 1994. This was partially offset by a 48% reduction in rental income from recreational facilities, to $2.5 million in 1995 from $4.8 million in 1994, because of sales of recreational facilities in the third quarter of 1994 and the first quarter of 1995. The 1995 sale resulted in a gain of $12.1 million. Occupancy and rental rates were similar in the two years. The cost of rental operations increased to $27.8 million in 1995 from $23.9 million in 1994, primarily because of the additional operating properties acquired late in fiscal 1994.

     Equity in earnings of partnerships increased to $31.2 million in 1995 from $20.7 million in 1994. This was due to an increase in the number of partnerships in which the Company had investments, and increased earnings of the partnerships themselves, resulting from increases in collections with regard to distressed loans, foreclosed properties and other assets, to some extent reflecting effects of improving real estate markets and maturing of the partnerships. In particular, the Company's equity in earnings of LW Real Estate increased from $7.3 million to $12.1 million because of the sale of mortgage loans for $213.0 million, which were ultimately sold to the public in the form of pass-through certificates, referred to as the SASCO Series 1995-C1 offering. The Company's equity in earnings of Lennar Florida Partners increased from $11.1 million to $19.5 million because of an increase in the Company's percentage interest in the partnership, from 25% to 50%, and partly because of higher earnings of the partnership.

     Total interest income increased to $21.0 million in 1995 from $11.6 million in 1994. Interest income from CMBS and mortgage loans was $11.9 million and $9.1 million, respectively, in 1995, and $3.5 million and $8.1 million, respectively, in 1994. The increase in income from CMBS was primarily due to the Company's increased investment, which grew to $163.3 million at November 30, 1995 from $88.5 million at November 30, 1994 versus changes in interest rates. The Company purchased $81.6 million of CMBS in 1995 and $92.8 million in 1994 (1994 being the first year in which the Company made CMBS investments). The decrease in interest income from mortgage loans was due to sales of loans versus changes in interest rates. Because the Company records interest received and amortization of purchase discounts with regard to CMBS using a methodology which results in a level yield, in 1995, the Company received more in interest related to CMBS than it recorded as interest income. The excess was applied to reduce the Company's investment in the CMBS.

     Sales of real estate were $38.2 million in 1995 compared with $21.5 million in 1994. Gains on sales of real estate were $15.8 million in 1995, compared with $9.1 million in 1994. The increases resulted from a higher level of sales of land held for investment and operating properties in 1995.

     Management fees decreased to $10.3 million in 1995 from $12.4 million in 1994. The lower management fees in 1995 were due to a substantially lower level of managed assets for one partnership because of asset dispositions and due to an incentive payment by a partnership in 1994. These decreases were partially offset by increased special servicing fees because of an increased number of mortgage pools as to which the Company purchased CMBS and acts as special servicer.

     General and administrative expenses increased to $18.3 million in 1995 from $14.4 million in 1994, primarily as a result of increased personnel costs, including bonuses, and higher due diligence and other costs associated with partnerships and CMBS investment activity.

     During 1995 and 1994, interest expense of $14.7 million and $5.7 million, respectively, was incurred by the Company. The increased interest expense in 1995 was due to higher debt levels, as a result of increased borrowings to finance the expansion of the Company's lines of business.

SIX MONTHS ENDED MAY 31, 1997 COMPARED WITH SIX MONTHS ENDED MAY 31, 1996

     Equity in the earnings of partnerships decreased to $19.3 million in the first six months of 1997 compared with $24.6 million in the first six months of 1996. This was primarily due to one partnership which liquidated a significant portion of its assets by 1996.

     Partnership distributions received by the Company in the first six months of 1997 were $29.1 million, which were substantially greater than the Company's equity in earnings of the partnerships of $19.3 million. This was because as assets were liquidated, the partnerships received and could distribute a significant portion of the liquidation proceeds whereas partnership earnings are only based on net liquidation proceeds in excess of book basis.

     Interest income increased to $20.6 million in the first six months of 1997 from $15.0 million in the comparable 1996 period. The increase was primarily due to the Company's increased investments in CMBS, which grew from $203.4 million at May 31, 1996 to $286.5 million at May 31, 1997.

     Sales of real estate increased to $18.3 million in the first six months of 1997 from $5.3 million in the comparable 1996 period. The increase is due to a higher number of sales transactions during 1997, which is consistent with the Company's strategy of trying to enhance the value of assets it acquires and selling those assets at prices which reflect the enhanced values during periods when real estate markets are strong. Correspondingly, the cost of real estate sold increased to $11.9 million in the first six months of 1997 from $2.8 million in the comparable 1996 period.

     Management fees decreased to $6.4 million in the first six months of 1997 from $10.2 million in the comparable 1996 period. The 1997 decrease is primarily due to the inclusion of incentive fees in 1996 related to the liquidation of a significant portion of the assets of one of the partnerships, offset by an increase in special servicing fees. The special servicing fees increased because of an increased number of CMBS in which the Company invested and as to which it acted as special servicer.

     Other revenues increased to $6.4 million in the first six months of 1997 compared to $0 for the first six months of 1996, primarily due to gains on the sale of investment securities.

     General and administrative expenses were $12.2 million in the first six months of 1997 compared to $11.2 million in the comparable 1996 period. The increase during 1997 is primarily due to a general increase in the Company's operating costs, primarily related to personnel costs, including bonuses, and an increase in due diligence and other costs primarily associated with CMBS investment activity.

     During the six months ended May 31, 1997 and 1996, interest expense of $13.2 million and $10.0 million, respectively, was incurred by the Company. Interest amounts incurred and charged to expense in 1997 were greater than those in 1996 due to higher debt levels. The higher debt levels, in turn, reflected increased borrowings to finance the expansion of the Company's lines of businesses.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     The Company has obtained the funds it used in its activities primarily from its cash flow, from borrowings and from funds advanced by Lennar. While the Company has been part of Lennar, borrowings have consisted of repurchase agreements and loans secured by particular assets of the Company and borrowings under Lennar revolving credit lines arranged specifically to finance purchases of mortgaged backed securities and commercial assets. At November 30, 1996, those revolving credit lines totaled $135.0 million and borrowings under them totaled $97.6 million. In addition, the Company has received funds from Lennar, which are treated as a Parent Company investment.

     The Company used $11.7 million of cash in operating activities in 1996 compared with $1.6 million in 1995. The fact that operating activities were a net user of cash resulted primarily from the fact that the net earnings of the Company in those years included non-cash equity in earnings of partnerships of $51.9 million in 1996 and $31.2 million in 1995. However, in those years, cash distributions by those partnerships totaled $95.4 million and $93.9 million, respectively. Distributions from partnerships are classified as cash provided by investing activities, not as cash from operating activities. Even after subtracting investments in and advances to partnerships, the Company received net distributions of $83.2 million and $23.5 million from its partnership investing activities in 1996 and 1995, respectively.

     Distributions during 1996 included $50.4 million from LW Real Estate, which had proceeds of over $206.3 million from asset sales during the year, and $26.6 million from Lennar Florida Partners, primarily from asset sale proceeds. Distributions during 1995 were primarily from LW Real Estate, which sold a portfolio of mortgage loans for $213.0 million for resale to the public in the form of pass-through certificates.

     The Company's overall investments in and advances to partnerships decreased approximately 22% during 1996, to $110.2 million at the end that year. This was primarily due to distributions by LW Real Estate and Lennar Florida Partners in excess of the Company's equity in their earnings ($77.0 million of distributions compared with a $43.6 million equity in earnings). Conversely, during 1995, the Company's investments in and advances to partnerships increased 33%, to $141.5 million at the end of 1995 from $106.6 million at the end of 1994. This was primarily due to $27.1 million of investments in five new partnerships and $30.0 million of additional investment in LW Real Estate, partly offset by $37.4 million of partnership distributions in excess of partnership earnings due to dispositions of significant amounts of assets by both LW Real Estate and Lennar Florida Partners.

     Cash flows provided by investing activities totaled $3.5 million in 1996 compared with a net use of $28.8 million in investing activities in 1995. The increased net cash from investing activities in 1996 compared with 1995 was primarily attributable to substantially lower investments in partnerships, fewer purchases of mortgage loans and more proceeds from sales of investment securities, as well as more interest received from investment securities in excess of interest recognized, partially offset by increased purchases of investment securities and operating properties.

     The Company also received cash from financing activities of $6.4 million in 1996 compared with $34.5 million in 1995. The decrease in 1996 was primarily due to reduced borrowings under repurchase agreements and revolving credit lines, partially offset by lower payments to Lennar.


     Because many of the Company's interest bearing assets have fixed interest rates while the Company's borrowings have been primarily at variable rates, the Company's profits could be reduced by rising interest rates. Also, the value of the Company's fixed rate assets will fall when interest rates rise. This could require the Company to provide additional collateral for its borrowings or to sell assets to repay borrowings. To date, the Company's borrowings (other than borrowings related to specific assets) have been primarily through Lennar. Lennar closely monitors interest rate risks and uses interest rate swaps and similar instruments to reduce the risks of rising variable rates. The Company intends to follow similar practices after the Distribution. Also, the Company may make some medium or long term fixed rate borrowings, which would reduce its need to make variable rate borrowings and therefore would reduce its exposure to rising variable rates.

     To date, the Company has had access to cash flow generated by Lennar's combined operations, including its homebuilding business, and to Lennar's corporate credit facilities, to help finance the Company's growth. After the Distribution, the Company will no longer have access to the cash flow generated by Lennar's homebuilding business or to Lennar's corporate credit facilities.

     One of the reasons for the Distribution is that, because most of the analysts who regularly report about Lennar specialize in homebuilding companies and analyze Lennar on the basis of standards normally applied to homebuilding companies, Lennar has had to maintain financial statement ratios, including a ratio of consolidated debt to equity, which are customary for homebuilding companies. Lennar's banks also required it to maintain financial statement ratios which are customary for homebuilders. Typically, companies which invest in real estate securities and real estate assets of the type held by the Company have substantially higher debt to equity ratios than do homebuilding companies. Therefore, it is expected that following the Distribution, the Company will be able to borrow substantially greater sums than it can as part of Lennar.

     The Company does not yet, however, have any corporate credit facilities. It does have ongoing cash flow, limited credit lines and is able to borrow against specific assets. The Company is in the process of arranging corporate credit facilities. While its management is confident that credit facilities can be arranged for the Company, it does not know the terms on which they will be arranged. Limitations on the amount of, or increases in the cost of borrowing under, new credit facilities could adversely affect the Company's profitability and growth.

     The Company believes the combination of its shareholders' equity, which is expected to exceed $550 million at the time of the Distribution, its liquid assets and cash flows and its ability to obtain borrowings will provide all the funds the Company requires to meet its short-term needs and to meet its long-term needs based upon its currently anticipated levels of growth.

                                    BUSINESS

OVERVIEW

     LNR Property Corporation ("LNR" and, together with its subsidiaries, the "Company") operates a real estate investment and management business which engages primarily in (i) developing, acquiring and actively managing commercial and residential multi-family rental real estate, (ii) acquiring itself or through partnerships which it manages, portfolios of commercial mortgage loans and properties and providing workout, property management and asset sale services with regard to the portfolio assets, (iii) acting as special servicer with regard to commercial mortgage pools which are the subject of CMBS, (iv) acquiring unrated and rated CMBS issued with respect to commercial mortgage pools as to which the Company acts as special servicer, and (v) making mortgage loans to companies and individuals engaged in commercial real estate activities and to developers and builders of residential communities. The Company also will own a 50% interest in Lennar Land Partners (the "Land Partnership"), a partnership which will acquire and develop, under a management agreement with Lennar, land which had been acquired by Lennar for use in its homebuilding business, and possibly to acquire in the future additional land which would be suitable for homebuilding and similar purposes.

     LNR was formed by Lennar in June 1997 to separate Lennar's homebuilding business from its real estate investment and management business. Lennar has transferred to LNR the Lennar subsidiaries which are engaged in the real estate investment and management business, as well as some assets of its homebuilding subsidiaries which are principally suitable for commercial development. Activities conducted by Lennar, as predecessor to the Company, of the type currently being conducted by the Company are treated below as historical activities of the Company.

     LNR has entered into an agreement with Lennar (the "Separation and Distribution Agreement") under which they have agreed that at least until 2002, Lennar and its homebuilding subsidiaries will not engage in the business of (i) acquiring and actively managing commercial and residential multi-family rental real estate other than as an incident to, or otherwise in connection with, their homebuilding business, (ii) acquiring portfolios of commercial mortgage loans or real estate assets acquired through foreclosures of mortgage loans, other than real estate acquired as sites of homes to be built or sold as part of their homebuilding business, (iii) making or acquiring mortgage loans, other than mortgage loans secured by detached or attached homes or residential condominium units, (iv) constructing office buildings or other commercial or industrial buildings, other than small shopping centers, professional office buildings and similar facilities which will be adjuncts to their residential developments, (v) purchasing commercial mortgage-backed securities or real estate asset backed securities or (vi) acting as a servicer or special servicer with regard to securitized commercial mortgage pools. Lennar and its homebuilding subsidiaries will not, however, be prevented from owning or leasing office buildings in which they occupy a majority of the space; acquiring securities backed by pools of residential mortgages; acquiring an entity which, when it is acquired, is engaged in one of the prohibited activities as an incidental part of its activities; owning as a passive investor an interest of less than 10% of a publicly traded company which is engaged in a prohibited business; acquiring commercial paper or short-term debt instruments of entities engaged in one or more of the prohibited businesses; or owning an interest in, and managing, the Land Partnership.

     In the Separation and Distribution Agreement, the Company has agreed that at least until 2002, it will not engage in (a) building or selling single family detached or attached homes or condominium units in low-rise residential buildings, (b) developing properties primarily as sites of homes or condominium units (other than properties included in portfolios acquired by the Company or partnerships in which it is a partner which Lennar elects not to acquire for the prices paid by LNR or the partnerships), (c) providing first mortgage financing for the purchases of homes or condominium units or (d) providing first mortgage refinancing of loans secured by homes or condominium units. The Company is not, however, precluded from developing properties acquired upon default of mortgages or as incidental portions of real estate portfolios until they can be disposed of in an orderly manner; selling as condominium units apartments in multi-family buildings which, when the buildings or mortgages secured by them were acquired by the Company, were being operated as rental buildings; acquiring securities backed by pools of residential mortgages; providing financing to homebuilders or land developers, acquiring their properties upon default and overseeing their operations until they or their properties can be disposed of in an orderly manner; owning as a passive investor an interest of less than 10% in a publicly traded company which is engaged in a prohibited business; acquiring an entity which, at the time it is acquired by the Company, is engaged in one or more of the prohibited activities as an incidental part of its activities; acquiring commercial paper or other short-term debt instruments of entities engaged in one or more of the prohibited businesses; or owning an interest in the Land Partnership.

     The Separation and Distribution Agreement requires that any transactions between the Company and Lennar or any of its homebuilding subsidiaries be on substantially the same terms as those which would prevail in a transaction between unaffiliated persons. The Company may not enter any transaction or related series of transactions with Lennar or any of its homebuilding subsidiaries which will involve a payment or loan to or from the Company of more than $5 million unless LNR and Lennar each receives a certified copy of a resolution of the Board of Directors of the other of them in which that Board of Directors determines that the transaction is on substantially the same terms as those which would prevail in a transaction between unaffiliated persons.

     The Company seeks opportunities to acquire real estate assets which will generate income and which the Company can, through its efforts, enhance in order to generate gains from increased resale value. The Company does not have specific policies as to the type of real estate related assets it will acquire, the percentage of its assets it will invest in particular types of real estate related assets or the percentage of the interests in particular entities it will acquire. Instead, it reviews at least monthly the types of real estate related investment opportunities which may at that time be available, the market factors which may affect various types of real estate related investments (including the likelihood of changes in interest rates or availability of investment capital), and other factors which may affect the attractiveness of particular investment opportunities.

COMMERCIAL AND MULTI-FAMILY RESIDENTIAL RENTAL REAL ESTATE

     In 1969 Lennar began engaging in the ownership and management of commercial and residential multi-family rental real estate. Its initial activities of this type included acquiring an apartment complex, and building and operating small office buildings, local regional shopping centers and other commercial and industrial facilities on properties being developed as part of Lennar's homebuilding operations. Gradually, this was expanded to general development, acquisition and active management of commercial and residential multi-family rental real estate, as well as acquiring land for development and sale or leasing for commercial uses. Among other things, these activities helped offset the cyclical nature of Lennar's homebuilding business. The Company has developed a staff of in-house real estate professionals to engage in those activities, including on-site management, leasing and maintenance personnel, and accounting and management personnel located at several offices. It also, in some instances, has used outside management companies to perform day to day activities. In those instances, employees of the Company have closely supervised the operation of the commercial properties and the activities of the outside management companies. At May 31, 1997, the Company's portfolio included 17 shopping centers, four office buildings, an industrial property, 2,500 apartment units, a mobile home park and two hotels, one of which it manages and the other of which is managed by a national chain under a management contract.

     The shopping centers the Company owns and operates include six small regional shopping centers (sometimes referred to as "strip centers") with between 12,000 square feet and 36,400 square feet of store space, as well as parking areas and public areas, and 11 larger shopping centers, with 71,000 square feet to 234,000 square feet of store space. At May 31, 1997, approximately 80% of the rentable store space was occupied under leases expiring between 1997 and 2020, with rents in the year ending November 30, 1997 totaling $21.6 million, plus, in some instances, additional rent based upon tenants' sales or similar measures. All the small regional centers are located in Florida. Of the larger shopping centers, nine are in Florida, one is in Arizona and one is in Virginia.

     The Company's four office buildings range from one to 36 stories, with 16,500 to 543,000 square feet of rentable office space. Two of the office buildings are in Florida, one is in Georgia and one is in California.

     The Company's industrial property is located in Florida and consists of 80,000 square feet of usable floor space.

     The Company's eight apartment properties range in size from 96 to 712 units and all are located in Florida.

     The two hotels owned by the Company are the Sunrise Hilton Hotel, a 297-room, full-service hotel in South Florida, which is managed by the Company, and the Quality Inn, a 165 room, limited service hotel in Bossier City, Louisiana, which is managed by an unrelated company under a management contract which can be terminated by either party on 10 days' notice.

     The Company maintains a program of liability, property loss and damage and other insurance which covers all the Company's properties and which the Company believes is adequate to protect it against all reasonably foreseeable material insurable risks.

PORTFOLIOS OF COMMERCIAL MORTGAGE LOANS AND OWNED REAL ESTATE

     In 1992, the Company began acquiring, itself and through partnerships, portfolios of commercial mortgage loans and related pools of owned real estate assets. Its first transaction of this type was a partnership with The Morgan Stanley Real Estate Fund, which acquired from Resolution Trust Corporation a portfolio of almost $1 billion face value of assets consisting of more than 1,000 mortgage loans and 65 properties. Since 1992, the Company has formed 11 additional partnerships with several different investment banking firms and real estate funds to purchase and handle workout activities regarding portfolios of distressed commercial loans and related real estate. In each of these partnerships, a subsidiary formed by the Company acts as the managing general partner and conducts the business of the partnership. The Company earns management fees and asset disposition fees from the partnerships and has carried interests in cash flow and sale proceeds once the partners have recovered their capital and achieved specified returns. In 1996, the Company earned approximately $16 million in management fees from the partnerships. The Company makes investments in each of the partnerships. To date these have ranged from 15% to 50% of the partnerships' capital. In addition to investing through these partnerships, the Company has made direct acquisitions of distressed real estate portfolios.

     The portfolio loans consist primarily, but not entirely, of fixed rate first mortgage loans secured by office and industrial buildings, shopping centers and multi-family residential properties. They are not covered by credit insurance.

     The principal activity of the Company with respect to distressed portfolios (whether owned by partnerships or directly owned by the Company) is to work out the non-performing loans, including negotiating new or modified financing terms, foreclosing on defaulted loans and managing the redevelopment and leasing of properties. The partnerships are also involved in securitizing real estate and real estate loans. The assets generally are held only as long as is required to enhance their value and prepare them for sale. Approximately 20% to 25% of each portfolio is turned over each year. The Company believes its workout and property rehabilitation skills are the principal reasons financial institutions have sought the Company as a partner in acquiring portfolios of distressed assets and have given the Company management control of the partnerships.

SPECIAL SERVICING WITH REGARD TO COMMERCIAL MORTGAGE BACKED SECURITIES ("CMBS")

     As a further use of its loan and real estate workout capabilities, the Company acquires unrated junior CMBS and provides "special servicing" for the mortgage pools to which they relate. At May 31,

1997, the Company was entitled to be the special servicer with regard to 37 securitized commercial mortgage pools and owned unrated junior CMBS related to 33 of those pools. Special servicing is the business of managing and working out the problem assets in a pool of commercial mortgages or other assets. For example, when a mortgage in a securitized pool goes into default, the special servicer negotiates with the borrower on behalf of the pool to resolve the situation. The Company uses as special servicer essentially the same workout skills it applies with regard to its distressed assets portfolios. Increased collections benefit the holders of the unrated junior CMBS, because they receive everything that is collected after the various more senior levels of CMBS have been paid in full. Therefore, ownership of the unrated junior securities gives the Company an opportunity for a return from its special servicing in addition to the fees paid with regard to the pools. The Company has not purchased unrated CMBS unless it has the right to be the special servicer of the mortgage pools to which they relate.

     The Company also, in some instances, purchases non-investment grade rated subordinated CMBS relating to commercial mortgage pools as to which the Company will act as special servicer. The Company expects to receive a yield on these securities based on the stated interest and amortization of the Company's purchase discount. However, if, as senior CMBS issued with regard to a pool begin to be paid down, the performance of the pool exceeds initial expectations, then the ratings of the subordinated CMBS are sometimes upgraded by the rating agencies. This increases their market values and gives the Company an opportunity to achieve gains on sale of the securities, as well as receiving the stated interest while it holds them. Therefore, purchases of non-investment grade rated subordinated securities, like purchases of unrated junior securities, is a means for the Company to profit from its workout skills.

     Particularly in periods of falling interest rates, there often are prepayments of mortgages underlying CMBS. Because the Company usually purchases CMBS at significant discounts from their face amounts, prepayments tend to increase the Company's yield as a percentage of its investment.

COMMERCIAL LENDING

     The Company includes Lennar subsidiaries which have been making mortgage loans with regard to commercial properties or properties being developed as residential communities, and have been making loans to the developers and builders themselves. At May 31, 1997, the Company held five mortgage loans with a total outstanding principal balance of $23.8 million and nine loans to developers and builders with a total outstanding principal balance of $25.6 million. The states in which the properties securing the Company's mortgage loans were located were as follows:

STATE                   PRINCIPAL AMOUNT OF LOANS
-----                   -------------------------
   California  ......          $31,500,000
   Florida  .........           11,600,000
   New Jersey  ......            4,500,000
   Other ............            1,800,000
                               -----------
                               $49,400,000
                               ===========

     The commercial loans are primarily first mortgage loans secured by office buildings, shopping centers, hotels or land acquired for development. The mortgage loans on residential communities are usually subordinate to construction loans, and provide the Company, in addition to interest income, participations in profits after the developer or builder has achieved specified financial targets.

     The types of loans held by the Company at May 31, 1997, were:

TYPE OF LOAN                             PRINCIPAL AMOUNT OF LOANS
------------                             -------------------------
   Mortgage loans
    Office buildings   ...............          $25,600,000
    Industrial land ..................            2,400,000
    Hotels ...........................            4,200,000
    Shopping centers   ...............            3,900,000
    Entertainment facilities .........            1,300,000
   Residential developer loans  ......           12,000,000
                                                -----------
                                                $49,400,000
                                                ===========

     The Company identifies opportunities to make commercial and residential development loans through brokers and relationships with other real estate companies and developers.


     The Company evaluates possible loans with in-house personnel, who perform site visits and do market, demographic and financial analyses with regard to the collateral for the loans. The Company applies guidelines, which change from time to time depending on the type of property and market conditions, relating to loan-to-value ratio, debt coverage and other financial ratios. In most instances the guidelines the Company has applied have been similar to those applied in evaluating commercial mortgages for inclusion in mortgage securitizations (although the Company has not to date securitized any of the commercial loans it originated for its own account). Sometimes the Company has made subordinated loans to which it applies other guidelines, but which bear interest at rates which are higher than those on senior commercial mortgage loans, and some of which provide the Company participations in profits from the underlying properties, in addition to the stated interest.


LENNAR LAND PARTNERS


     Before the Distribution, Lennar and the Company will transfer to the Land Partnership (i.e., Lennar Land Partners), which will be 50% owned by the Company and 50% owned by another Lennar subsidiary, properties or interests in properties which had a total book value on Lennar's books at May 31, 1997 of approximately $341 million. This land was acquired by Lennar primarily to be used for residential home development. It consists of approximately 34,000 potential home sites in 40 communities, of which 19 communities with 19,400 potential home sites are in Florida, two communities with 900 potential home sites are in Arizona, five communities with 5,000 potential home sites are in Texas and 14 communities with 8,700 potential home sites are in California. Approximately 10% of the land is developed and ready to be built upon, 45% of the land is in various stages of development and 45% of the land is totally undeveloped. The properties or interests in properties will be contributed to the Company by Lennar so the Company can contribute them to the Land Partnership and receive a 50% interest in the Land Partnership.


     When the land is contributed to the Land Partnership, Lennar will receive options to purchase at least portions of the contributed land. Any remaining land will be available for sale to independent homebuilders or to Lennar at prices determined from time to time, which, as is discussed below, must be approved by LNR.

     The Land Partnership has an agreement with Lennar under which Lennar will, for a fee, administer all day-to-day activities of the Land Partnership, including overseeing planning and development of properties and overseeing sales of land to Lennar and other builders.

     The Land Partnership is governed by an Executive Committee consisting of representatives of Lennar and of the Company, with Lennar's representatives and the Company's representatives each having in total one vote. This, in effect, gives each of Lennar and the Company a veto with regard to matters presented to the Executive Committee. The Company's by-laws require that all significant decisions relating to the Land Partnership be approved by a Board of Directors committee consisting entirely of directors who have no relationship with Lennar.

     Lennar may, but will be under no obligation to, offer additional properties to the Land Partnership. Lennar will be free to acquire properties for itself without any consideration of whether those properties might have been appropriate for the Land Partnership. If Lennar would like the Land

Partnership to acquire a particular property, it will propose to the Executive Committee that the Land Partnership acquire the property on terms, including any options Lennar would receive to purchase all or portions of the property, described by Lennar. Acquisition of a property by the Land Partnership will require unanimous approval of its Executive Committee. This will, in effect, enable the Company to veto the acquisition of each property or negotiate regarding the terms of the purchase or of Lennar's options. If the Land Partnership does not elect to acquire a new property, Lennar will be free to acquire the property. If the Company were to veto every proposed acquisition of new properties, or if Lennar did not present any new properties to the Land Partnership, the Land Partnership would be limited to owning and disposing of the properties which have already been contributed to it by Lennar. Arrangements with regard to particular properties might include, in addition to options to Lennar, (i) rights of first refusal for Lennar to acquire lots if other builders propose to acquire them, or (ii) buy/sell arrangements under which, if Lennar wanted to purchase lots on which it did not have an option, it would propose a purchase price and the Company would have the option to approve the sale to Lennar at that price or itself to purchase the lots for that price (probably in order to resell them to someone who would be willing to pay a higher price).

     The Company might seek to acquire commercial portions of properties owned or acquired by the Land Partnership or options relating to them. If it did, Lennar could, if it wanted to do so, veto acquisitions by the Company.

REGULATION

     Commercial properties owned by the Company or partnerships in which it participates must comply with a variety of state and local regulations relating to, among other things, zoning, treatment of waste, construction materials which must be used and some aspects of building design.

     In its loan workout activities, the Company is required to comply with a number of Federal and state laws designed to protect debtors against overbearing loan collection techniques. However, in most instances, laws of this type apply to consumer level loans (including home mortgages), but do not apply to commercial loans.

     The Company's hotels have to be licensed to conduct various aspects of their businesses, including sales of alcoholic beverages.

EMPLOYEES

     At May 31, 1997, the Company had 295 full time and 60 part time employees, of whom 10 were management and administrative personnel, 190 were engaged in asset acquisitions, loan workouts and rehabilitation and disposition of properties, and 155 were hotel personnel.

     None of the Company's employees are members of unions. The Company believes its relationships with its employees are good.

COMPETITION

     In virtually all aspects of its activities, the Company competes with a variety of real estate development companies, real estate investment trusts ("REIT"), investment firms, investment funds and others. The principal area of competition is for the purchase of real estate assets and securities at prices which the Company can achieve its desired returns. As the real estate markets have improved over the past year, the Company has encountered increased competition in several of the markets in which it competes, including the purchase of certain types of real estate and CMBS as well as real estate lending. The Company believes that its access to investment opportunities through its relationships and presence in markets across the country, its ability to quickly underwrite and evaluate those opportunities and its expertise in real estate workout and management helps the Company to compete effectively in the purchase of such assets. In addition, the Company's experience in adding value to real estate and its top rating as a special servicer for CMBS transactions often attracts other investors with attractive investment opportunities but who do not have those skills.

     Competitive conditions relating to shopping centers, office buildings, industrial properties, residential apartment buildings and hotels owned or operated by the Company vary depending on the locations of their particular properties. Most often these assets compete for tenants based on their location, the facilities provided and the pricing of the leases or room rates. As general economic conditions have improved over the past year, occupancies have generally increased in many of the Company's markets which has helped to reduce the amount of competition in exisiting properties and has allowed for, in certain instances, new development.

     Although properties owned by the Company may be significant competitors in some of the areas in which they are located, the Company is not a significant national competitor with regard to any of the properties it owns or any type of real estate securities, except that the Company invested in, and became special servicer with regard to, commercial mortgage pools which were the subject of slightly more than 28% of all the CMBS issued in 1996 and 20% of all the CMBS issued during the first six months of 1997 (although the Company's investments, which were limited to unrated and non-investment grade rated securities issued with regard to those pools, totaled only 1.6% and 1.7%, respectively, of the CMBS issued in 1996 and in the first six months of 1997).

LEGAL PROCEEDINGS

     The Company is not subject to any legal proceedings other than suits relating to properties it owns which the Company views as an ordinary part of its business, and at least most of which are covered by insurance. LNR believes these suits will not, in aggregate, have a material adverse effect upon the Company.

PROPERTIES

     The Company maintains its principal executive offices at 760 Northwest 107th Avenue, Miami, Florida, in a building which was built and is owned by the Company. Those offices occupy approximately 20,000 square feet. Additional Company offices are located in leased space in a variety of locations. Other properties owned by the Company are described above.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF LNR

     The following table lists the directors and executive officers of LNR. Directors normally will be elected for three year terms, with the terms of as nearly as possible one-third of the directors expiring at each annual meeting of stockholders. Because all the directors of LNR were or will be elected in 1997, one-third of the directors will serve one year terms (expiring in 1998), one-third of the directors will serve for two year terms (expiring in 1999) and one-third of the directors will serve for three year terms (expiring in 2000).

                                                                       DIRECTOR
NAME                     AGE            PRINCIPAL POSITION            TERM EXPIRES
----                     ---            ------------------            ------------
Stuart A. Miller          40     Chairman of the Board; Director         2000
Steven J. Saiontz         39     Chief Executive Officer; Director       1999
Jeffrey P. Krasnoff       42     President
Shelly Rubin              35     Financial Vice President
Michelle Simon            33     Secretary and Corporate Counsel
Leonard Miller            64     Director                                1998
Sue M. Cobb               60     Director                                1999
Carlos M. de la Cruz      55     Director                                2000


     Stuart Miller has been the President and Chief Executive Officer of Lennar since April 1997. He became the Chairman of the Board of LNR when it was founded in June 1997. For more than five years prior to April 1997, Mr. Miller was a vice president of Lennar and held various executive positions with Lennar subsidiaries, including being the president of its principal homebuilding subsidiary from December 1991 to April 1997 and the president of its principal real estate investment and management subsidiary (the principal predecessor of the Company) from April 1995 to April 1997.

     Steven Saiontz became the Chief Executive Officer of LNR when it was formed in June 1997. For more than five years prior to that, he was the president of Lennar Financial Services, Inc., a wholly owned subsidiary of Lennar. He is the brother-in-law of Stuart Miller and the son-in-law of Leonard Miller.

     Jeffrey Krasnoff became the President of LNR when it was formed in June 1997. From 1987 until June 1997, he had been a vice president of Lennar. From 1990 until he became the president of LNR, Mr. Krasnoff was involved almost entirely in Lennar's real estate investment and management division (the predecessor to the Company).

     Shelly Rubin became the financial vice president of LNR when it was formed in June 1997. From May 1994 until June 1997, she was the principal financial officer of Lennar's real estate investment and management division (the predecessor of the Company). From 1991 until May 1994, Ms. Rubin was employed by Burger King Corporation as the controller for its real estate division. Prior to that she was employed as a manager by KPMG Peat Marwick.

     Michelle Simon became the Secretary and Corporate Counsel of LNR when it was formed in June 1997. From 1994 until June 1997, she was the counsel to Lennar's real estate investment division (a predecessor of the Company). From 1992 to 1994, Ms. Simon was an associate and then a vice president in the investment banking division, special execution group, of Goldman, Sachs & Co. Prior to that she was an associate with Willkie Farr & Gallagher.

     Leonard Miller is the Chairman of the Board of Lennar. He has been the President or Chairman of the Board, or both, of Lennar since it was founded in 1969. From the time Lennar was founded until April 1997, Mr. Miller was the chief executive officer of Lennar. Leonard Miller is the father of Stuart Miller and the father-in-law of Steven Saiontz.

     Carlos M. de la Cruz is, and for more than five years has been, the Chairman of the Board of Eagle Brands, Inc. (a beverage wholesaler), Coca-Cola Puerto Rico Bottlers and the Miami Honda, Central Hyundai, Sunshine Ford and Central Kia automobile dealerships. He will become a director of LNR when the Distribution takes place.


     Sue Cobb is a Vice President and Managing Director of Cobb Partners, Inc. and affiliated companies, a privately owned group of companies involved in investments, real estate and resort development. Since 1978, she has been a partner in the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A., from which she currently is on a leave of absence. From 1993 to 1996 she was a Vice President and the General Counsel of Pan American World Airways, Inc. She is a director of Enterprise Florida Development Corporation, a State of Florida development corporation. From 1982 to 1988 she was a member, and from 1984 to 1988 she was the Chairman, of the Board of the Federal Reserve Bank of Miami.


     LNR expects to add before or shortly after the Distribution at least two more directors who are not officers or employees of either LNR or Lennar and are not directors of Lennar.

     LNR will have an Audit Committee, consisting entirely of directors who are not employees, officers or former officers of LNR or any of its subsidiaries or divisions, are not relatives of any of its principal executive officers, and are not individual members of organizations which act as advisors, consultants or legal counsel to LNR which receive compensation on a continuing basis from LNR. The functions of the Audit Committee will be to recommend to the full Board of Directors the engagement of independent auditors, review the scope of non-audit services performed for LNR or its subsidiaries by the independent auditors, review the independent auditors' recommendations for improvements of internal controls and review the scope of work, findings and conclusions of LNR's Internal Audit Department.

     LNR's By-Laws require that LNR have, until 2002, an Independent Directors Committee consisting of three or more directors, none of whom is an officer or employee of LNR or a subsidiary, and none of whom is a director, officer or employee of Lennar Corporation or a subsidiary of Lennar Corporation. LNR's By-Laws state that, unless the action has been approved by the Independent Directors Committee, LNR may not, and its Board of Directors may not approve or authorize it to, (i) instruct or permit the representatives of its subsidiary on the Executive Committee of the Land Partnership to vote or consent with regard to any action which requires the unanimous vote of that Executive Committee, (ii) enter into, or permit any of its subsidiaries to enter into, any transaction with Lennar Corporation or any of its subsidiaries, or (iii) agree to any amendment of, or give any waiver or consent under, the Separation and Distribution Agreement.

     LNR's Board of Directors will determine, after the Distribution, whether it should have a Compensation Committee, a Nominating Committee or any other committees.

ANNUAL MEETING

     LNR's Bylaws provide that its annual meeting of stockholders will be held on the first Wednesday after the first Monday in April of each year. The first annual meeting for which proxies will be solicited from stockholders will be held in 1998.

STOCK OWNERSHIP

     Through the Distribution, or through the exchange offer which takes place immediately after the Distribution, each Lennar stockholder will receive one share of LNR Common Stock or LNR Class B Stock for each share of Lennar common stock or Lennar class B common stock held by the stockholder. The following persons are the only persons known by LNR to have owned beneficially more than 5% of any class of voting securities of Lennar on September 2, 1997:

                      NAME AND ADDRESS           AMOUNT AND NATURE        PERCENT
TITLE OF CLASS      OF BENEFICIAL OWNER       OF BENEFICIAL OWNERSHIP     OF CLASS
--------------      -------------------       -----------------------     --------
 Class B Stock         Leonard Miller                 9,930,030(1)          99.6
                       23 Star Island
                    Miami Beach, FL 33139

 Common Stock            FMR Corp.                    3,061,968(2)          11.8
                    82 Devonshire Street
                    Boston, MA 02109-3614

 Common Stock        Neuberger & Berman               1,652,300(2)           6.4
                      605 Third Avenue
                   New York, NY 10158-3698

----------------
(1) Leonard Miller's shares are owned by two limited partnerships. A corporation wholly-owned by Mr. Miller is the sole general partner of those partnerships. The limited partners consist of Mr. Miller, his wife and a trust of which Mr. Miller is the primary beneficiary.

(2) Based on information contained in Schedule 13G's dated February 14, 1997 as to FMR Corp. and February 10, 1997 as to Neuberger & Berman.

     On September 2, 1997, The Depository Trust Company owned of record 25,522,325 shares of Lennar common stock, constituting 97.8% of the outstanding Lennar common stock. Lennar understands those shares were held beneficially for members of the New York Stock Exchange, some of whom may in turn have been holding shares beneficially for customers.

     The directors and executive officers of LNR beneficially owned the following voting securities of Lennar on September 2, 1997:

                                                                     AMOUNT AND NATURE          PERCENT
NAME OF BENEFICIAL OWNER                   TITLE OF CLASS        OF BENEFICIAL OWNERSHIP(1)     OF CLASS
------------------------                   --------------        --------------------------     --------
Leonard Miller                              Common Stock                      9,197                 .04%
                                        Class B Common Stock              9,930,030(2)(3)         99.63%

Stuart A. Miller                            Common Stock                    129,093(3)              .50%

Steven J. Saiontz                           Common Stock                    119,075                 .46%

Jeffrey P. Krasnoff                         Common Stock                     14,503                 .06%


All directors and executive officers
  as a group (7 persons)                    Common Stock                    271,868                1.04%
                                        Class B Common Stock              9,930,030               99.63%


----------------
(1) Includes currently exercisable stock options and stock options which become exercisable within sixty days after September 2, 1997, as follows: Stuart
    A. Miller (52,500), Steven Saiontz (52,500), Jeffrey P. Krasnoff (11,250), all directors and executive officers (116,250). Also includes shares held by the Company's Employee Stock Ownership/401(k) Plan for the accounts of the named persons.

(2) Leonard Miller's shares are owned by two limited partnerships. A corporation wholly owned by Mr. Miller is the sole general partner of those partnerships. The limited partners consist of Mr. Miller, his wife and a trust of which Mr. Miller is the primary beneficiary. In addition, Mr. Miller is a custodian of 2,000 shares held for a nephew who is a minor.

(3) Stuart Miller is the trustee and a beneficiary of a trust which holds limited partnership interests in a partnership which owns 4,500,000 shares of Lennar class B common stock. Because Leonard Miller is the principal beneficiary of the trust and owns the corporation which is the sole general partner of the partnership, Leonard Miller is shown as the beneficial owner of the 4,500,000 shares and Stuart Miller is not shown as a beneficial owner of those shares.

     Because each outstanding share of LNR Class B Stock is entitled to ten votes, Leonard Miller will be entitled to 99,309,497 votes, which, if no other Lennar stockholder exchanges LNR Common Stock for LNR Class B Stock, would be 79.2% of the combined votes which may be cast by all the holders of LNR Common Stock and LNR Class B Stock, and all directors and officers as a group would be entitled to 99,572,168 votes, which will be 79.3% of the combined votes which may be cast by all the holders of LNR Common Stock and LNR Class B Stock.

EXECUTIVE COMPENSATION

     The following table sets forth information about compensation by Lennar of the chief executive officer of LNR and of the two other of the four most highly compensated executive officers of LNR who were executive officers of Lennar (based upon their compensation by Lennar during its fiscal year ended November 30, 1996).

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION               LONG TERM COMPENSATION
                                  ------------------------------------ --------------------------------
                                                                               AWARDS          PAYOUTS
                                                                       ---------------------- ---------
                                                            OTHER       RESTRICTED
                                                            ANNUAL        STOCK                 LTIP       ALL OTHER
NAME AND POSITION                   SALARY     BONUS     COMPENSATION   AWARDS(1)   OPTIONS/   PAYOUTS   COMPENSATION(2)
WITH LENNAR                 YEAR     ($)        ($)          ($)           ($)        SARS       ($)          ($)
-----------------          ------ ---------- ---------- -------------- ----------- ---------- --------- ----------------
Stuart A. Miller            1996    $207,700   $577,000                  $1,500                              $3,443
Vice President              1995     197,100    384,900                   1,500                               2,563
                            1994     175,000    372,500                   1,500                               2,376
Steven J. Saiontz           1996     207,700    577,000                   1,500                               3,444
President of Lennar         1995     197,100    384,900                   1,500                               2,571
Financial Services, Inc.    1994     175,000    372,500                   1,500                               2,372
Jeffrey P. Krasnoff         1996     145,400    317,900                   1,500                 $59,067       3,233
Vice President              1995     138,800    215,700                   1,500                  28,900       2,577
                            1994     130,000    150,600                   1,500                               2,376

----------------
(1) At November 30, 1996, a total of 258,309 restricted shares of Lennar common stock, with an aggregate market value of $6,716,034 on that day, were held in employees' accounts under Lennar's Employee Stock Ownership/401(k)
    Plan. All shares in the accounts of employees with more than five years' service are vested. Shares in the accounts of other employees become vested when and if the employees attain five years of service. Holders of both vested and non-vested shares are entitled to the dividends on the shares. The restricted shares outstanding on November 30, 1996 included 7,708 shares in Stuart A. Miller's account (with a market value on that day of $200,408), 2,420 shares in Steven J. Saiontz' account (with a market value on that day of $62,920) and 425 shares in Jeffrey P. Krasnoff's account (with a market value on that day of $11,050). All shares held in these accounts were vested.

(2) Consisting of matching payments by Lennar under the 401(k) aspect of Lennar's Employee Stock Ownership/401(k) plan, term life insurance premiums and long term disability insurance premiums paid by Lennar, as follows:



                                                       TERM               LONG TERM
                                 401(K) MATCH     LIFE INSURANCE     DISABILITY INSURANCE
                                 --------------   ----------------   ---------------------
Stuart A. Miller        1996         $2,375             $660                 $408
                        1995          2,310              253
                        1994          2,310               66
Steven J. Saiontz       1996          2,375              661                  408
                        1995          2,310              261
                        1994          2,310               62
Jeffrey P. Krasnoff     1996          2,375              568                  290
                        1995          2,310              267
                        1994          2,310               66

     Directors who are not employees of the Company will be paid annual fees of $10,000 plus $2,500 for each of the first five board meetings attended and $400 for each additional meeting in the same year. Directors who are employees of the Company will receive no additional remuneration for services as directors.

     The following table sets forth information about a sum awarded by Lennar to one of the five highest paid officers of LNR for the year ended November 30, 1996, which is payable over a period of years:

                       LONG-TERM INCENTIVE PLANS--AWARDS
                              IN LAST FISCAL YEAR

                                                     ESTIMATED FUTURE PAYOUTS
                                        --------------------------------------------------
                        PERIOD UNTIL      THRESHOLD            TARGET          MAXIMUM
NAME                      PAYOUT              $                  $                $
----                    ------------    ----------------   ----------------   ------------
Jeffrey P. Krasnoff     1-5 Years       Not Applicable     Not Applicable      $  317,900(1)

----------------
(1) This amount is payable in five equal annual installments, conditioned on Mr. Krasnoff's continuing to be employed by Lennar.

     The following table sets forth information about exercises by executive officers of LNR of Lennar options and SAR's in the fiscal year ended November 30, 1996, and the values of options and SAR's held by them at the end of that year.

            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTIONS/SAR VALUES

                                                                                     VALUE OF
                                                          NUMBER OF                UNEXERCISED
                                                         UNEXERCISED               IN-THE-MONEY
                                                        OPTIONS/SARS               OPTIONS/SARS
                          SHARES         VALUE       AT FISCAL YEAR-END;     AT FISCAL YEAR END($)(1);
                        ACQUIRED ON     REALIZED      EXERCISABLE (E)/           EXERCISABLE (E)/
NAME                     EXERCISE         ($)         UNEXERCISABLE(U)           UNEXERCISABLE(U)
----                    -----------     ----------   ---------------------   --------------------------
Stuart A. Miller             0              $0               37,500(E)            $     729,686(E)
                                                            112,500(U)                2,189,059(U)
Steven J. Saiontz            0               0               37,500(E)                  729,686(E)
                                                            112,500(U)                2,189,059(U)
Jeffrey P. Krasnoff          0               0                9,000(E)                  133,470(E)
                                                             36,000(U)                  533,880(U)

----------------
(1) Based upon the difference between the exercise price of the options/SAR's and the last reported sale price of Lennar's common stock on November 29, 1996.

                      RELATIONSHIPS BETWEEN LNR AND LENNAR

     LNR and Lennar have entered into, or expect to enter into, (a) a Separation and Distribution Agreement relating to the Distribution and relationships between them after the Distribution and (b) a Partnership Agreement forming the Land Partnership (the "Partnership Agreement"). They expect to enter into an agreement relating to the sharing for up to a year of computers and related equipment and computer service personnel. Also, they may enter into agreements under which Lennar will continue to provide construction management services with regard to four properties owned by the Company until construction of those properties is completed and under which Lennar may service residential mortgages held by the Company. In addition, Lennar leases office space from the Company. Lennar believes the computer sharing and construction management contracts and the office leases are on substantially the same terms as would be provided in agreements between persons who did not have a historical relationship to one another.

THE SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement has a number of provisions relating to the Distribution and relationships between LNR and Lennar after Distribution. They include the following:

   /bullet/ Lennar agrees to contribute to LNR prior to the Distribution all the Lennar subsidiaries which are engaged wholly or primarily in the real estate investment and management business and any assets of other subsidiaries which are not used or expected to be used wholly or primarily in connection with Lennar's homebuilding business. LNR will transfer back to Lennar any assets of LNR subsidiaries which are used primarily in connection with Lennar's homebuilding business.

   /bullet/ Prior to the Distribution, Lennar will contribute to LNR cash or additional assets so that, after LNR's assumption of all Lennar's obligations which relate primarily to its real estate investment and management business, Lennar's net worth at the effective time of Lennar's merger with Pacific Greystone Corporation will be $200 million plus an amount approximating the anticipated earnings of Lennar and its homebuilding subsidiaries from September 1, 1997 to the Effective Time of the Pacific Greystone Merger.

   /bullet/ LNR will assume all the obligations of Lennar and its subsidiaries which relate primarily to its real estate investment and management business, including assuming the obligations under specified contracts and assuming specified obligations for borrowed money.

   /bullet/ LNR will issue to Lennar the shares Lennar requires to complete the Distribution. LNR will then offer, during a limited period after the Distribution, to issue LNR Class B Stock in exchange for LNR Common Stock. LNR will also issue to Lennar any shares of LNR Common Stock Lennar is required to distribute to holders of stock options which were granted by Lennar prior to the date of the Distribution.

   /bullet/ Lennar and its homebuilding (including home mortgage) subsidiaries will not engage in the businesses in which the Company currently is engaged, and the Company will not engage in the businesses in which Lennar and its homebuilding subsidiaries currently are engaged (except in limited areas in which the activities, or currently anticipated activities, of the two groups overlap). The agreements not to compete are described in greater detail under the caption "Business--Overview."

   /bullet/ All indebtedness of Lennar or any of its homebuilding subsidiaries to the Company, and all indebtedness of the Company to Lennar or any of its homebuilding subsidiaries, will be eliminated immediately before the date of the Distribution.

   /bullet/ Lennar will indemnify the Company against any liabilities or expenses relating to (a) Lennar's homebuilding business, (b) any Lennar obligations for borrowings incurred before the date of the

              Distribution which are not assumed by LNR, or (c) any registration statement, proxy statement, press release or other document issued by Lennar in connection with the Pacific Greystone Merger (except with regard to information about LNR provided in writing by LNR).

   /bullet/ LNR will indemnify Lennar and each of its homebuilding subsidiaries against any liabilities or expenses relating to (i) the real estate investment and management business, (ii) any obligations assumed by LNR or any of its subsidiaries, (iii) the Distribution, (iv) this Information Statement, (v) any press release or any document issued by LNR with regard to the Distribution, (vi) any obligations, including contingent obligations, of Lennar or any of its past or current subsidiaries or affiliates existing on or before the date of the Distribution that did not arise exclusively or primarily in the conduct of Lennar's homebuilding business (except that indemnification with regard to Lennar corporate financings or other Lennar corporate activities which do not specifically relate to any aspects of its operations will be limited to 71.5% of the liability or expense) and (vii) any actual or contingent liabilities of Lennar or any of its past or current subsidiaries or affiliates existing on or before the date of the Distribution relating to any business or line of business which at any time was treated on Lennar's consolidated financial statements as a discontinued operation or a discontinued line of business, or which was divested by Lennar or any of its current or former subsidiaries prior to the date of the Distribution.

   /bullet/ If, other than because of actions taken by Lennar after completion of the Pacific Greystone Merger, it is determined that the Distribution did not qualify as a transaction in which the LNR stock distributed to the Lennar stockholders does not result in income or gain to the Lennar stockholders and does not require Lennar to recognize income or gain, and as a result Lennar incurs any liabilities for taxes, interest or penalties to any taxing jurisdiction which it would not have incurred if the Distribution had been tax-free, LNR will pay Lennar an amount equal to the liabilities incurred for taxes, interest and penalties as a result of the Distribution and all related accounting, legal and professional fees, as well as any costs, expenses or damages Lennar incurs as a result of stockholder litigation or controversies because the Distribution is not tax-free.

   /bullet/ All transactions between Lennar or any of its homebuilding subsidiaries and the Company must be on substantially the same terms as those which would prevail in a transaction between unaffiliated persons. Neither Lennar nor any of its homebuilding subsidiaries may enter into any transaction with the Company which will involve a payment or loan of more than $5 million unless Lennar receives a copy of a resolution of LNR's Board of Directors in which that Board of Directors determines that the transaction is on substantially the same terms as those which would prevail in a transaction between unaffiliated persons. The Company may not enter into any transaction with Lennar or any of its homebuilding subsidiaries which will involve a payment or loan of more than $5 million unless the Company receives a copy of a resolution of Lennar's Board of Directors in which that Board of Directors determines that the transaction or loan is on substantially the same terms as those which would prevail in a transaction between unaffiliated persons. The requirement that transactions be on substantially the same terms as those which would prevail in a transaction between unaffiliated persons does not include transactions with Lennar Land Partners.

   /bullet/ LNR will pay Lennar an amount equal to its share of Lennar's total income tax liability for the period from December 1, 1996 to the Distribution Date, allocating income to the Company on a basis provided in the Treasury Regulations as if Lennar and LNR were separately incorporated members of the same consolidated group during that period and LNR owned and operated Lennar's real estate investment and management business during the period. Lennar and LNR will give one another access to their books and records and knowledgeable personnel in order to permit the other of them to prepare financial statements and tax returns, in connection with audits of tax returns, and for other business purposes.

   /bullet/ If, after an audit required by the Pacific Greystone Merger Agreement, it is determined that Lennar's net worth at the Effective Time of the Pacific Greystone Merger was less or more than

              $200 million plus the amount approximating the anticipated earnings of Lennar and its homebuilding subsidiaries from September 1, 1997 to the date of the Pacific Greystone Merger, LNR will pay Lennar a sum equal to the amount by which Lennar's net worth was less than that amount, or Lennar will pay LNR a sum equal to the amount by which Lennar's net worth was more than that amount.

     Under the Separation and Distribution Agreement, the obligations of Lennar and LNR to carry out the Distribution are conditioned upon, among other things,
(a) Lennar's having obtained a private letter ruling from the Internal Revenue Service that the Distribution will qualify under Section 355(a) of the Internal Revenue Code, and accordingly, no gain or loss will be recognized to (and no amount will be included in income of) Lennar stockholders, and no gain or loss will be recognized to Lennar as the result of the Distribution, and (b) the LNR Common Stock's having been authorized for listing on the New York Stock Exchange. The ruling from the Internal Revenue Service has been obtained and, after reviewing materials regarding the eligibility of LNR's Common Stock for listing, the New York Stock Exchange has cleared LNR to file a listing application.

THE LAND PARTNERSHIP

     Wholly owned subsidiaries of LNR and Lennar will be entering into the Partnership Agreement creating the Land Partnership. Lennar and LNR, through their subsidiaries, each will own 50% of the Land Partnership. The purpose of the Land Partnership will be to have Lennar and LNR share the risks and profits of ownership of some real property which has been acquired by Lennar for use in its homebuilding activities, and possibly additional properties which will be acquired in the future. Prior to formation of the Land Partnership, Lennar will transfer to the Company approximately 50% in value of the original properties or interests in properties which are to be contributed to the Land Partnership. Lennar and LNR will then contribute all the original properties and interests in properties to the Land Partnership in exchange for 50% interests in the Land Partnership.

     Lennar will manage the day-to-day activities of the Land Partnership under a management agreement. Lennar will be reimbursed by the Land Partnership for all direct out-of-pocket expenses plus an agreed monthly amount (which will be $500,000 per month in 1997) for certain indirect expenses. The reimbursement is subject to adjustment in the Land Partnership's annual business plan.

     The Land Partnership will be governed by an Executive Committee of not more than three members designated by each partner, with all the members designated by a partner acting as representatives of that partner (without fiduciary or other obligations to the other partner) and together having a single vote. Actions of the Executive Committee must be by majority vote (based upon one vote per partner). Therefore, while the LNR and Lennar subsidiaries are the only partners, each of them will have a veto over all matters presented to the Executive Committee. Even if there were additional partners, a number of matters would require the unanimous vote of the Executive Committee (based upon one vote per partner), including (i) the acquisition by the Land Partnership of real property, other than the original properties contributed by Lennar and LNR, (ii) the sale of any real property to a partner or an affiliate of a partner, other than upon exercise of an option or under a purchase agreement which had been approved by the Executive Committee, (iii) the adoption of an annual business plan, (iv) approval of a master plan relating to a property owned by the Land Partnership, (v) a borrowing from or loan to any person, including a partner or its affiliate, (vi) any amendment to the Management Agreement with Lennar, (vii) any requirement that the partners make additional capital contributions to the Land Partnership, or (viii) any agreement with a partner or an affiliate of a partner which is not otherwise subject to the requirement of unanimous Executive Committee approval.

     Although Lennar may recommend that the Land Partnership acquire additional properties, Lennar will be under no obligation to do so, and Lennar will be free to acquire properties itself without considering whether they would be suitable for the Land Partnership. Conversely, because of the requirements discussed above for unanimous Executive Committee approval of acquisitions of properties, LNR could, in effect, veto any future property acquisitions by the Land Partnership. If Lennar failed to recommend that the Land Partnership acquire additional properties, or LNR vetoed all proposed acquisitions of additional properties by the Land Partnership, the activities of Land Partnership would be limited to developing and disposing of the original properties which are contributed to it when it is formed.

     LNR's Bylaws provide that its representatives on the Executive Committee of the Land Partnership may not vote in favor of any action specified to require the unanimous vote of the Executive Committee without approval of the Independent Directors Committee of LNR's Board of Directors, none of the members of which may be an officer or employee of the Company or a director, officer or employee of Lennar or any subsidiary of Lennar.

OTHER RELATIONSHIPS

     There will be a number of relationships between Lennar and LNR after the Distribution, in addition to those arising under the Separation and Distribution Agreement or relating to the Land Partnership. Among other things, immediately after the Distribution, all the stockholders of LNR will be persons who were stockholders of Lennar on the Distribution Record Date. More importantly, Leonard Miller, who has voting control of Lennar, probably also will have voting control of LNR through his ownership of LNR Class B Stock. Also, Stuart Miller, the Chairman of the Board of LNR, is the chief executive officer of Lennar, Steven Saiontz, the Chief Executive Officer of LNR, is a director of Lennar, and Leonard Miller, who is a director and probably will have voting control of LNR, is the Chairman of the Board of Lennar. In addition, under agreements described above, LNR and Lennar will, for up to one year after the Distribution, share some computers and related equipment and computer service personnel. Also, Lennar may provide construction management with regard to four properties owned by the Company until the properties are completed, Lennar may service residential loans held by the Company and Lennar leases office space from LNR. Finally, because all LNR's employees immediately after the Distribution will be people who were previously employees of Lennar, LNR will have to assume many of Lennar's benefit obligations with regard to the people who become employees of LNR.

                          DESCRIPTION OF CAPITAL STOCK

     LNR's authorized capital stock is 150,000,000 shares of Common Stock, $.10 par value, 40,000,000 shares of Class B Stock, $.10 par value, and 500,000 shares of Preferred Stock, $10 par value. A total of 36,064,306 shares of Common Stock will be issued in the Distribution and it is anticipated that at least 9,930,030 of these shares will be exchanged for Class B Stock through exercise of the exchange right made available during the 20 days after the Distribution.

PREFERRED STOCK

     The Preferred Stock may be issued in series with any rights, powers and preferences which may be authorized by LNR's Board of Directors. Those rights, powers and preferences may relate to voting, dividends, preferences on liquidation or other distributions, redemption (including sinking fund requirements), conversion into (or exchange for) other securities or other matters.

COMMON STOCK

     When LNR Common Stock is distributed to Lennar's stockholders in the Distribution, all the outstanding shares of LNR Common Stock will be fully paid and nonassessable and entitled to participate equally and ratably in dividends and in distributions available for the Common Stock on liquidation. Each share is entitled to one vote for the election of directors and upon all other matters on which the common stockholders vote. Holders of Common Stock do not have preemptive rights and are not entitled to cumulative votes in the election of Directors.

     The transfer agent and registrar for the Common Stock is BankBoston, N.A., Canton, Massachusetts.

CLASS B STOCK

     The Class B Stock is identical in every respect with the LNR Common Stock, except that (a) each share of Class B Stock is entitled to ten votes on each matter submitted to the vote of the common stockholders, while each share of Common Stock is entitled to only one vote on each matter submitted to the vote of the common stockholders, (b) the cash dividends, if any, paid with regard to a share of Class B Stock in a year cannot be more than 90% of the cash dividends, if any, paid with regard to a share of Common Stock in that year,
(c) Class B Stock cannot be transferred, except to a limited group of permitted transferees (primarily close relatives of the Class B stockholder, fiduciaries for the Class B stockholder or for close relatives, and entities of which the Class B stockholder or close relatives are majority owners), (d) Class B Stock may at any time be converted into Common Stock, but Common Stock may not be converted into Class B Stock, (e) amendments to provisions of LNR's Certificate of Incorporation relating to the Common Stock or the Class B Stock require the approval of a majority of holders the shares of Common Stock which are voted with regard to them (as well as a majority in voting power of all the outstanding Common Stock and Class B Stock combined), and (f) under Delaware law, an amendment to LNR's certificate of incorporation which changes the authorized number of shares or par value of the Class B Stock or adversely affects the powers, preferences or special rights of holders of Class B Stock must be approved by the holders of the Class B Stock voting as a separate class.

     Because of his holdings of Lennar common stock and Lennar class B common stock and his intention to exchange LNR Common Stock received in the Distribution for LNR Class B Stock, Leonard Miller, the Chairman of the Board of Lennar and a director of LNR, will receive 9,930,030 shares of Class B Stock, which may be as much as 100% of the outstanding Class B Stock and will be 27.6% of the outstanding common stock of both classes. If no other Lennar stockholders elect to receive Class B Stock, Mr. Miller's Class B Stock will give him approximately 79% of the total votes which can be cast by the holders of both classes of common stock. Under those circumstances, even if Mr. Miller converted 6,327,289 shares of Class B Stock into Common Stock and sold that Common Stock, thereby reducing his holdings to 10% of the total common stock of both classes, Mr. Miller would be entitled to cast more than 50% of the votes. In connection with Lennar's request for a ruling from the Internal Revenue Service that the Distribution will not result in taxable gain or income either to Lennar or to its stockholders, Mr. Miller represented that neither he nor his family partnerships have any current intention of disposing of Class B Stock, except in order to give a minor number of shares to charity, to members of Mr. Miller's family or to others.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As permitted by Section 145 of the General Corporation Law of Delaware, LNR's By-Laws provide that an officer, director, employee or agent of the Company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any action, suit or proceeding brought against the person by reason of the fact that the person was or is such an officer, director, employee or agent, provided the person acted in good faith or in a manner the person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful, except that in any action or suit by or in the right of the Company, if a person is adjudged to be liable for negligence or misconduct, the person shall not be indemnified unless and only to the extent that a court of appropriate jurisdiction shall determine that the person is fairly and reasonably entitled to indemnification.

                            PRO FORMA FINANCIAL DATA

     The following unaudited pro forma combined balance sheet of the Company as of May 31, 1997 and the unaudited pro forma combined statements of earnings for the six months ended May 31, 1997 and for the year ended November 30, 1996 have been prepared to reflect the Company's expected contribution to Lennar Land Partners and contributions to the capital of the Company by Lennar in connection with the spin-off of the Company to Lennar's stockholders.

     The unaudited pro forma combined balance sheet has been prepared as if the spin-off occurred on May 31, 1997 and the unaudited pro forma combined statements of earnings have been prepared as if the spin-off occurred on the first day of the periods presented. The unaudited pro forma financial statements have been prepared utilizing the accounting policies outlined in the historical financial statements.

     The following data should be read in conjunction with the Company's combined financial statements and the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations and other financial information included elsewhere in this document. The unaudited pro forma financial statements do not necessarily reflect what the results of operations and financial position would have been had the spin-off occurred as assumed in preparing the unaudited pro-forma financial statements, nor do they necessarily reflect the future results or financial position of the Company.

                           LNR PROPERTY CORPORATION

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF MAY 31, 1997
                                 (IN THOUSANDS)

                                                                  HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                                  ------------   -----------------   ----------
ASSETS
Cash and cash equivalents  ....................................     $  9,015                             9,015
Investment securities   .......................................      286,485                           286,485
Mortgage loans, net  ..........................................       72,577                            72,577
Operating properties and equipment, net   .....................      212,825                           212,825
Land held for investment   ....................................       89,791                            89,791
Investments in and advances to partnerships  ..................      102,289           86,698 (1)      188,987
Deferred income taxes   .......................................        5,639           22,950 (2)       28,589
Other assets   ................................................       14,471                            14,471
                                                                    --------                          --------
  Total assets ................................................     $793,092          109,648          902,740
                                                                    ========      ===========         ========
LIABILITIES AND PARENT COMPANY INVESTMENT
Liabilities
Accounts payable  .............................................     $  3,265                             3,265
Accrued expenses and other liabilities ........................       35,719                            35,719
Mortgage notes and other debts payable    .....................      369,965          (48,726)(3)      321,239
                                                                    --------      -----------         --------
  Total liabilities  ..........................................      408,949          (48,726)         360,223
                                                                    --------      -----------         --------
Parent Company investment
Parent Company investment  ....................................      370,382          (83,775)(1)           --
                                                                                      (22,950)(2)
                                                                                      (47,167)(3)
                                                                                      524,274 (4)
Common Stock   ................................................           --            3,603 (4)        3,603
Additional Paid-In Capital ....................................           --          525,153 (4)      525,153
Unrealized gains on securities available-for-sale, net   ......       13,761                            13,761
                                                                    --------                          --------
  Total Parent Company investment   ...........................      384,143          158,374          542,517
                                                                    --------      -----------         --------
  Total liabilities and Parent Company investment  ............     $793,092          109,648          902,740
                                                                    ========      ===========         ========

            See accompanying notes to pro forma combined financial information.

                           LNR PROPERTY CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                     FOR THE SIX-MONTHS ENDED MAY 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                        ------------   ----------------   --------------
Revenue
 Rental income   ....................................     $ 29,978                            29,978
 Equity in earnings of partnerships   ...............       19,343           2,923 (1)        22,266
 Interest income ....................................       20,630                            20,630
 Sales of real estate  ..............................       18,334                            18,334
 Management fees ....................................        6,425                             6,425
 Other, net   .......................................        6,394                             6,394
                                                          --------                        ----------
  Total revenues    .................................      101,104           2,923           104,027
                                                          --------      ----------        ----------
Costs and expenses
 Cost of rental operations   ........................       17,695                            17,695
 Cost of real estate sold ...........................       11,933                            11,933
 General and administrative  ........................       12,245                            12,245
 Depreciation    ....................................        2,915                             2,915
                                                          --------                        ----------
  Total costs and expenses   ........................       44,788              --            44,788
                                                          --------      ----------        ----------
Operating income ....................................       56,316           2,923            59,239
 Interest expense   .................................       13,201          (1,559)(3)        11,642
                                                          --------      ----------        ----------
Earnings before taxes  ..............................       43,115           4,482            47,597
Income taxes  .......................................       16,815           1,748 (5)        18,563
                                                          --------      ----------        ----------
Net earnings  .......................................     $ 26,300           2,734            29,034
                                                          ========      ==========        ==========
Earnings per share  .................................                                     $     0.80(6)
                                                                                          ==========
Weighted average pro forma shares outstanding  ......                                         36,300(6)
                                                                                          ==========

            See accompanying notes to pro forma combined financial information.

                           LNR PROPERTY CORPORATION

               UNAUDITED PRO FORMA COMBINED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED NOVEMBER 30, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        HISTORICAL      ADJUSTMENTS        PRO FORMA
                                                        ------------   ----------------   --------------
Revenue
 Rental income   ....................................     $ 59,215                            59,215
 Equity in earnings of partnerships   ...............       51,862           2,055 (1)        53,917
 Interest income ....................................       30,461                            30,461
 Sales of real estate  ..............................       15,925                            15,925
 Management fees    .................................       18,229                            18,229
                                                          --------                        ----------
  Total revenues    .................................      175,692           2,055           177,747
                                                          --------      ----------        ----------
Costs and expenses
 Cost of rental operations   ........................       35,144                            35,144
 Cost of real estate sold ...........................       12,256                            12,256
 General and administrative  ........................       23,738                            23,738
 Depreciation .......................................        5,916                             5,916
 Other, net   .......................................          658                               658
                                                          --------                        ----------
  Total costs and expenses   ........................       77,712                            77,712
                                                          --------                        ----------
Operating income ....................................       97,980           2,055           100,035
 Interest expense   .................................       20,513          (1,800)(3)        18,713
                                                          --------      ----------        ----------
Earnings before taxes  ..............................       77,467           3,855            81,322
Income taxes  .......................................       30,212           1,503 (5)        31,715
                                                          --------      ----------        ----------
Net earnings  .......................................     $ 47,255           2,352            49,607
                                                          ========      ==========        ==========
Earnings per share  .................................                                     $     1.37(6)
                                                                                          ==========
Weighted average pro forma shares outstanding  ......                                         36,233(6)
                                                                                          ==========

                           LNR PROPERTY CORPORATION

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

(1) Represents entries to reflect the transfer of parcels of land from the Parent Company to the Company and from the Company to Lennar Land Partners, which will be 50% owned by the Company. Equity in earnings of partnerships includes the Company's 50% interest in the earnings of Lennar Land Partners.

(2) Represents entries to reflect the Company's share of deferred tax assets associated with the Company's interest in Lennar Land Partners.

(3) In accordance with the Separation and Distribution Agreement with Lennar, the assets and liabilities of Lennar and its subsidiaries will be divided between Lennar and its homebuilding subsidiaries and the Company so that Lennar and its homebuilding subsidiaries will have a net worth of $200 million (with specified adjustments) and the remaining net worth will be transferred to the Company. The entries reflect the equity contribution from Lennar and the planned use of a portion of that contribution to reduce debt by $48.7 million and $28.2 million at May 31, 1997 and November 30, 1996, respectively, as well as lower the related interest expense due to the reduced debt level.

(4) Represents entries to reflect the conversion of the Parent Company investment into common stock and additional paid-in-capital as a result of the Distribution.

(5) The adjustment to taxes represents the estimated income tax effect of the pro forma adjustments at the Company's effective tax rate of 39.0%.

(6) Earnings per share have been calculated using the average number of common shares and common share equivalents outstanding for Lennar since Lennar stockholders will receive one share of the Company's stock for each share of Lennar stock held on the distribution date.

                       FINANCIAL STATEMENTS AND EXHIBITS



FINANCIAL STATEMENTS.

1. Combined financial statements of LNR Property Corporation as of November 30, 1996 and 1995 and for the years ended November 30, 1996, 1995 and 1994.

2. Unaudited combined financial information of LNR Property Corporation as of May 31, 1997 and 1996 and for the six-month periods then ended.

3. Combined financial statements of Lennar Florida Partners I, L.P. and Qualified Affiliates for the years ended December 31, 1996 and 1995 (a significant 50% or less owned investee of LNR Property Corporation).

4. Consolidated financial statements and supplemental information of LWReal Estate Investments, L.P. and Subsidiaries for the years ended December 31, 1996 and 1995 (a significant 50% or less owned investee of LNR Property Corporation).

5. Financial Statement schedules of LNR Property Corporation

     Schedule VIII  Valuation and qualifying accounts
     Schedule XI   Real estate and accumulated depreciation
     Schedule XII   Mortgage loans on real estate

EXHIBITS.


 3.1     Certificate of Incorporation and amendment.**
 3.2     By-laws.**
 4.1     Form of Company's stock certificate.**
10.1     Separation and Distribution Agreement between the Company and Lennar Corporation, dated June 10, 1997.**
10.2     Form of Partnership Agreement between Lennar Land Partners Sub, Inc. and LPC Land
         Partners Sub, Inc.**
21.1     Subsidiaries of the Company.**
27.1     Financial Data Schedule.**
99.1     Letter Ruling from the Internal Revenue Service.*

----------------
 * Filed with this amendment.
** Previously filed.


                                    INDEX TO
                              FINANCIAL STATEMENTS

FINANCIAL STATEMENTS.
                                                                                         Page

   1.   Combined financial statements of LNR Property Corporation as of November
        30, 1996 and 1995 and for the years ended November 30, 1996, 1995 and
        1994 and report of independent auditors.                                         F-2

   2.   Unaudited combined financial information of LNR Property Corporation as
        of May 31, 1997 and 1996 and for the six-month periods then ended.               F-19

   3.   Combined financial statements of Lennar Florida Partners I, L.P. and
        Qualified Affiliates for the years ended December 31, 1996 and 1995 and report of independent certified public accountants (a significant 50% or
        less owned investee of LNR Property Corporation).                                F-22

   4.   Consolidated financial statements and supplemental information of LW
        Real Estate Investments, L.P. and Subsidiaries for the years ended
        December 31, 1996 and 1995 and report of independent certified public accountants (a significant 50% or less owned investee of LNR Property
        Corporation).                                                                    F-38

   5.   Financial Statement schedules of LNR Property Corporation

        Schedule II       Valuation and qualifying accounts                              F-61
        Schedule III      Real estate and accumulated depreciation                       F-62
        Schedule IV       Mortgage loans on real estate                                  F-63

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of LNR Property Corporation:

We have audited the accompanying combined balance sheets of LNR Property Corporation (the "Company") as of November 30, 1996 and 1995 and the related combined statements of earnings, and cash flows for each of the three years in the period ended November 30, 1996. Our audits also included the financial statement schedules listed in the Index to the financial statements. The financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of LNR Property Corporation as of November 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic combined financial statements taken as a whole, present fairly in all material respects the information set forth therein.


DELOITTE & TOUCHE LLP
Certified Public Accountants
Miami, Florida

July 22, 1997

                            LNR PROPERTY CORPORATION

                             COMBINED BALANCE SHEETS

                        As of November 30, 1996 and 1995

(IN THOUSANDS)                                                         1996            1995
                                                                     --------        -------
                                     ASSETS
Cash and cash equivalents                                            $  3,847          5,596
Investment securities                                                 260,537        163,292
Mortgage loans, net                                                    67,746         53,932
Operating properties and equipment, net                               203,266        177,582
Land held for investment                                               91,177         96,761
Investments in and advances to partnerships                           110,180        141,541
Deferred income taxes                                                  10,067           --
Other assets                                                            6,148         13,696
                                                                     --------        -------
       Total assets                                                  $752,968        652,400
                                                                     ========        =======

                    LIABILITIES AND PARENT COMPANY INVESTMENT
Liabilities
    Accounts payable                                                 $  2,698          1,414
    Accrued expenses and other liabilities                             28,816         23,407
    Deferred income taxes                                                --            4,420
    Mortgage notes and other debts payable                            354,406        252,256
                                                                     --------        -------
       Total liabilities                                              385,920        281,497
                                                                     --------        -------

Commitments and contingent liabilities (Note 12)

Parent Company investment
    Parent Company investment                                         359,148        365,133
    Net unrealized gain on available-for-sale securities                7,900          5,770
                                                                     --------        -------
       Total Parent Company investment                                367,048        370,903
                                                                     --------        -------
       Total liabilities and Parent Company investment               $752,968        652,400
                                                                     ========        =======

See accompanying notes to combined financial statements.


                            LNR PROPERTY CORPORATION

                         COMBINED STATEMENTS OF EARNINGS

                  Years Ended November 30, 1996, 1995 and 1994

(IN THOUSANDS)                                          1996       1995       1994
                                                      --------   --------   --------
Revenues
      Rental income                                   $ 59,215     51,664     45,978
      Equity in earnings of partnerships                51,862     31,203     20,710
      Interest income                                   30,461     20,988     11,640
      Sales of real estate                              15,925     38,173     21,518
      Management fees                                   18,229     10,274     12,390
      Other, net                                          --        2,910      2,016
                                                      --------   --------   --------
          Total revenues                               175,692    155,212    114,252
                                                      --------   --------   --------
Costs and expenses
      Cost of rental operations                         35,144     27,766     23,884
      Cost of real estate sold                          12,256     22,397     12,433
      General and administrative                        23,738     18,279     14,436
      Depreciation                                       5,916      5,671      4,618
      Other, net                                           658       --         --
                                                      --------   --------   --------
          Total costs and expenses                      77,712     74,113     55,371
                                                      --------   --------   --------
Operating income                                        97,980     81,099     58,881
Interest expense                                        20,513     14,692      5,688
                                                      --------   --------   --------
Earnings before income taxes                            77,467     66,407     53,193
Income taxes                                            30,212     25,899     20,695
                                                      --------   --------   --------
Net earnings                                          $ 47,255     40,508     32,498
                                                      ========   ========   ========

See accompanying notes to combined financial statements.


                            LNR PROPERTY CORPORATION

                        COMBINED STATEMENTS OF CASH FLOWS

                  Years Ended November 30, 1996, 1995 and 1994

(IN THOUSANDS)                                                                     1996         1995         1994
                                                                                ---------    ---------    ---------
Cash flows from operating activities:
      Net earnings                                                              $  47,255       40,508       32,498
      Adjustments to reconcile net earnings to net cash provided by (used in)
       operating activities:
          Depreciation                                                              5,916        5,671        4,618
          Amortization of discount on mortgage loans and loan costs                    (6)        (881)      (1,702)
          Gain on sales of operating properties and land held for investment       (3,669)     (15,776)      (9,085)
          Equity in earnings of partnerships                                      (51,862)     (31,203)     (20,710)
          Gain on sales of investment securities                                   (1,735)        (513)        --
          Decrease in deferred income taxes                                       (12,614)     (14,742)     (10,344)
          Changes in assets and liabilities:
              Decrease (increase) in other assets                                   8,129       (3,892)       7,831
              Decrease (increase) in mortgage loans held for sale                  (9,776)      10,285        3,203
              Increase in accounts payable and accrued liabilities                  6,694        8,910        6,478
                                                                                ---------    ---------    ---------
                 Net cash provided by (used in) operating activities              (11,668)      (1,633)      12,787
                                                                                ---------    ---------    ---------
Cash flows from investing activities:
      Operating properties and equipment
         Additions                                                                (19,269)      (9,511)     (53,468)
         Sales                                                                     11,667       21,804       20,000
      Land held for investment
         Additions                                                                 (3,699)      (5,911)     (12,739)
         Sales                                                                      4,258       16,365        1,518
      Investments in and advances to partnerships                                 (12,138)     (70,442)     (54,590)
      Distributions from partnerships                                              95,361       93,899       10,755
      Purchase of mortgage loans held for investment                              (15,927)     (39,730)     (74,478)
      Proceeds from mortgage loans held for investment                              9,616        5,374       58,554
      Purchase of investment securities                                           (96,295)     (57,450)     (45,932)
      Proceeds from sales of investment securities and other                       29,896       16,792        4,258
                                                                                ---------    ---------    ---------
          Net cash provided by (used in) investing activities                       3,470      (28,810)    (146,122)
                                                                                ---------    ---------    ---------
Cash flows from financing activities:
      Net borrowings under repurchase agreements and revolving credit
       lines                                                                       76,424      109,482         --
      Mortgage notes and other debts payable
        Proceeds from borrowings                                                    1,255         --         40,000
        Principal payments                                                        (18,752)      (1,323)      (1,054)
      Payments (to) from Parent Company                                           (52,478)     (73,708)      94,776
                                                                                ---------    ---------    ---------
        Net cash provided by financing activities                                   6,449       34,451      133,722
                                                                                ---------    ---------    ---------
      Net increase (decrease) in cash and cash equivalents                         (1,749)       4,008          387
      Cash and cash equivalents at beginning of year                                5,596        1,588        1,201
                                                                                ---------    ---------    ---------
      Cash and cash equivalents at end of year                                  $   3,847        5,596        1,588
                                                                                =========    =========    =========
      Supplemental disclosure of cash flow information:
        Cash paid for interest                                                  $  20,428       14,489        5,107

      Supplemental disclosures of non-cash investing and financing activities:
        Purchases of investment securities financed by sellers                  $  25,619       24,162       46,826
        Purchase of operating property financed by a mortgage note              $  17,400         --           --
        Contribution of loan held for investment to acquire investment
         in partnership                                                         $    --         27,651         --
      Supplemental disclosure of non-cash transfers:
        Transfer of mortgage loans to land held for investment                  $   2,273         --           --


See accompanying notes to combined financial statements.

LNR PROPERTY CORPORATION

NOTES TO COMBINED FINANCIAL STATEMENTS

NOVEMBER 30, 1996, 1995 AND 1994

1.   SUMMARY OF ORGANIZATION, BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

SPIN-OFF TRANSACTION

     On June 11, 1997, Lennar Corporation (the "Parent Company") announced, pursuant to a separation and distribution agreement (the "Agreement"), that its Board of Directors had approved a plan to spin-off its real estate investment and management business into a new, publicly held, independently-operated company to be called LNR Property Corporation (the "Company"). Shareholders of the Parent Company will receive one share of the Company's stock for each share of the Parent Company's stock held on the distribution date. The spin-off is subject to certain conditions, including receipt of a ruling from the Internal Revenue Service that the proposed spin-off will qualify as a tax-free distribution under the Internal Revenue Code of 1986, as amended. The spin-off is expected to occur in the fourth quarter of fiscal 1997.

     The assets and liabilities of the Parent Company and its subsidiaries will be divided between the Company and the Parent Company and its homebuilding subsidiaries so that the Parent Company and its homebuilding subsidiaries will have a net worth of $200 million (with specified adjustments) and the remaining net worth will be transferred to the Company.

     Under the Agreement, the Parent Company and the Company have agreed that at least until December 2002, the Parent Company and its homebuilding subsidiaries will not engage in the businesses in which the Company currently is engaged and the Company will not engage in the businesses in which the Parent Company and its homebuilding subsidiaries currently are engaged (except in limited areas in which the activities, or currently anticipated activities, of the two groups overlap). In the Agreement, the Company agrees to indemnify the Parent Company against any costs it may suffer if it ultimately is determined that the distribution was not tax-free to the Parent Company and to its stockholders, including taxes, interest and penalties which may be due from the Parent Company and costs of any stockholder litigation or controversies.

DESCRIPTION OF BUSINESS

     The Company operates a real estate investment and management business which engages principally in (i) developing, acquiring and actively managing commercial and residential multi-family rental real estate, (ii) acquiring, itself or through partnerships which it manages, portfolios of commercial mortgage loans and properties and providing workout, property management and asset sale services with regard to the portfolio assets, (iii) acting as special servicer with regard to pools of commercial mortgages which are the subject of commercial mortgage backed securities ("CMBS"), (iv) acquiring unrated and rated CMBS issued with regard to mortgage pools as to which the Company acts as special servicer and (v) making mortgage loans to companies and individuals engaged in commercial real estate activities and to developers and builders of residential communities.

BASIS OF PRESENTATION AND COMBINATION

     The combined financial statements of the Company have been prepared and are presented to reflect the Company as a separate combined group for all periods presented and have been extracted from the financial statements of the Parent Company using the Parent Company's historical results of operations and historical cost basis of its assets and liabilities of the businesses being operated by the Company. All significant intercompany transactions and balances have been eliminated.

     The combined financial statements do not include the anticipated 50% interest the Company will have in a partnership expected to be formed between the Parent Company and the Company. The partnership will own parcels of land which are either currently being developed or are expected to be developed into primarily residential communities. The assets to be contributed to the partnership are currently owned and operated by certain subsidiaries of the Parent Company and are not a part of the Company's current operations. The combined financial statements also do not reflect the additional capital contribution from the Parent Company expected as of the spin-off date when the Parent Company adjusts its net worth to $200 million.

     Expenses which related both to the businesses operated by the Company and the businesses retained by the Parent Company have been allocated on a basis which the Company believes is reasonable. However, the expenses allocated to the Company are not necessarily the same as those the Company would have incurred if it had operated independently, and in general, the results of operations, financial position and cash flows reflected in the combined financial statements of the Company are not necessarily the same as those which would have been realized if the Company had been operated independently of the Parent Company during the periods to which those financial statements relate.

     The Company's investments in partnerships and similar entities in which a less than controlling interest is held are accounted for by the equity method.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVESTMENT SECURITIES

     Debt and equity securities that have determinable fair values are classified as available-for-sale unless they are classified as held-to-maturity or trading. Securities classified as held-to-maturity are carried at amortized cost because they are purchased with the intent and ability to hold to maturity. At November 30, 1996, no securities were held for trading purposes.

     Securities classified as available-for-sale are recorded at fair value in the balance sheet, with unrealized holding gains or losses, net of tax effects, reported as a separate component of Parent

Company investment. Realized gains and losses, as well as unrealized losses that are other than temporary are recognized in earnings. The cost of securities sold is based on the specific identification method.

MORTGAGE LOANS

     Mortgage loans held for sale are recorded at the lower of cost or market, as determined on a discounted cash flow basis. Purchase discounts recorded on these loans are presented as a reduction of the carrying amount of the loans and are not amortized. Mortgage loans held for investment are carried net of unamortized discounts.

OPERATING PROPERTIES AND EQUIPMENT

     Operating properties and equipment are recorded at cost. Depreciation is calculated to amortize the cost of depreciable assets over their estimated useful lives using the straight-line method. The range of estimated useful lives for operating properties is 15 to 40 years and for equipment is 2 to 10 years.

LAND HELD FOR INVESTMENT

     Land held for investment is stated at the lower of accumulated cost or net realizable value. Net realizable value is evaluated at the individual property level and is defined as the estimated proceeds upon disposition less all future costs to complete and sell.

REVENUE RECOGNITION

     Interest income is comprised of interest received plus amortization of the discount between the carrying value of the mortgage loan held for investment or investment security and its unpaid principal balance using a methodology which results in a level yield.

     Revenues from sales of real estate (including the sales of land held for investment and operating properties) are recognized when a significant down payment is received, the earnings process is complete and the collection of any remaining receivables is reasonably assured. Management fees are recognized in income when earned and realization is reasonably assured.

INCOME TAXES

     Income taxes are accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

NET EARNINGS PER SHARE AND STOCK OPTION PLANS

     The Company was formed in June 1997 and had no outstanding stock prior to formation; therefore, earnings per share have not been calculated in the attached financial statements. Certain members of the Company's management participate in the Parent Company's stock option plans, but the Company has not yet adopted its own plan.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires companies to evaluate long-lived assets for impairment based on the undiscounted future cash flows of the asset. If a long-lived asset is identified as impaired, the value of the asset must be reduced to its fair value. The Company's land holdings and operating properties would be considered long-lived assets under this pronouncement. The Company adopted this statement in the first quarter of its fiscal year ending November 30, 1997 and it did not have any material effect on the Company's financial position or results of operations.

     In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. Entities which elect not to adopt the fair value method of accounting are required to make pro forma disclosures of net income and earnings per share as if the fair value method were adopted. This statement is effective for fiscal years beginning after December 15, 1995. The Company does not intend to adopt the fair value method of accounting, but has elected to make the pro forma disclosures at such time as stock-based compensation plans are adopted by the Company.

     In February 1997, the FASB issued SFAS No. 128, "Earnings per Share." This statement is effective for financial statements for periods ending after December 15, 1997. Earlier adoption is not permitted. This statement changes the method in which earnings per share will be determined. Adoption of this statement will not have an impact on the Company until such time as stock-based compensation plans are adopted.

2. RESTRICTED CASH

     Cash includes restricted deposits of $1.6 million and $1.4 million as of November 30, 1996 and 1995, respectively. These balances are comprised primarily of security deposits from tenants of commercial and apartment properties.

3. MORTGAGE LOANS

     At November 30, 1996 and 1995, mortgage loans consisted of the following:

                                                 November 30,
                                         ---------------------------
(IN THOUSANDS)                             1996              1995
                                         --------          --------

Mortgage loans                           $ 83,576            67,384

Allowance for loan losses                  (4,979)             (340)

Unamortized discounts                     (10,851)          (13,112)
                                         --------          --------

                                         $ 67,746            53,932
                                         ========          ========


     At November 30, 1996 and 1995, the balance of mortgage loans classified as held for sale were $41.6 million and $5.5 million, respectively, and classified as held for investment were $26.1 million and $48.4 million, respectively.

4. INVESTMENT SECURITIES

     Investment securities consist of investments in various issues of rated and unrated portions of CMBS. The Company's investment in rated CMBS are classified as available-for-sale and its investment in unrated CMBS are classified as held-to-maturity. In general, principal payments on each class of security are made in the order of the stated maturities of each class so that no payment of principal will be made on any class until all classes having an earlier maturity date have been paid in full. The Company's investment securities have stated maturity dates in years 2004 through 2030 and carry stated interest rates ranging from 6.59% to 13.33%. The annual principal repayments are dependent upon collections on the underlying mortgages, affected by prepayments and extensions, and as a result, the actual maturity of any class of securities may differ from its stated maturity.

     These investments represent securities which are collateralized by pools of mortgage loans on commercial real estate assets located across the country. Concentrations of credit risk with respect to these securities are limited due to the diversity of the underlying loans across geographical areas and diversity among property types. In addition, the Company only invests in these securities when it performs significant due diligence analysis on the real estate supporting the underlying loans and when it is named special servicer for the entire securitization.

As special servicer, the Company monitors and impacts the performance of the securitization by having the ability to resolve non-performing loans using its loan workout and asset management expertise.

     At November 30, 1996 and 1995, the Company's investment securities consisted of the following:

      (IN THOUSANDS)                     1996             1995
                                     -----------      -----------
      Available-for-sale             $   193,869          141,832
      Held-to-maturity                    66,668           21,460
                                     -----------      -----------
                                     $   260,537          163,292
                                     ===========      ===========

     At November 30, 1996 and 1995, the amortized cost and fair value of investment securities consisted of the following:

                                             GROSS UNREALIZED
                            AMORTIZED      --------------------       FAIR
(IN THOUSANDS)                COST          GAINS        LOSSES       VALUE
                            --------       -------      -------      -------
1996
Available-for-sale          $180,918       14,626       (1,675)      193,869
Held-to-maturity            $ 66,668       19,490         --          86,158

1995
Available-for-sale          $132,373       10,630       (1,171)      141,832
Held-to-maturity            $ 21,460         --           --          21,460


     During 1996, proceeds from the sale of available-for-sale securities amounted to $18.1 million and resulted in gross realized gains of $1.7 million. During 1995, proceeds from the sale of available-for-sale securities amounted to $11.0 million and resulted in gross realized gains of $0.5 million.

5. INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

     Summarized financial information on a combined 100% basis related to the Company's significant partnerships accounted for by the equity method follows:

                                                         NOVEMBER 30,
                                                   -------------------------
(IN THOUSANDS)                                        1996            1995
                                                   ----------     ----------
Assets
     Cash                                          $   53,109         66,927
     Portfolio investments                            839,441      1,078,841
     Other assets                                      16,213         22,160
                                                   ----------     ----------
                                                   $  908,763      1,167,928
                                                   ==========     ==========
Liabilities and equity
     Accounts payable and other liabilities        $   57,557         77,424
     Notes and mortgages payable                      425,716        570,882
     Equity of:
         The Company                                  119,133        149,174
         Others                                       306,357        370,448
                                                   ----------     ----------
                                                   $  908,763      1,167,928
                                                   ==========     ==========

     The equity of the Company in the partnerships' financial statements shown above exceeds the Company's recorded investment in and advances to the partnerships by $9.0 million at November 30, 1996 primarily due to purchase discounts. Portfolio investments consist primarily of mortgage loans and business loans collateralized by real property, as well as commercial properties and land held for investment or sale.

                                                   YEARS ENDED NOVEMBER 30,
                                              ----------------------------------
(IN THOUSANDS)                                  1996         1995         1994
                                              --------     --------     --------
Revenues                                      $257,062      280,286      246,236
Costs and expenses                              87,629      115,269      128,784
                                              --------     --------     --------
Earnings of partnerships                      $169,433      165,017      117,452
                                              ========     ========     ========
The Company's share of earnings               $ 51,862       31,203       20,710
                                              ========     ========     ========

     At November 30, 1996, the Company's equity interests in these partnerships ranged from 15% to 50%. These partnerships are involved in the acquisition and management of portfolios of real estate loans and properties. The Company shares in the profits and losses of these partnerships and, when appointed the manager of the partnerships, receives fees for the management and disposition of the assets. The outstanding debt of these partnerships is not guaranteed by the Company.

6.   OPERATING PROPERTIES AND EQUIPMENT

                                                            NOVEMBER 30,
                                                     --------------------------
(IN THOUSANDS)                                          1996             1995
                                                     ---------        ---------
Rental apartments                                    $  70,357           69,027
Office buildings                                        65,725           39,334
Retail centers                                          60,344           62,952
Hotels                                                  18,713           17,963
Other                                                   18,871           15,557
                                                     ---------        ---------
   Total land and buildings                            234,010          204,833
Furniture, fixtures and equipment                        5,028            4,597
                                                     ---------        ---------
                                                       239,038          209,430
Accumulated depreciation                               (35,772)         (31,848)
                                                     ---------        ---------
                                                     $ 203,266          177,582
                                                     =========        =========

     The Company leases as lessor its retail, office and other facilities under non-cancelable operating leases with terms in excess of twelve months. The future minimum rental revenues under these leases for the five years subsequent to November 30, 1996 are as follows (in thousands): 1997-$21,627; 1998-$14,321;
1999-$12,301; 2000-$10,107 and 2001-$7,842.


7.   MORTGAGE NOTES AND OTHER DEBTS PAYABLE

                                                                                          NOVEMBER 30,
                                                                                     -------------------
  (IN THOUSANDS)                                                                       1996       1995
                                                                                     --------   --------
  Secured without recourse to the Parent Company:
    Mortgage notes on operating properties and land with fixed interest rates from
        7.4% to 9.5%, due through 2003                                               $ 23,994     24,386

  Other secured debt:
    Mortgage notes on operating properties and land with fixed interest rates from
        3.7% to 10.3%, due through 2015                                                47,648     47,400
    Repurchase agreements with floating interest rates (6.4% to 6.6% at November
        30, 1996), secured by commercial mortgage-backed securities, due through
        1998                                                                          118,182     24,120
    Revolving credit lines with floating interest rates (6.1% to 6.9% at November
        30, 1996), total available facility $135 million, secured by commercial mortgage-backed securities, mortgage loans held for sale and investments
        in and advances to partnerships, due through 1999                              97,582     67,375
Unsecured revolving credit notes payable with floating interest rates                  67,000     53,975
Uncommitted lines of credit payable with floating interest rates                         --       35,000
                                                                                     --------   --------
                                                                                     $354,406    252,256
                                                                                     ========   ========

     Certain subsidiaries of the Parent Company included in the combined financial statements of the Company are co-borrowers in the Parent Company's unsecured revolving credit agreement, and at November 30, 1996 and 1995, their total allocated borrowings under this agreement amounted to $67.0 million and $54.0 million, respectively. During 1996, the Parent Company amended this agreement by increasing the total commitment to $450 million and extending the expiration date to 2001. The interest rate under this agreement was 6.4% at November 30, 1996.

     The Parent Company has guaranteed most of the Company's debt and letters of credit. As part of the Agreement, the Company is required to negotiate its own credit facilities and to reduce the level of Parent Company guarantees, including letters of credit, to under $50 million.

     During 1995, the Company entered into two uncommitted short-term bank credit lines which provided for aggregate borrowings of $35.0 million. These lines expired in 1996 and were repaid.

     The aggregate principal maturities of mortgage notes and other debts payable during the five years subsequent to November 30, 1996, are as follows (in thousands): 1997-$54,817; 1998-$183,304; 1999-$2,261; 2000-$850; and
2001-$67,885. All of the notes secured by land contain collateral release provisions.

8. INCOME TAXES

     The Company is included in the consolidated federal income tax return of the Parent Company. The income tax provision included in these combined financial statements reflect the historical income tax provision and temporary differences attributable to the operations of the Company on a separate return basis.

     The provisions for income taxes consisted of the following:

                                            YEARS ENDED NOVEMBER 30,
                                     ------------------------------------------
(IN THOUSANDS)                         1996             1995             1994
                                     --------         --------         --------
Current:

   Federal                           $ 37,866           35,593           26,103
   State                                4,960            5,048            4,936

                                     --------         --------         --------
                                       42,826           40,641           31,039
                                     --------         --------         --------
Deferred:

   Federal                            (12,337)         (15,303)          (8,701)
   State                                 (277)             561           (1,643)
                                     --------         --------         --------
                                      (12,614)         (14,742)         (10,344)
                                     --------         --------         --------
Total expense                        $ 30,212           25,899           20,695
                                     ========         ========         ========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences of the Company's deferred tax assets and liabilities are as follows:

                                                       NOVEMBER 30,
                                                ----------------------
 (IN THOUSANDS)                                    1996          1995
                                                 -------       -------
 Deferred tax assets:
    Reserves and accruals                        $ 7,748         3,894
    Investment securities income                  11,828         4,193
    Investment in partnerships                    11,251        14,174
    Other                                            325           273
                                                 -------       -------
      Total deferred tax assets                   31,152        22,534
                                                 -------       -------
Deferred tax liabilities:
    Capitalized expenses                             989         2,604
    Deferred gains                                 4,306         4,391
    Acquisition adjustments                        9,550        13,902
    Installment sales                                845         1,242
    Unrealized gain on
      available-for-sale securities                5,051         3,689
    Other                                            344         1,126
                                                 -------       -------
      Total deferred tax liabilities              21,085        26,954
                                                 -------       -------
Net deferred tax asset (liability)               $10,067        (4,420)
                                                 =======       =======

     Based on management's assessment, it is more likely than not that the deferred tax assets will be realized through future taxable income.

     A reconciliation of the statutory rate to the effective tax rate follows:

                                                % OF PRE-TAX INCOME
                                          ---------------------------------
                                           1996          1995         1994
                                          ------        ------       ------
  Statutory rate                           35.0          35.0         35.0
  State income taxes, net of
      federal income tax benefit            4.0           4.0          4.0
                                          ------        ------       ------
           Effective rate                  39.0          39.0         39.0
                                          ======        ======       ======


9.  PARENT COMPANY INVESTMENT

     Changes in the Parent Company's investment consisted of the following:

                                                       YEARS ENDED NOVEMBER 30,
                                                -----------------------------------
(IN THOUSANDS)                                     1996         1995         1994
                                                ---------    ---------    ---------
Balance, beginning of year                      $ 370,903      396,403      266,965
   Net earnings                                    47,255       40,508       32,498
   Advances (to) from Parent Company              (53,240)     (71,778)      96,940
   Net unrealized gains on available-for-sale
       securities                                   2,130        5,770         --
                                                ---------    ---------    ---------
Balance, end of year                            $ 367,048      370,903      396,403
                                                =========    =========    =========


10.  FINANCIAL INSTRUMENTS

     The following table presents the carrying amounts and estimated fair values of financial instruments held by the Company at November 30, 1996 and 1995, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The table excludes cash and cash equivalents and accounts payable which had fair values approximating their carrying values.

                                                                      NOVEMBER 30,
                                                 ----------------------------------------------------------
                                                             1996                          1995
                                                 -----------------------------   --------------------------
                                                   CARRYING            FAIR         CARRYING        FAIR
(IN THOUSANDS)                                      AMOUNT             VALUE         AMOUNT         VALUE
                                                 ------------       ----------     ----------    ----------
Assets:
    Mortgage loans                               $     67,746          78,114         53,932        59,449
    Investment securities held-to-maturity             66,668          86,158         21,460        21,460
    Investment securities available-for-sale          193,869         193,869        141,832       141,832

Liabilities:
     Mortgage notes and other debts payable      $    354,406         354,406        252,256       252,256

     The following methods and assumptions were used by the Company in estimating fair values:

     Mortgage loans: The fair values are based on discounting future cash flows using the current interest rates at which similar loans would be made or are estimated by the Company on the basis of financial or other information.

     Investment securities available-for-sale and held-to-maturity: The fair values are based on quoted market prices if available. The fair values for instruments which do not have quoted market prices are estimated by the Company on the basis of financial and other information.

     Mortgage notes and other debts payable: The fair value of fixed rate borrowings is based on discounting future cash flows using the Company's incremental borrowing rate. Variable rate borrowings are tied to market indices and thereby, approximate fair value.

11. RELATED PARTY TRANSACTIONS

     The Parent Company provides various general and administrative services to the Company including information systems, treasury, legal, human resources, payroll, accounting, risk management and others. Costs for these services are designed to approximate the actual costs incurred by the Parent Company to render these services. Management believes the methods used to determine these costs are reasonable, however, such costs may not be representative of those which would be incurred if the Company operated as an independent entity. Charges for these costs are included in general and administrative expenses and amounted to $3.1 million, $2.6 million and $2.6 million for 1996, 1995 and 1994, respectively.

     A portion of the Parent Company's facilities were provided on a rent-free basis by the Company for the years ended November 30, 1996, 1995 and 1994. As part of the spin-off, the Company is negotiating market-based lease agreements with the Parent Company and its subsidiaries that should result in additional rental income of over $1.0 million annually.

12. COMMITMENTS AND CONTINGENT LIABILITIES

     The Company is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, the disposition of these matters will not have a material adverse effect on the financial condition of the Company.

     The Company is subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate as well as the management of partnerships and special servicing of CMBS in the routine conduct of its business.

     The Parent Company is committed under various letters of credit to provide certain guarantees in the normal course of business on behalf of the Company. Outstanding letters of credit under these arrangements totaled approximately $37.3 million at November 30, 1996.


13.  QUARTERLY DATA (UNAUDITED)

(IN THOUSANDS)                               FIRST         SECOND        THIRD        FOURTH
                                           ---------      --------      -------      --------
1996
    Revenues                               $  40,117        44,555       44,142       46,878

    Operating income                       $  22,801        27,081       23,739       24,359

    Earnings before income taxes           $  18,169        21,721       18,405       19,172

    Net earnings                           $  11,083        13,250       11,227       11,695


1995

    Revenues                               $  31,000        51,001       32,733       40,478

    Operating income                       $  17,746        27,350       18,069       17,934

    Earnings before income taxes           $  15,539        23,173       14,174       13,521

    Net earnings                           $   9,479        14,135        8,646        8,248



                            LNR PROPERTY CORPORATION

                             COMBINED BALANCE SHEETS
                                   (UNAUDITED)

                           As of May 31, 1997 and 1996

(IN THOUSANDS)                                                             1997          1996
                                                   ASSETS              ----------    ----------
Cash and cash equivalents                                              $    9,015         8,134
Investment securities                                                     286,485       203,414
Mortgage loans, net                                                        72,577        72,110
Operating properties and equipment, net                                   212,825       202,107
Land held for investment                                                   89,791        96,760
Investments in and advances to partnerships                               102,289       126,093
Deferred income taxes                                                       5,639             -
Other assets                                                               14,471        12,458
                                                                       ---------     ----------
          Total assets                                                 $  793,092       721,076
                                                                       ==========    ==========

                           LIABILITIES AND PARENT COMPANY INVESTMENT

Liabilities
      Accounts payable                                                 $    3,265         1,689
      Accrued expenses and other liabilities                               35,719        25,164
      Deferred income taxes                                                     -            27
      Mortgage notes and other debts payable                              369,965       303,347
                                                                        ---------     ---------
          Total liabilities                                               408,949       330,227
                                                                        ---------     ---------
Parent Company investment
      Parent Company investment                                           370,382       386,287
      Unrealized gain on securities available-for-sale, net                13,761         4,562
                                                                        ---------     ---------
          Total Parent Company investment                                 384,143       390,849
                                                                        ---------     ---------
          Total liabilities and Parent Company investment              $  793,092       721,076
                                                                       ==========     =========


See accompanying notes to unaudited combined financial statements.

                            LNR PROPERTY CORPORATION

                         COMBINED STATEMENTS OF EARNINGS
                                   (Unaudited)

                  Six Month Periods Ended May 31 1997, and 1996

(IN THOUSANDS)                                             1997           1996
                                                         --------       --------
Revenues
      Rental income                                      $ 29,978         29,672
      Equity in earnings of partnerships                   19,343         24,574
      Interest income                                      20,630         14,954
      Sales of real estate                                 18,334          5,314
      Management fees                                       6,425         10,158
      Other, net                                            6,394           --
                                                         --------       --------
          Total revenues                                  101,104         84,672
                                                         --------       --------
Costs and expenses
      Cost of rental operations                            17,695         17,074
      Cost of real estate sold                             11,933          2,782
      General and administrative                           12,245         11,233
      Depreciation                                          2,915          2,981
      Other, net                                             --              720
                                                         --------       --------
          Total costs and expenses                         44,788         34,790
                                                         --------       --------
Operating income                                           56,316         49,882
Interest expense                                           13,201          9,992
                                                         --------       --------
Earnings before income taxes                               43,115         39,890
Income taxes                                               16,815         15,557
                                                         --------       --------
Net earnings                                             $ 26,300         24,333
                                                         ========       ========


See accompanying notes to unaudited combined financial statements.

                            LNR PROPERTY CORPORATION

                        COMBINED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                  Six Month Periods Ended May 31, 1997 and 1996

(IN THOUSANDS)                                                                1997         1996
                                                                           ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net earnings                                                         $  26,300       24,333
      Adjustments to reconcile net earnings to net cash provided by
       (used in) operating activities:
          Depreciation                                                         2,915        2,981
          Amortization of discount on mortgage loans and loan costs             (532)          (6)
          Gain on sales of other real estate                                  (6,401)      (2,532)
          Equity in earnings of partnerships                                 (19,343)     (24,574)
          Gain on sales of securities                                         (2,932)      (1,412)
          Decrease in deferred income taxes                                      682       (3,620)
          Changes in assets and liabilities:
              Decrease (increase) in other assets                             (8,089)         674
              Increase in mortgage loans held for sale                        (6,263)     (14,406)
              Increase in accounts payable and accrued liabilities             7,470        2,032
                                                                           ---------    ---------
                 Net cash used in operating activities                        (6,193)     (16,530)
                                                                           ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
      Operating properties and equipment
         Additions                                                           (20,340)     (11,881)
         Sales                                                                14,591        3,475
      Land held for investment
         Additions                                                            (2,844)        (764)
         Sales                                                                 3,743        1,839
      Investments in and advances to partnerships                             (1,907)      (2,851)
      Distributions from partnerships                                         29,141       42,873
      Purchase of mortgage loans held for investment                          (5,016)      (8,699)
      Proceeds from mortgage loans held for investment                         4,108        5,208
      Purchase of investment securities                                     (109,825)     (53,220)
      Proceeds from sales of investment securities and other                 126,887       23,651
                                                                           ---------    ---------
                 Net cash provided by (used in) investing activities          38,538         (369)
                                                                           ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Net borrowings (repayments) under revolving credit agreement           (46,624)      23,818
      Mortgage notes and other debts payable
        Proceeds from borrowings                                              38,491         --
        Principal payments                                                    (3,978)      (1,202)
      Payments to Parent Company                                             (15,066)      (3,179)
                                                                           ---------    ---------
                 Net cash provided by (used in) financing activities         (27,177)      19,437
                                                                           ---------    ---------
      Net increase in cash and cash equivalents                                5,168        2,538
      Cash and cash equivalents at beginning of period                         3,847        5,596
                                                                           ---------    ---------
      Cash and cash equivalents at end of period                           $   9,015        8,134
                                                                           =========    =========

Supplemental disclosure of cash flow information:
      Cash paid for interest                                               $  14,806        9,687

Supplemental disclosures of non-cash investing and financing activities:
      Purchase of investment securities financed by sellers                $  28,475       11,122
      Purchase of operating property financed by a mortgage note           $    --         17,400

See accompanying notes to unaudited combined financial statements.

LNR PROPERTY CORPORATION

NOTES TO COMBINED FINANCIAL INFORMATION

MAY 31, 1997 AND 1996

SPIN-OFF TRANSACTION

     On June 11, 1997, Lennar Corporation (the "Parent Company") announced, pursuant to a separation and distribution agreement (the "Agreement"), that its Board of Directors had approved a plan to spin-off its real estate investment and management business into a new, publicly held, independently-operated company to be called LNR Property Corporation (the "Company"). Shareholders will receive one share of the Company's stock for each share of the Parent Company's stock held on the distribution date. The spin-off is subject to certain conditions, including receipt of a ruling from the Internal Revenue Service that the proposed spin-off will qualify as a tax-free distribution under the Internal Revenue Code of 1986, as amended. The spin-off is expected to occur in the fourth quarter of fiscal 1997.

BASIS OF PRESENTATION AND COMBINATION

     The combined financial information of the Company has been prepared and is presented to reflect the Company as a separate combined group for all periods presented and has been extracted from the financial statements of the Parent Company using the Parent Company's historical results of operations and historical cost basis of its assets and liabilities which are used in the real estate investment and management businesses. All significant intercompany transactions and balances have been eliminated.

     The combined financial statements do not include the anticipated 50% interest the Company will have in a partnership expected to be formed between the Parent Company and the Company. The partnership will own parcels of land which are either currently being developed or are expected to be developed into primarily residential communities. The assets to be contributed to the partnership are currently owned and operated by certain subsidiaries of the Parent Company and are not a part of the Company's current operations. The combined financial information also does not reflect the additional capital contribution from the Parent Company expected as of the spin-off date when the Parent Company adjusts its net worth to $200 million.

     The unaudited combined financial statements should be read in conjunction with the November 30, 1996 combined audited financial statements. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for the fair presentation of the accompanying combined financial statements, have been made.

               Report of Independent Certified Public Accountants

The Partners
Lennar Florida Partners I, L.P.

We have audited the accompanying combined balance sheets of Lennar Florida Partners I, L.P. and qualified affiliates as of December 31, 1996 and 1995, and the related combined statements of income, partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Lennar Florida Partners I, L.P. and qualified affiliates at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


Ernst & Young LLP

February 28, 1997

                         LENNAR FLORIDA PARTNERS I, L.P.
                            AND QUALIFIED AFFILIATES

                             COMBINED BALANCE SHEETS

                                                                DECEMBER 31
                                                              1996        1995
                                                           ---------------------
                                                          (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash equivalents                                  $  3,043     $ 15,086
Restricted cash and cash equivalents                          5,519          705
Portfolio investment, net                                    52,329       98,876
Other assets, net                                             2,300        2,270
                                                           --------     --------
Total assets                                               $ 63,191     $116,937
                                                           ========     ========
LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
   Accounts payable and accrued liabilities                $  2,153     $  2,214
   Loan payable to affiliated party                            --         21,528
   Commercial Mortgage Pass-Through Certificates              8,913       22,490
   Other liabilities                                            351          335
                                                           --------     --------
Total liabilities                                            11,417       46,567

Partners' capital                                            51,774       70,370
                                                           --------     --------
Total liabilities and partners' capital                    $ 63,191     $116,937
                                                           ========     ========



SEE ACCOMPANYING NOTES.
                                      F-24

                         LENNAR FLORIDA PARTNERS I, L.P.
                            AND QUALIFIED AFFILIATES

                          COMBINED STATEMENTS OF INCOME

                                                         YEAR ENDED DECEMBER 31
                                                            1996         1995
                                                           -------     -------
                                                         (DOLLARS IN THOUSANDS)
Revenues:
   Interest income on loans                                $ 2,954     $ 8,479
   Gain on satisfactions and sales of loans                  4,322      34,223
   Sales of real estate                                     61,072      28,884
   Income from operations of real estate owned, net          5,264       4,484
   Other income                                                326       1,491
                                                           -------     -------
Total revenues                                              73,938      77,561

Costs and Expenses:
   Cost of real estate sold                                 30,376      16,918
   General and administrative expenses                       8,241       9,217
   Interest expense                                          1,267       6,609
                                                           -------     -------
Total costs and expenses                                    39,884      32,744
                                                           -------     -------
Net income                                                 $34,054     $44,817
                                                           =======     =======



SEE ACCOMPANYING NOTES.
                                      F-25

                         LENNAR FLORIDA PARTNERS I, L.P.
                            AND QUALIFIED AFFILIATES

                    COMBINED STATEMENTS OF PARTNERS' CAPITAL

                                                                   LIMITED
                                       GENERAL PARTNERS            PARTNER
                                 --------------------------      ------------
                                                                     THE
                                   LENNAR                           MORGAN
                                  FLORIDA                        STANLEY REAL      TOTAL
                                  HOLDINGS,      MS FLORIDA      ESTATE FUND,      PARTNERS'
                                    INC.        CORPORATION           L.P.         CAPITAL
                                 ----------    ------------      ------------     ---------
                                                   (DOLLARS IN THOUSANDS)

Balance at January 1, 1995         $ 20,023        $    398        $ 19,432        $ 39,853

   Cash distributions                (7,150)           (143)         (7,007)        (14,300)
   Net income                        22,408             448          21,961          44,817
                                   --------        --------        --------        --------
Balance at December 31, 1995         35,281             703          34,386          70,370

   Cash distributions               (26,325)           (527)        (25,798)        (52,650)
   Net income                        17,027             341          16,686          34,054
                                   --------        --------        --------        --------
Balance at December 31, 1996       $ 25,983        $    517        $ 25,274        $ 51,774
                                   ========        ========        ========        ========


SEE ACCOMPANYING NOTES.
                                      F-26

                         LENNAR FLORIDA PARTNERS I, L.P.
                            AND QUALIFIED AFFILIATES

                        COMBINED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31
                                                                     1996           1995
                                                                  ------------------------
                                                                  (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net income                                                        $ 34,054        $ 44,817
Adjustments to reconcile net income to net cash
   provided by operating activities:
     Gain on loan satisfactions and sales of assets                (35,018)        (46,189)
     Amortization of discount on performing loans                     (209)           (794)
     Amortization of capitalized costs                                 363           1,393
     Amortization of discount on Commercial Mortgage
       Pass-Through Certificates                                       547             547
     Depreciation                                                      123           2,028
     Loss on impairment of loans                                     2,398            --
     Loss on impairment of assets held for disposal                    596            --
     Changes in operating assets and liabilities:
       Other assets                                                    (30)            738
       Accounts payable and accrued liabilities                        (61)           (532)
       Other liabilities                                                16            (201)
                                                                  --------        --------
Net cash provided by operating activities                            2,779           1,807

INVESTING ACTIVITIES

Proceeds from loan satisfactions, sales and
   principal repayments                                             18,369          64,435
Proceeds from sales of real estate                                  61,072          28,884
Capitalized costs and building improvements                         (1,147)         (2,035)
(Increase) decrease in restricted cash and cash equivalents         (4,814)          2,222
                                                                  --------        --------
Net cash provided by investing activities                           73,480          93,506
                                                                  --------        --------


CONTINUED ON NEXT PAGE.
                                      F-27

                         LENNAR FLORIDA PARTNERS I, L.P.
                            AND QUALIFIED AFFILIATES

                  COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)


                                                       YEARS ENDED DECEMBER 31
                                                         1996          1995
                                                       -----------------------
                                                        (dollars in thousands)
FINANCING ACTIVITIES
Principal payments on loan payable                     $   --      $(73,387)
Proceeds of loan payable to affiliated party               --        34,509
Principal payments on loan payable to
   affiliated party                                     (21,528)    (12,981)
Principal payments on Commercial Mortgage
   Pass-Through Certificates                            (14,124)    (16,107)
Cash distributions                                      (52,650)    (14,300)
                                                       --------    --------
Net cash used in financing activities                   (88,302)    (82,266)
                                                       --------    --------

Net (decrease) increase in cash and cash equivalents    (12,043)     13,047
Cash and cash equivalents at beginning of year           15,086       2,039
                                                       --------    --------
Cash and cash equivalents at end of year               $  3,043    $ 15,086
                                                       ========    ========
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for interest                 $  1,461    $  7,498
                                                       ========    ========
Noncash reduction in loan payable                      $   --      $  3,570
                                                       ========    ========


SEE ACCOMPANYING NOTES.

                         LENNAR FLORIDA PARTNERS I, L.P.
                            AND QUALIFIED AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                DECEMBER 31, 1996


1. DESCRIPTION OF BUSINESS

Lennar Florida Partners I, L.P. (the Partnership) is a Delaware operating limited partnership formed on April 30, 1992 for the purpose of acquiring, managing and disposing of a portfolio of assets acquired from the Resolution Trust Corporation (RTC), as Receiver for AmeriFirst Federal Savings Bank. The portfolio of assets, primarily located in Florida, consists of performing and nonperforming commercial loans, and real estate owned (REO).

The partners are Lennar Florida Holdings, Inc. (general partner), a wholly-owned subsidiary of Lennar Corporation (Lennar); MS Florida Corporation (general partner), a wholly-owned subsidiary of The Morgan Stanley Real Estate Fund, L.P., and The Morgan Stanley Real Estate Fund, L.P. (limited partner). The Partnership agreement sets forth the basis for capital contributions, allocations and distributions to the partners including allocation of profit and loss, special allocations for tax purposes and distribution of net cash flow from the Partnership.

The Partnership terminates on December 31, 2000, unless sooner terminated or further extended pursuant to the provisions in the Partnership agreement.

Through a phased acquisition on July 1 and September 9, 1992, the Partnership purchased the portfolio of assets from the RTC for a total net purchase price of $443 million. The acquisition of the portfolio was partially financed by the RTC with a nonrecourse loan totaling $376 million.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF COMBINATION

The accompanying combined financial statements include the accounts of the Partnership and all qualified affiliated limited partnerships. A qualified affiliate is a separate single purpose limited partnership owned by substantially the same interests as the Partnership and formed for the sole purpose of acquiring, managing and disposing of the REO properties purchased as part of the portfolio.

PORTFOLIO INVESTMENT

The portfolio investment is carried at cost, net of purchase discount, loss on impairment and accumulated depreciation.

                         LENNAR FLORIDA PARTNERS I,L.P.
                            AND QUALIFIED AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The purchase discount related to performing loans is amortized over the terms of the loans based on their outstanding principal balances. In 1996 and 1995, included in interest income on loans is approximately $209,000 and $794,000 of purchase discount amortization, respectively. At December 31, 1996 and 1995, unamortized discount on performing loans totaled approximately $5.3 million and $7.8 million, respectively.

Generally, a loan is classified as impaired and the accrual of interest on such loan is discontinued when the contractual payment of principal or interest has become 60 days past due or management has serious doubts about further collectibility of principal or interest, even though the loan is currently performing. Interest received on impaired loans is either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal. Loans are reclassified as performing loans when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt. For the years ended December 31, 1996 and 1995, the Partnership recognized interest income on impaired loans of $311,000 and $2.2 million, respectively, using the cash basis method of income recognition.

In accordance with Statement No. 114, Accounting by Creditors for Impairment of a Loan, the Partnership performs periodic evaluations of the carrying value of the loans based on discounted cash flows using the loan's initial effective rate or the fair value of the collateral for certain collateral dependent loans.

Beginning January 1, 1996, the Partnership adopted Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with Statement 121, long-lived assets that are expected to be disposed of (REO building and equipment) are carried at the lower of carrying amount or fair value. Fair value is based on estimated future cash flows to be generated by the assets, discounted at a market rate of interest. Depreciation and/or amortization is not recorded during the period in which assets are held for disposal. Accordingly, no depreciation and/or amortization was recorded during 1996.

                         LENNAR FLORIDA PARTNERS I,L.P.
                            AND QUALIFIED AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Partnership has estimated future cash flows on its portfolio assets based on the current market environment for real estate assets. It is reasonably possible that these estimates could change in the near term and additional losses material to the financial statements may be incurred.

During 1995, depreciation of REO building and equipment totaling $1.9 million was recorded on a straight line basis over the estimated useful lives of the assets and commenced upon acquisition or conversion to REO. Tenant improvements were amortized on a straight line basis over the shorter of their estimated useful lives or the term of the applicable leases.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Concentrations of credit risk and market risk associated with cash and cash equivalents are considered low due to the credit quality of the issuers of the financial instruments held by the Partnership and due to their short duration to maturity.

RESTRICTED CASH AND CASH EQUIVALENTS

Pursuant to a Pooling and Servicing Agreement (see Note 5), the proceeds from the collection of certain loans are deposited into various trust funds which are managed by a bank serving as a trustee. These funds are invested in certain short-term investments in accordance with the Pooling and Servicing Agreement. All assets of the trust funds are restricted as to their use.

USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                         LENNAR FLORIDA PARTNERS I,L.P.
                            AND QUALIFIED AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The accompanying combined financial statements include no provision for income taxes, except for corporate subsidiaries, since pursuant to the provisions of the applicable federal, state, and local taxing authorities, each item of income, gain, loss, deduction or credit is reportable by the partners. For corporate subsidiaries income taxes are provided on taxable income at the statutory rates, as applicable to such income. No significant amounts for income taxes were accrued or paid in 1996 and 1995.

RECLASSIFICATIONS

Certain items in the 1995 financial statements have been reclassified to conform to the 1996 presentation.

3. PORTFOLIO INVESTMENT

At December 31, 1996 and 1995, the portfolio investment consists of the following (dollars in thousands):
                                                     DECEMBER 31
                                                  1996         1995
                                              ------------------------

     Commercial loans substantially
      secured by real estate, net of
      purchase discount of $14,565 and
      $20,735 in 1996 and 1995, respectively     $12,115      $31,600

     Real estate owned, net of accumulated
      depreciation of $2,262 and $3,945 in
      1996 and 1995, respectively                 40,214       67,276
                                              ------------------------
                                                 $52,329       $98,876
                                              ========================

                         LENNAR FLORIDA PARTNERS I,L.P.
                            AND QUALIFIED AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

3. PORTFOLIO INVESTMENT (CONTINUED)

At December 31, 1996 and 1995, the recorded investment in loans that are considered to be impaired under Statement 114 was $3.3 million and $9.9 million, respectively, for which a specific write-down has been recorded of approximately $2.4 million in 1996. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995, was approximately $6.6 million and $17.2 million, respectively. The partnership has not established a general allowance for loan losses as it is the Partnership's policy to specifically identify impaired loans and record a direct write-down for such impairment.

Real estate owned includes property acquired through a foreclosure proceeding or acceptance of a deed-in-lieu of foreclosure and loans classified as in-substance foreclosure. In accordance with Statement 114, a loan is classified as in-substance foreclosure when the Partnerships have taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Additionally, real estate owned consists of retail, office and industrial operating properties and unimproved land.

In accordance with Statement 121, real estate owned is classified as an asset to be disposed of as the Partnership has committed to a plan for disposing of these assets. These assets will be disposed of over time with final disposal expected in the year 2000. In 1996, the Partnership recorded a loss on impairment of $596,000 on REOs which is included in general and administrative expenses in the accompanying statement of income. During 1995, the Partnership converted loans in the amount of $16.7 million to REO.

At December 31, 1995, REO included depreciable assets totaling $47.1 million.

4. LOAN PAYABLE TO AFFILIATE

On September 15, 1995, the then outstanding balance of $34.6 million on the RTC loan was assigned to Morgan Stanley Mortgage Capital, Inc. (MSMC), an affiliate of the limited partner. The loan payable was collateralized by all of the portfolio assets. The loan provided for principal payments to release assets pledged as collateral under the loan as well as certain unscheduled principal payments made by the borrower. The note bore interest at LIBOR plus 2.5% (8.42% at December 31, 1995). Interest payments made to related parties totaled $274,000 and $593,000 in 1996 and 1995, respectively.

                         LENNAR FLORIDA PARTNERS I,L.P.
                            AND QUALIFIED AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

4. LOAN PAYABLE TO AFFILIATE (CONTINUED)

On April 10, 1996, the outstanding balance on the MSMC loan of $3.3 million was paid in full.

5. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES

On November 3, 1993, the Partnership transferred loans with outstanding principal balances totaling $82.9 million, to a trust fund. The loans are secured by first liens on multi-family and commercial real estate properties. Commercial mortgage pass-through certificates (the Certificates), representing beneficial interests in the trust, were issued pursuant to a Pooling and Servicing Agreement, which sets forth, among other things, priority of distributions of principal and interest on the Certificates. An election was made to treat a segregated asset pool within the trust fund as a real estate mortgage investment conduit (a REMIC), for federal income tax purposes. Certificates representing seven classes of "regular interests" in the REMIC were sold in a private placement at a discount of $3.3 million, resulting in net proceeds to the Partnership of $74.7 million. Underwriting fees and legal costs totaled $2.2 million and are included in other assets in the accompanying financial statements. These fees and costs are being amortized, on a straight line basis, over the term of the Certificates. The sole residual interest in the REMIC (the Class R Certificates), with an initial class certificate balance of approximately $5 million, was retained by the Partnership.

The interest bearing Certificates bear interest at rates ranging from the lesser of LIBOR plus .9%, or 10% and the lesser of LIBOR plus 1.55%, or 10%. The Class R Certificates are subordinated to all other classes, and are entitled to receive distributions to the extent of any remaining funds after distributions are made to all other classes. In addition, the Partnership is the sub-servicer of the loans and receives as a servicing fee, .07% per annum of the scheduled principal balance of all loans, other than specially serviced loans, for which the Partnership receives 1% of the recoveries of principal on any such loans.

Distributions are made monthly based on respective class priorities for interest, principal and prepayments, in accordance with the Pooling and Servicing Agreement. During 1996 and 1995, interest incurred by the Partnership on the Certificates totaled $1.1 million and $2.2 million, respectively.

                         LENNAR FLORIDA PARTNERS I,L.P.
                            AND QUALIFIED AFFILIATES

              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTIINUED)

5. COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES (CONTINUED)

The Partnership has an option to repurchase the mortgages when the aggregate principal balances are at or below 10% of the principal balances as determined on November 1, 1993.

The Partnership retained a portion of the future economic benefits relating to the loans by retaining the Class R Certificates. Accordingly, the sale of the "regular interests" has been accounted for as a financing transaction. As such, the loans transferred to the trust fund are included in portfolio investment and the sold Certificates are reflected as outstanding debt in the accompanying 1996 and 1995 combined balance sheets.

6. RELATED PARTY TRANSACTIONS

The Partnership agreement provides for asset management fees and asset disposition fees to be paid to Lennar Florida Holdings, Inc., as administrative partner to the Partnership. The asset management fees are based on gross assets under management. The disposition fees are paid on asset sales and payoffs of nonperforming loans. During the years ended December 31, 1996 and 1995, $730,000 and $1.4 million, respectively, in asset management fees and $621,000 and $695,000, respectively, in asset disposition fees were incurred and paid.

The Partnership leases office space under a five-year lease with an affiliate of Lennar Florida Holdings, Inc. During the years ended December 31, 1996 and 1995, $148,000 and $140,000 of total rental expense was incurred in connection with this lease. Minimum future obligations under this lease are as follows: 1997 - $65,000.

The Partnership has an agreement with Lennar to provide the Partnership with computer processing and support services necessary for the Partnership's accounting functions for a monthly fee of $6,000 of which $72,000 was expensed during both 1996 and 1995.

During 1996 and 1995, affiliated partnerships reimbursed the Partnership $3.9 million and $1.3 million, respectively, for certain overhead expenses including payroll, rent and other administrative expenses. Included in other assets in the accompanying balance sheets is $399,000 and $215,000 at December 31, 1996 and 1995, respectively, due from affiliated partnerships related to this reimbursement.

                         LENNAR FLORIDA PARTNERS I, L.P
                            AND QUALIFIED AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

7. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments.

   CASH AND CASH EQUIVALENTS AND RESTRICTED CASH AND CASH EQUIVALENTS--The carrying value of these instruments approximates fair value due to their short duration to maturity.

   PORTFOLIO INVESTMENT: COMMERCIAL LOANS--Commercial loans include both performing and nonperforming loans. The carrying amounts of performing loans approximate their fair value. The fair values of the Partnership's nonperforming loans are estimated using discounted cash flow analyses.

   LOAN PAYABLE TO AFFILIATED PARTY--The carrying amount of the loan payable to affiliated party approximates its fair value as it is tied to a market rate of interest.

The carrying amounts and the fair values of the Partnership's financial instruments at December 31, 1996 and 1995 are as follows (dollars in thousands):

                                        1996                    1995
                               ----------------------------------------------
                                CARRYING   ESTIMATED    CARRYING   ESTIMATED
                                 VALUE     FAIR VALUE     VALUE    FAIR VALUE
                               ----------------------------------------------

Cash and cash equivalents          $ 3,043     $ 3,043     $15,086     $15,086
Restricted cash and cash
   equivalents                       5,519       5,519         705         705
Portfolio investment:
   Commercial loans                 12,115      19,209      31,600      51,239
Loan payable to affiliated party      --          --        21,528      21,528
Commercial Mortgage
   Pass-Through Certificates         8,913     (see below)  22,490   (see below)

It was not practicable to estimate the fair value of the Commercial Mortgage Pass-Through Certificates due to a lack of quoted market price and the inability to estimate fair value without incurring excessive costs. The $8.9 million and $22.5 million carrying amounts at December 31, 1996 and 1995, respectively, represent the then outstanding principal balance on the Certificates.

                         LENNAR FLORIDA PARTNERS I,L.P.
                            AND QUALIFIED AFFILIATES

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)


8. CONTINGENCIES

The Partnership is a plaintiff in several mortgage foreclosure actions in which defendants have filed counterclaims. The Partnership intends to vigorously contest these counterclaims and believes the outcome of these matters will not have a material adverse effect on the Partnership's combined financial statements.

               Report of Independent Certified Public Accountants

The Partners
LW Real Estate Investments, L.P.

We have audited the accompanying consolidated balance sheets of LW Real Estate Investments, L.P. and subsidiaries (together, the "Partnership") as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of LW Real Estate Investments, L.P. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental information is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Ernst & Young LLP

March 11, 1997

                LW Real Estate Investments, L.P. and Subsidiaries

                           Consolidated Balance Sheets


                                                                DECEMBER 31
                                                           1996            1995
                                                         ---------      --------
                                                          (dollars in thousands)

ASSETS
Cash and cash equivalents                                $  7,505       $  8,622
Restricted cash and cash equivalents                         --           15,158
Receivables                                                 3,300          6,078
Prepaid expenses                                              257          1,133
Multiclass pass-through certificates                       28,022         34,244
Portfolio investments                                      66,378        195,420
Deferred and other assets, net of
  accumulated amortization of $10,580 and
  $10,282, respectively                                       922          2,362
                                                         --------       --------
Total assets                                             $106,384       $263,017
                                                         ========       ========


LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued liabilities                 $  2,414       $  9,595
Loans payable, including accrued interest
  of $179 and $351, respectively                           25,391         59,282
Minority interest                                             784          1,940
                                                         --------       --------
Total liabilities                                          28,589         70,817

Partners' capital                                          77,795        192,200
                                                         --------       --------
Total liabilities and partners' capital                  $106,384       $263,017
                                                         ========       ========


SEE ACCOMPANYING NOTES.

                LW Real Estate Investments, L.P. and Subsidiaries

                      Consolidated Statements of Operations



                                                          YEAR ENDED DECEMBER 31
                                                           1996           1995
                                                         --------       --------
                                                          (dollars in thousands)

REVENUES
Interest income from portfolio investments               $  4,516       $ 11,808
Net operating income from real estate
  owned                                                     7,081          9,773
Net gain on dispositions of portfolio
  investments                                              84,860         65,431
Net gain on sale of multiclass
  pass-through certificates                                 3,730         38,473
Other income                                                1,032         24,516
                                                         --------       --------
Total revenues                                            101,219        150,001
                                                         --------       --------

EXPENSES
General and administrative expenses                        12,893         10,355
Interest expense                                            4,448          6,732
Writedown of portfolio investments                            893         16,878
Other expense, including amortization                       1,898          5,249
                                                         --------       --------
Total expenses                                             20,132         39,214
                                                         --------       --------

Income before minority interest                            81,087        110,787
Minority interest                                             811          1,106
                                                         --------       --------
Net income                                               $ 80,276       $109,681
                                                         ========       ========


SEE ACCOMPANYING NOTES.



                LW Real Estate Investments, L.P. and Subsidiaries

                  Consolidated Statements of Partners' Capital

                     Years ended December 31, 1996 and 1995


                                             GENERAL
                                             PARTNER                          LIMITED PARTNERS
                                            ----------   ------------------------------------------------------------
                                                                   WESTINGHOUSE                                TOTAL
                                                         LW-LP,      ELECTRIC     LENNAR L.W.    LFS ASSET    PARTNERS'
                                           LW-GP1, LP     INC.     CORPORATION    ASSETS, INC.     CORP.      CAPITAL
                                           ----------   ---------  ------------   -----------    ----------   ---------
                                                                          (dollars in thousands)

Balance at December 31, 1994               $   4,357    $ 193,943    $ 193,900    $  43,578    $    --      $ 435,778
  Change in unrealized gains
   on available-for-sale
   securities                                   (356)     (15,847)     (15,844)      (3,561)        --        (35,608)
  Sale of interest
   by limited partner                           --         71,231     (108,385)        --         37,154         --
  Net income                                   1,097       53,432       41,775       10,968        2,409      109,681
  Distributions                               (3,177)    (161,016)    (111,446)     (31,765)     (10,247)    (317,651)
                                           ---------    ---------    ---------    ---------    ---------    ---------
Balance at December 31, 1995                   1,921      141,743         --         19,220       29,316      192,200
  Change in unrealized gains
   on available-for-sale
   securities                                     51        3,818         --            517          789        5,175
  Net income                                     803       59,202         --          8,027       12,244       80,276
  Distributions                               (1,998)    (147,389)        --        (19,986)     (30,483)    (199,856)
                                           ---------    ---------    ---------    ---------    ---------    ---------
Balance at December 31, 1996               $     777    $  57,374    $    --      $   7,778    $  11,866    $  77,795
                                           =========    =========    =========    =========    =========    =========


SEE ACCOMPANYING NOTES.

                LW Real Estate Investments, L.P. and Subsidiaries

                      Consolidated Statements of Cash Flows


                                                        YEAR ENDED DECEMBER 31
                                                          1996          1995
                                                     ------------   -----------
                                                       (dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                           $    80,276    $  109,681
Adjustments to reconcile net income to
  net cash (used by) provided by
  operating activities:
   Net gain on dispositions of portfolio
     investments                                         (84,860)      (65,431)
   Net gain on sale of multiclass
     pass-through certificates                            (3,730)      (38,473)
   Amortization of deferred and other
     assets                                                  298         2,120
   Writedown of portfolio investments                        893        16,878
   Minority interest                                         811         1,106
   Change in operating assets and
      liabilities:
     Decrease (increase) in receivables                    2,778        (3,592)
     Decrease (increase) in prepaid
      expenses                                               876          (423)
     Decrease in deferred and other assets                 1,142         2,116
     Decrease in interest payable                           (172)       (1,587)
     Decrease in accounts payable and
      accrued liabilities                                (7,181)       (1,782)
Net cash (used by) provided by operating             -----------    ----------
    activities                                           (8,869)        20,613
                                                     -----------    ----------

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from dispositions of portfolio
  investments                                            206,348       149,957
Proceeds from sale and collections on
  multiclass pass-through certificates                    15,179       227,528
Collections and other decreases in
  portfolio investments, net                               6,661        26,732
Purchase of multiclass pass-through
  certificates                                              --          (4,800)
                                                     -----------    ----------
Net cash provided by investing activities                228,188       399,417
                                                     -----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of loans payable                              (33,719)     (126,280)
Distributions to partners                               (199,856)     (317,651)
Distributions to general partners of
  subpartnerships                                         (2,019)       (3,208)
Net change in restricted cash                             15,158        22,942
                                                     -----------    ----------
Net cash used in financing activities                   (220,436)     (424,197)
                                                     -----------    ----------
Net decrease in cash and cash equivalents                 (1,117)       (4,167)
Cash and cash equivalents at beginning of year             8,622        12,789
                                                     -----------    ----------
Cash and cash equivalents at end of year             $     7,505    $    8,622
                                                     ===========    ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION
Cash paid during the year for interest               $     4,602    $    6,851
                                                     ===========    ==========
Cash paid during the year for income taxes           $     1,970    $    1,184
                                                     ===========    ==========

SEE ACCOMPANYING NOTES.

                LW Real Estate Investments, L.P. and Subsidiaries

                   Notes to Consolidated Financial Statements

                                December 31, 1996


1. BACKGROUND AND ORGANIZATION

LW Real Estate Investments, L.P. (the "Partnership"), a Delaware limited partnership, was formed on April 7, 1993 for the purpose of acquiring, managing and disposing of a portfolio of assets from Westinghouse Electric Corporation, a Pennsylvania corporation ("WEC"), and certain of its subsidiaries (collectively the "Sellers") pursuant to an asset purchase agreement dated April 7, 1993 (the "APA"). In accordance with the APA, the economic interests in a majority of the assets purchased were transferred effective February 1, 1993 (date of commencement of operations), with interest paid to the Sellers from that date. The assets consisted primarily of performing and non-performing mortgage loans, owned real estate and investments in partnerships.

The assets were purchased by various substantially owned partnerships of the Partnership in several closings during 1993, for a total purchase price of approximately $1.1 billion. The acquisitions were financed with equity and borrowings from Lehman Commercial Paper, Inc. ("LCPI"), an indirect wholly-owned subsidiary of Lehman Brothers Holdings Inc. ("LBHI") (see Note 3).

The initial and beneficial partners of the Partnership were LW-GP1, L.P., a Delaware limited partnership, as general partner (the "General Partner"), and WEC, Westinghouse Credit Corporation ("WCC"), First Westinghouse Equities Corporation, First Hotel Investment Corporation, and LW-LP, Inc., all Delaware corporations, as limited partners. In May 1993, WCC merged with WEC. On July 12, 1993, First Westinghouse Equities Corporation and First Hotel Investment Corporation sold their entire limited partnership interests to Lennar L.W. Assets, Inc. ("Lennar"), a Florida corporation and wholly-owned subsidiary of Lennar Corporation and WEC and LW-LP, Inc. sold a portion of their limited partnership interests to Lennar. On September 5, 1995, WEC sold their entire limited partnership interest to LW-LP, Inc. of which LW-LP, Inc. then sold a portion to LFS Asset Corp., a Florida corporation and wholly-owned subsidiary of Lennar Corporation. As a result, of these transactions the ownership of the Partnership at December 31, 1996 and 1995 is:

             LW-GP1, L.P.                              1.00%
             LW-LP, Inc.                              73.75%
             Lennar L.W. Assets, Inc.                 10.00%
             LFS Asset Corp.                          15.25%

                LW Real Estate Investments, L.P. and Subsidiaries

1. BACKGROUND AND ORGANIZATION (CONTINUED)

The partners of LW-GP1, L.P. and LW-L.P., Inc. are indirect wholly-owned subsidiaries of LBHI. Prior to May 31, 1994, the American Express Company owned 100% of LBHI's common stock (the "Common Stock"), which represented approximately 93% of LBHI's voting stock. Effective May 31, 1994, LBHI became a widely held public company with its Common Stock traded on the New York Stock Exchange.

The Partnership agreement sets forth the basis for capital contributions and distributions to the partners, including the allocation of profits and losses. The Partnership continues until April 7, 2028, unless sooner dissolved by election of the partners or liquidation of substantially all of the portfolio investments.

2. SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Partnership and the consolidated accounts of LW-SP1, L.P., LW-SP2, L.P., LW-SP3, L.P. and LW-SP4, L.P. (the "Subpartnerships"). The Subpartnerships are Delaware limited partnerships owned substantially by the Partnership and formed for the sole purpose of acquiring, managing, financing and disposing of the assets purchased from the Sellers. All significant intercompany accounts and transactions have been eliminated in consolidation.

PORTFOLIO INVESTMENTS

At December 31, 1996 and 1995, portfolio investments consisted of the following (in thousands):

                                            1996          1995
                                          ---------     --------

Investment in mortgage loans               $10,074      $ 40,914
Real estate owned ("REO")                   46,046       134,744
Investments in partnerships and other
   entities                                 10,258        19,762
                                          ---------     --------
                                           $66,378      $195,420
                                          =========     ========

                LW Real Estate Investments, L.P. and Subsidiaries

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PORTFOLIO INVESTMENTS (CONTINUED)

At the portfolio acquisition date, the aggregate cost of the mortgage loans, REO and investments in partnerships and joint ventures was allocated to the individual assets based on their relative fair values. The portfolio is carried at the lower of cost, net of closing adjustments and principal reductions on the mortgage loans, or fair value. Direct costs of the acquisition were capitalized and included in the portfolio balance. The fair value of the Partnership's investment in mortgage loans approximated $28 million and $90 million at December 31, 1996 and 1995, respectively.

The Partnership recognizes interest income on the accrual basis for performing loans and on the cash basis for non-performing loans, including in-substance foreclosures. Non-performing loans are defined as 90 days delinquent or past maturity. Interest income previously accrued but not received for performing loans is reversed upon reclassification to non-performing. The Partnership recognizes net operating income or loss on REO in the statement of operations as earned. No depreciation is recorded on REO for financial reporting purposes.

As of December 31, 1996 and 1995 the Partnership's investment in mortgage loans consisted of commercial loans secured by properties in various states. Additionally, as of December 31, 1995 the Partnership's investment in mortgage loans included a loan that was secured by a property in Mexico. At December 31, 1996, the loans' collateral was concentrated in Maryland (36%) and Pennsylvania (32%); at December 31, 1995 the concentration was in Mexico (17%) and Missouri (18%).

                LW Real Estate Investments, L.P. and Subsidiaries

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PORTFOLIO INVESTMENTS (CONTINUED)

The Partnership's investment in real estate had significant concentrations in the U.S. Virgin Islands and various states as follows, at December 31 (in millions):

                                              REAL ESTATE
                                         -----------------------
                                          1996            1995
                                         ------          -----

          U.S. Virgin Islands             $  -           $  20
          Michigan                           -              20
          Florida                            8              16
          Louisiana                         17              15
          Pennsylvania                       9               -
          Other                             12              64
                                          ----           -----
                                          $ 46           $ 135
                                          ====           =====

The concentrations by the collateral types for mortgage loans and real estate are as follows, at December 31 (in millions):

                     MORTGAGE LOANS                   REAL ESTATE
                  ------------------------      -------------------------
                   1996           1995             1996           1995
                  ------         ------           ------         ------

Office            $  -            $ 15             $ 20          $  62
Hospitality          -               5                -             40
Retail               7               8               10             15
Multifamily          2              11                6              7
Land/Other           1               2               10             11
                  -----           -----            -----         ------
                  $ 10            $ 41             $ 46          $ 135
                  =====           =====            =====         ======

                LW Real Estate Investments, L.P. and Subsidiaries

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PORTFOLIO INVESTMENTS (CONTINUED)

As of December 31, 1995, a significant portion of the Partnership's investments in other than mortgage loans and real estate owned are accounted for by increasing the investment account for capital contributions and decreasing the investment account for distributions received. All distributions in excess of the carrying value are recorded as income.

In 1996, the Partnership received shares of common stock from one of its investments in partnerships and other entities. The shares were previously owned indirectly by the Partnership. These equity securities are being carried on the cost method as the shares represent approximately 6.8% ownership of the underlying company and under a lock-up agreement the Partnership is restricted from trading a portion of the shares until 1998 and the balance until 1999. The fair value of the publicly traded common stock of this company, without the trading restrictions imposed on the Partnership totaled $57.4 million at December 31, 1996.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

MULTICLASS PASS-THROUGH CERTIFICATES

Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. At December 31, 1996 and 1995 such debt securities are comprised solely of multiclass pass-through certificates. Multiclass pass-through certificates are classified as held-to-maturity when the Partnership has the positive intent and ability to hold the securities to maturity. Distributions received on held-to-maturity securities are accounted for by decreasing the carrying value. Distributions in excess of the carrying value will be recorded as income.

                LW Real Estate Investments, L.P. and Subsidiaries

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

MULTICLASS PASS-THROUGH CERTIFICATES (CONTINUED)

Multiclass pass-through certificates not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported directly to partners' capital. The cost of securities acquired was based on the relative fair values at the date acquired and the cost of securities sold is based on specific identification. Realized gains and losses and declines in the value judged to be other-than-temporary are included in the statement of operations. Interest and dividends on securities classified as available-for-sale is included in interest income from portfolio investments.

CASH AND CASH EQUIVALENTS

The Partnership considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

Excess cash is invested in investment grade institutional funds, some of which are sponsored by affiliates of LBHI. The funds consist of investment grade commercial paper, federal agency securities, municipal bonds, repurchase agreements, asset backed securities and/or U.S. Treasury bills.

DEFERRED AND OTHER ASSETS

At December 31, 1996 and 1995 deferred and other assets consisted of the following (in thousands):

                                                1996          1995
                                              -------       -------

    Deferred organization costs, net of
      accumulated amortization of $2,399
      and $2,101, respectively                 $   -        $   298
    Escrow deposits                              305          1,000
    Other                                        617          1,064
                                               ------       -------
                                               $ 922        $ 2,362
                                               ======       =======

                LW Real Estate Investments, L.P. and Subsidiaries

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED AND OTHER ASSETS (CONTINUED)

Organization costs are capitalized and amortized over 36 months. Escrow deposits consists mainly of funds held for mortgagees for property taxes and insurance premiums, with a corresponding liability included in accounts payable and accrued liabilities.

FAIR VALUES

The fair value of the Partnership's investment in mortgage loans and multiclass pass-through certificates (see Note 9) was determined based on the discounted value of future cash flows expected to be received. The discount rates used take into account management's estimates for risk. The carrying value of cash and cash equivalents and restricted cash and cash equivalents approximates the fair value. The fair value of the Partnership's long-term debt (see Note 3) is estimated using discounted cash flow analysis, based upon the Partnership's estimated borrowing rates for similar types of borrowing arrangements.

INCOME TAXES

The consolidated financial statements include no provision for income taxes, except for wholly-owned corporate subsidiaries, since pursuant to the statutes and regulations of the applicable federal, state and local taxing authorities, each item of income, gain, loss, deduction or credit is reportable by the partners. For wholly-owned corporate subsidiaries, income taxes are provided on taxable income at the statutory rates applicable to such income which resulted in an accrued liability of $250,000 and $1.4 million as of December 31, 1996 and 1995, respectively. Income tax expense has been recorded as other expense in the statements of operations.

                LW Real Estate Investments, L.P. and Subsidiaries

3. LOANS PAYABLE

LOAN PAYABLE TO LCPI

In order to finance the purchase of the portfolio investments, the Partnership obtained a loan from LCPI (the "Loan"), which included a one percent commitment fee of approximately $7.6 million. The Loan is evidenced by a promissory note, collateralized by all of the portfolio investments, and bears interest at the three month London Interbank Offering Rate ("LIBOR") plus 4.25% (approximately 10.125% at December 31, 1995). Interest incurred and paid on this loan totaled approximately $1 million during 1995 and was insignificant in 1996.

Quarterly payments of interest are required on the last day of each interest period (February 18, May 18, August 18, and November 18, collectively the payment dates). A mandatory principal prepayment is required on any payment date to the extent the Partnership has an available distribution amount, defined in the Loan agreement as excess funds in the Central account, and at any time the balance in the Central account reaches $50 million. Additionally, the Loan may be prepaid once per month without penalty.

The Loan agreement requires the Partnership to maintain restrictive cash accounts (see Note 5) for potential debt service shortfalls (the "Liquidity Account"), collection of proceeds from portfolio investments (the "Central Account"), and to meet the Partnership's working capital needs (the "Working Capital Account"). In February 1994, the Working Capital Account funds were released to the Central Account and made available for payment of debt. Additionally, the Loan agreement contains certain restrictive covenants, among which are limitations on cash distributions to partners and other payments until the loan is paid in full.

The Loan was paid down to a balance of $10,000 on February 2, 1995 as a result of cash received from the Series 1995 C1 offering of multiclass pass-through certificates (see Note 8). No amounts were available for borrowing at December 31, 1996 or 1995. In conjunction with the paydown, the requirement for the Liquidity Account was eliminated. The remaining balance was paid off on February 28, 1996.

At December 31, 1995, the carrying amount of the loan payable approximated its fair value.

                LW Real Estate Investments, L.P. and Subsidiaries

3. LOANS PAYABLE (CONTINUED)

LOANS PAYABLE

At December 31, 1996 and 1995, loans payable includes approximately $25.2 and $48.5 million owed to Structured Asset Securities Corporation ("SASCO"), an indirect wholly-owned subsidiary of LBHI. Such loans are nonrecourse, secured by the related REO (with carrying values of $24.4 and $46.5 million at December 31, 1996 and 1995, respectively) and applicable leases and bear interest, primarily at fixed rates, ranging from 8.5% to 9.0%. Generally principal and interest are payable monthly with principal amortization calculated on a twenty-five year basis. The loans mature at various dates through May 2004.

Additionally, at December 31, 1995, loans payable also includes $10.4 million in loans payable to unaffiliated third parties. There were no loans payable to unaffiliated third parties at December 31, 1996.

The following is a summary of the aggregate amount of maturities due for the loans payable at December 31, 1996 (in thousands):

Year ending December 31,
  1997                                          $    365
  1998                                               398
  1999                                            12,774
  2000                                               241
  2001                                             7,806
  Thereafter                                       3,628
                                                --------
Total                                           $ 25,212
                                                ========

At December 31, 1996 and 1995, the carrying value of the loans approximated the fair value.

                LW Real Estate Investments, L.P. and Subsidiaries

4. INTEREST RATE SWAP AGREEMENTS (CONTINUED)

Swap agreements purchased prior to 1995 were terminated on February 2, 1995, and as a result the Partnership received approximately $21.2 million in settlement fees. The settlement fees are included in other income in 1995.

5. SERVICING AND GENERAL PARTNER FEES

The Partnership pays a servicing fee to Lennar Partners, Inc. ("LP"), a wholly-owned subsidiary of Lennar Corporation, pursuant to a Servicing Agreement between LP and the Partnership dated July 12, 1993. Total servicing fees earned by LP for the period ended December 31, 1996 and 1995 were approximately $11.9 million and $4.1 million, respectively. The 1996 and 1995 servicing fees include $10.6 million and $1 million in incentive compensation, respectively.

The Partnership pays a management fee to the General Partner, as defined in the Partnership agreement. Total fees earned by the General Partner during 1995 were approximately $.4 million. The General Partner has earned the maximum management fees allowed by the Partnership agreement and will receive no additional fees. Accordingly, no fees were paid to the General Partner during 1996.

The Partnership has a revolving line of credit note receivable from Lennar Partners, a wholly-owned subsidiary of Lennar Corporation. At December 31, 1996 and 1995 the receivable balance was approximately $2.5 million and $2.3 million, respectively. Interest accrues at prime and the line of credit, which is unsecured, has a limit of $2.5 million. Interest income recognized by the Partnership was $208,000 and $131,000 in 1996 and 1995, respectively. The line of credit matures on the earlier of 45 days after the sale of the certain of the multiclass pass-through certificates or the dissolution of the Partnership.

                LW Real Estate Investments, L.P. and Subsidiaries

6. COMMITMENTS AND CONTINGENCIES

Total unfunded commitments of the Partnership related to investments in partnerships was limited to $35.7 million as of December 31, 1996 and 1995.

The Partnership is a defendant in several lawsuits related to its role as creditor whereby the borrowers are alleging various claims including tortuous interference in their business and seeking damages of specified and unspecified amounts. In every case, the Partnership is vigorously disputing the charges and in some cases has filed counterclaims. Management believes that the litigation and claims will not have a material adverse affect on the Partnership.

7. SIGNIFICANT DISPOSITIONS OF PORTFOLIO INVESTMENTS

SERIES 1994 C1 OFFERING

In April 1994, the Partnership sold mortgage loans with a carrying value of approximately $173 million to SASCO to be included in a public offering of multiclass pass-through certificates, referred to as the 1994 Series C1 offering. The certificates represent beneficial interests in a trust whose primary assets are commercial mortgage loans. In exchange, the Partnership received $154 million in cash and various classes of multiclass pass-through certificates (Classes G and H and residual interests in certain of its mortgage loans) with an estimated fair value of approximately $17.2 million.

During 1995, the Partnership purchased certain Class X certificates in the amount of $4.8 million. As of December 31, 1995 and 1996 the carrying value of all the Series 1994 C1 certificates is $15.1 million and $11.9 million, respectively. These certificates are included in the total of multiclass pass-through certificates on the accompanying balance sheet (see Note 9).

                LW Real Estate Investments, L.P. and Subsidiaries

7. SIGNIFICANT DISPOSITIONS OF PORTFOLIO INVESTMENTS (CONTINUED)

SERIES 1995 C1 OFFERING

In December 1994, the Partnership sold to SASCO mortgage loans with a carrying value of $205 million and received in exchange its prorata share of various classes of pass-through certificates (Classes A through H) to be included in offerings referred to as the Series 1995 C1 offering. The certificates represent beneficial interests in a trust whose primary assets are commercial mortgage loans.

In February 1995, the Partnership sold the Class A through D certificates to an affiliate of LBHI and received approximately $213 million in cash. Of such amount, approximately $112 million was used to substantially repay the Partnership's outstanding debt to LCPI and the balance was distributed to the Partnership partners. At the same time, the affiliate of LBHI completed the sale of substantially all of the Class A through D certificates to the public.

In March 1995, the Partnership sold half of the Class E certificates to an affiliate of LBHI for approximately $8 million. At the same time, the affiliate of LBHI completed the sale of such Class E certificates to third parties. The Partnership retained the remaining Class E certificates as well as the Class F, G and H certificates. The entire transaction resulted in a gain of $38.5 million. The Series 1995 C1 retained certificates are included in the total multiclass pass-through certificates on the accompanying balance sheet (see Note
9).

In April 1996, the remaining Class E certificates with a basis of $5.3 million were sold resulting in a gain of $3.7 million. The Partnership sold these certificates due to favorable market conditions.

The Partnership paid fees of $5.6 million to affiliates of LBHI and approximately $300,000 in fees were paid to Lennar, related to the Series 1995 C1 offering. Lennar Partners, Inc. was named special servicer of the offering.

                LW Real Estate Investments, L.P. and Subsidiaries

8. MULTICLASS PASS-THROUGH CERTIFICATES

As described in Note 8, the Partnership sold certificates with a cost of $5.3 million and recognized a gain of $3.7 million in 1996, due to favorable market valuations of its certificates. In 1995, certificates with a cost of $205 million were sold and the Partnership recognized a gain of $38.5 million.

At December 31, 1995, the Partnership classified all of the Multiclass Pass-Through Certificates in the held-to-maturity category, as it was the Partnership's intent to do so. The Multiclass Pass-Through Certificates were reclassified to the available-for-sale category during 1996 due to management's sale of certain certificates and its assessment of the market for the remaining certificates.

The following is a summary of securities held as of December 31 (in thousands):


                                                   ESTIMATED
                                                     FAIR       CARRYING
                                       COST          VALUE        VALUE
                                      -------      ---------    --------
DECEMBER 31, 1996

Available-for-Sale Securities:
  Multiclass Pass-Through
   Certificates, Series 1994 C1,
   Classes G, H, X-1A, X-1B and X-2   $  5,271     $  6,530    $  6,530

  Multiclass Pass-Through
   Certificates, Series 1995 C1,
   Classes F, G and H                   10,845       14,813      14,813
                                      --------     --------    --------
Total                                   16,116       21,343      21,343

Held-to-Maturity:
  Certain residual interests in
   mortgage loans                        6,679        6,679       6,679
                                      --------     --------    --------
Total Multiclass Pass-Through
  Certificates                        $ 22,795     $ 28,022    $ 28,022
                                      ========     ========    ========

                                                   ESTIMATED
                                                     FAIR       CARRYING
                                       COST          VALUE        VALUE
                                      -------      ---------    --------
DECEMBER 31, 1995

Held-to-Maturity Securities:
  Multiclass Pass-Through
   Certificates, Series 1994 C1,
   Classes G, H, X-1A, X-1B and X-2
   and certain residual interests
   in mortgage loans                  $ 15,142     $ 16,359    $ 15,142

  Multiclass Pass-Through
   Certificates, Series 1995 C1,
   Classes E, F, G and H                19,102       19,855      19,102
                                      --------     --------    --------
Total Multiclass Pass-Through
  Certificates                        $ 34,244     $ 36,214    $ 34,244
                                      ========     ========    ========


The multiclass pass-through certificates were purchased at discounts ranging from 45% to 99% of par value. The discounts reflected anticipated payment performance which is expected to vary from contractual maturities. Such maturities generally range from two to ten years.

                LW Real Estate Investments, L.P. and Subsidiaries

9. MINIMUM RENTAL UNDER LEASES

Minimum future rentals under operating leases in effect at December 31, 1996 under which the Partnership is lessor are summarized as follows (in thousands):

Year ending December 31,
  1997                                          $  9,957
  1998                                             8,083
  1999                                             7,135
  2000                                             6,725
  2001                                             6,429
  Thereafter                                      18,203
                                                --------
Total                                           $ 56,532
                                                ========

Minimum rentals exclude percentage rentals, which generally are based on operations of lessees, and fees for maintenance of common areas.

                            SUPPLEMENTAL INFORMATION



                LW REAL ESTATE INVESTMENTS, L.P. AND SUBSIDIARIES

                           CONSOLIDATING BALANCE SHEET

                                December 31, 1996



                                                                                                     ELIMINATION
                                   LW-SP1    LW-SP2      LW-SP3      LW-SP4       LWREI    SUBTOTAL    ENTRIES    CONSOLIDATED
                                 ---------- ---------  --------    ---------   --------- ----------  ----------   ------------

                                                                    (dollars in thousands)
ASSETS
Cash and cash equivalents          $    --   $  1,135      $ --         $ --     $ 6,370    $ 7,505         $ --       $ 7,505
Restricted cash and cash
  equivalents                           --         --        --           --          --         --           --            --
Intercompany                           332      5,937        (3)         136      (6,402)        --           --            --
Receivables                             --      2,938        --          362          --      3,300           --         3,300
Prepaid expenses                        --        257        --           --          --        257           --           257
Multiclass pass-through
  certificates                          --     27,970        52           --          --     28,022           --        28,022
Portfolio investments                7,623     58,755        --           --          --     66,378           --        66,378
Deferred and other assets, net
  of accumulated amortization
  of $10,282                            --        922        --           --          --       922            --           922
Investments in partnerships             --         --        12          (13)   (218,936)  (218,937)     218,937            --
                                 ---------- ---------  ---------    ---------   --------  ----------   ----------  -----------
Total assets                       $ 7,955   $ 97,914      $ 61         $485   $(218,968) $(112,553)    $218,937      $106,384
                                 ========== =========  =========    =========  ========== ==========   ==========  ===========

LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued
  liabilities                       $  14    $  2,400      $  --         $ --      $ --     $ 2,414         $ --         2,414
Loans payable, including
  accrued interest of $351             --      25,391         --           --        --      25,391           --        25,391
Minority interest                      --         175         --           --        --         175          609           784
                                 ---------- ---------  ---------    ---------   ---------  ---------   ----------  -----------
Total liabilities                       14     27,966         --           --        --       27,980          609       28,589
Partners' capital (deficit)          7,941     64,825          9          485   (218,968)   (145,708)     218,328       72,620
Unrealized gain on
  available-for-sale securities        --       5,123         52           --        --       5,175           --         5,175
                                 ---------- ---------  ---------   ----------  ---------- ----------  ----------   -----------
Total liabilities and partners'
  capital                          $ 7,955   $ 97,914       $ 61         $485  $(218,968) $(112,553)    $218,937      $106,384
                                 ========== =========  =========   ==========  ========== ==========  ==========   ===========


                                   LW REAL ESTATE INVESTMENTS, L.P. AND SUBSIDIARIES

                                         CONSOLIDATING STATEMENT OF OPERATIONS

                                              Year ended December 31, 1996


                                                                                                  ELIMINATION
                                LW-SP1     LW-SP2     LW-SP3     LW-SP4     LWREI      SUBTOTAL     ENTRIES     CONSOLIDATED
                               --------   --------   --------   --------   --------    ---------   ---------   -------------
                                                                    (dollars in thousands)
REVENUES
Interest income from
  portfolio investment            $  --     $4,516      $ --       $ --       $ --        $4,516      $  --         $ 4,516
Net operating income from
  real estate owned                  --      7,081        --         --         --         7,081         --           7,081
Net gain on dispositions of
  portfolio investments              25     88,565        --         --         --        88,590         --          88,590
Net gain on sale of
  multiclass pass-through
  certificates                       74        897        (1)        62         --         1,032         --           1,032
Other income                         --         --        38        572         --           610       (610)             --
                               ---------  --------     ------   -------     -------    ---------     --------     ---------
Total revenues                       99    101,059        37        634         --       101,829       (610)        101,219

EXPENSES
General and administrative
  expenses                          925     11,966        --          1          1        12,893         --          12,893
Interest expense                     --        893        --         --         --           893         --             893
Writedown of portfolio
  investments                        --      4,448        --         --         --         4,448         --           4,448
Net loss from investments in
  partnerships                       29        269                   --         --          298          --            298
Other expenses including
  amortization                      235      1,330        --         22         13         1,600         --           1,600
                               --------   --------    ------    -------    -------     ---------    -------       ---------

Total expenses                    1,189     18,906        --         23         14        20,132         --          20,132
Minority interest                    --         --        --         --         --            --        811             811
                               --------   --------    ------     -------    -------    ---------    --------     ----------
Net income (loss)              $(1,090)    $82,153       $37        $611      $(14)      $81,697    $(1,421)        $80,276
                               ========   ========    ======     =======    =======    =========    ========     ==========

                            LNR PROPERTY CORPORATION

                                   SCHEDULE II

                        VALUATION AND QUALIFYING ACCOUNTS

                  YEARS ENDED NOVEMBER 30, 1996, 1995 AND 1994

                                                                                ADDITIONS
                                                                       -----------------------------
                                                                         CHARGED         CHARGED
                                                            BEGINNING    TO COSTS     (CREDITED) TO                       ENDING
                     DESCRIPTION                             BALANCE   AND EXPENSES  OTHER  ACCOUNTS   (DEDUCTIONS)       BALANCE
- ------------------------------------------------------     ----------  ------------  ---------------    ----------     -----------
Year ended November 30, 1996

   Allowances deducted from assets to which they apply:

       Allowances for doubtful accounts and notes
          receivable                                       $   871,000     511,000             0         (444,000)          938,000
                                                           ===========   =========    ==========       ==========        ==========
       Deferred income and unamortized discounts           $13,112,000           0      (746,000) (B)  (1,515,000) (A)   10,851,000
                                                           ===========   =========    ==========       ==========        ==========
       Loan loss reserve                                   $         0   1,869,000     1,396,000       (1,194,000)        2,071,000
                                                           ===========   =========    ==========       ==========        ==========
       Valuation allowance                                 $   340,000   2,711,000       580,000         (723,000)        2,908,000
                                                           ===========   =========    ==========       ==========        ==========
Year ended November 30, 1995

   Allowances deducted from assets to which they apply:

       Allowances for doubtful accounts and notes
          receivable                                       $   273,000   1,190,000         4,000        (596,000)           871,000
                                                           ===========   =========    ==========       =========         ==========
       Deferred income and unamortized discounts           $10,600,000           0     4,186,000 (B)   (1,674,000) (A)   13,112,000
                                                           ===========   =========    ==========       ==========        ==========
       Valuation allowance                                 $   172,000           0       168,000                0           340,000
                                                           ===========   =========    ==========       ==========        ==========

Year ended November 30, 1994

   Allowances deducted from assets to which they apply:

       Allowances for doubtful accounts and notes
           receivable                                      $   112,000     477,000      69,000          (385,000)           273,000
                                                           ===========   =========   =========       ===========        ===========
       Deferred income and unamortized discounts           $ 5,547,000           0   8,209,000 (B)    (3,156,000) (A)    10,600,000
                                                           ===========   =========   =========       ===========        ===========
       Valuation allowance                                 $    88,000           0      84,000                 0            172,000
                                                           ===========   =========   =========       ===========        ===========

Notes:
(A) Includes amortization of discounts, reduction of discounts on sold loans and recognition of deferred income.
(B) Includes discounts on mortgages purchased.

                            LNR PROPERTY CORPORATION

                                  Schedule III

                  Real Estate and Accumulated Depreciation (D)

                          Year ended November 30, 1996

                                                                        COSTS CAPITALIZED
                                                   INITIAL COST            SUBSEQUENT TO         GROSS AMOUNT AT WHICH
                                                    TO COMPANY              ACQUISITION        CARRIED AT CLOSE OF PERIOD
                                            -------------------------  ----------------------- --------------------------
                                                         BUILDING AND                CARRYING
    DESCRIPTION              ENCUMBRANCES      LAND      IMPROVEMENTS  IMPROVEMENTS    COSTS    LAND (A)    BUILDINGS (A)
- --------------------------   ------------   ---------    ------------  ------------ ---------- ----------   -------------
Rental apartment property:
   Dade County, Florida       $21,032,000   1,872,000      9,063,000     4,623,000    360,000   2,046,000    13,872,000
Rental office property:
   Dade County, Florida        16,839,000   1,779,000          --       13,577,000  1,959,000   4,319,000    12,996,000
Hotel:
   Broward County, Florida          --      1,000,000      3,478,000     8,850,000    367,000   1,367,000    12,328,000
Rental apartment property:
   Dade County, Florida             --      3,526,000      9,999,000         --         --      3,526,000     9,999,000
Rental office property:
   Orange County, California        --      3,839,000     15,356,000         --       120,000   3,862,000    15,453,000
Rental office property:
   Fulton County, Georgia           --      5,238,000     20,020,000       114,000      --      5,238,000    20,134,000
Other miscellaneous
 properties which are
 individually less than
 5% of total                   33,771,000  37,427,000     67,777,000    21,474,000  2,192,000   41,102,000   87,768,000
                              -----------  ----------    -----------    ----------  ---------   ----------  -----------
                              $71,642,000  54,681,000    125,693,000    48,638,000  4,998,000   61,460,000  172,550,000
                              ===========  ==========    ===========    ==========  =========   ==========  ===========

[BELOW IS RESTUB OF ABOVE]


                                    GROSS
                                   AMOUNT
                                  AT WHICH
                                  CARRIED                                  DATE OF
                                  AT CLOSE             ACCUMULATED      COMPLETION OF     DATE
    DESCRIPTION                   OF PERIOD           DEPRECIATION (B)   CONSTRUCTION   ACQUIRED
---------------------------     -----------           ----------------  -------------   --------
                                  TOTAL (C)
                                -----------
Rental apartment property:
   Dade County, Florida            15,918,000            9,631,000          1979         1977
Rental office property:
   Dade County, Florida            17,315,000            2,852,000        Various        1980
Hotel:
   Broward County, Florida         13,695,000            2,709,000        Various        1987
Rental apartment property:
   Dade County, Florida            13,525,000            1,873,000        Various        1991
Rental office property:
   Orange County, California       19,315,000              825,000         1989          1994
Rental office property:
   Fulton County, Georgia          25,372,000              447,000         1973          1996
Other miscellaneous
 properties which are
 individually less than
 5% of total                      128,870,000           13,634,000        Various       Various
                                  -----------           ----------
                                  234,010,000           31,971,000
                                  ===========           ==========

Notes:
(A) Includes related improvements and capitalized carrying costs.
(B) Depreciation is calculated using the straight-line method over the estimated useful lives which vary from 15 to 40 years.
(C) The aggregate cost of the listed property for federal income tax purposes was $183,972,000 at November 30, 1996.
(D) The listed real estate includes operating properties completed or under construction.
(E) Reference is made to Notes 1 and 7 of the combined financial statements.
(F) The changes in the total cost of investment properties and accumulated depreciation for the years ended November 30, 1996, 1995 and 1994 are as follows (in thousands):

                                           1996        1995         1994
                                         --------    --------     -------
Cost:
   Balance at beginning of year          $204,833     206,022     167,276
   Additions, at cost                      34,410       6,808      53,156
   Accounting change                           --          --       7,482
   Cost of real estate sold                (9,051)     (8,304)    (11,802)
   Transfers                                3,818         307     (10,090)
                                         --------    --------     -------
      Balance at end of year             $234,010     204,833     206,022
                                         ========    ========     =======

Accumulated depreciation:
   Balance at beginning of year          $ 28,686      25,763      22,149
   Depreciation and amortization
     charged against earnings               5,170       4,992       4,202
   Accounting change                           --          --          --
   Depreciation on real estate sold        (1,885)     (2,069)       (351)
   Depreciation on transfers                   --          --        (237)
                                         --------    --------     -------
      Balance at end of year             $ 31,971      28,686      25,763
                                         ========    ========     =======

                            LNR PROPERTY CORPORATION

                                   Schedule IV

                          Mortgage Loans on Real Estate

                                November 30, 1996
                                                                                                                          PRINCIPAL
                                                                                                                            AMOUNT
                                                                                                                          OF LOSSES
                                                                                                                          SUBJECT TO
                                                                                                                          DELINQUENT
                                                                                                             CARRYING     PRINCIPAL
                                                  FINAL          PERIODIC                    FACE AMOUNT    AMOUNT OF        OR
        DESCRIPTION            INTEREST RATE  MATURITY DATE   PAYMENT TERMS    PRIOR ITEMS    MORTGAGES   MORTGAGES(A)(B) INTEREST
-----------------------------  -------------  -------------   -------------    -----------   -----------  --------------- ---------
First mortgage notes
 secured by real estate:
  Retail Shopping Center -
      Harris County, TX             9.5%         1996        Varying payment                $  3,703,850    3,354,518
  Office Building - Pasadena
      County, California            7.8%         2003        Varying payment                  16,800,000   12,146,550
  Residential Land -
      Dade County, FL            Prime + 1%      1998        Varying payment                   5,729,828    5,629,828
  Hotel - Burlington
      County, NJ                    9.5%         1999        Varying payment                   4,500,000    4,194,138
  Other                         6% - 14.58%   1997 - 2017       Various                       44,207,978   35,209,797
                                                                                                          -----------
                                                                                                           60,534,831

Second mortgage notes
 secured by real estate:
  Residential Land -
      Dade County, Florida       Prime + 2%      2001         Varying payment   $ 5,629,828    4,400,000    4,400,000
  Residential Land -
      Orange County,
      California                   12.0%         1998         Varying payment     7,002,798    4,905,790    4,882,479
                                                                                                          -----------
                                                                                                            9,282,479
                                                                                                          -----------
                                                                                                           69,817,310
Loan loss reserve                                                                                           2,070,993
                                                                                                          -----------
                                                                                                           67,746,317
                                                                                                          ===========

Notes:

(A) For Federal income tax purposes, the aggregate basis of the listed mortgages was $67,746,317 at November 30, 1996
(A) Carrying amounts are net of unamortized discounts and valuation allowance
(B) The changes in the carrying amounts of mortgages for the years ended November 30, 1996, 1995 and 1994 are as follows:

                                         1996           1995          1994
                                     -----------   ------------   ------------
Balance at beginning of year         $53,550,991     55,893,465     40,313,679
Additions (deductions):
   New mortgage loans, net            77,369,000     42,572,000     89,478,116
   Collections of principal          (53,346,648)   (44,495,367)   (71,162,962)
   Transfers to Lennar Corporation    (7,063,000)    (1,779,000)    (4,210,000)
   Amortization of discount              488,000        344,175        445,000
   Deferred income recognized                  -      1,065,283              -
   Other                              (3,252,026)       (49,565)     1,029,632
                                     -----------    -----------   ------------
Balance at end of year               $67,746,317     53,550,991     55,893,465
                                     ===========    ===========   ============

                                  SIGNATURES


     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        LNR PROPERTY CORPORATION



                                        By:  /s/ STEVEN J. SAIONTZ
                                              Steven J. Saiontz
                                              Chief Executive Officer


Date: September 18, 1997

                                  EXHIBIT INDEX



EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------

99.1          Letter Ruling from the Internal Revenue Service.